UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Outdoor Channel Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Outdoor Channel Holdings, Inc.

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Outdoor Channel Holdings, Inc., a Delaware corporation (“Outdoor Channel”), which will be held on [—], 2013, at 9:00 a.m., Pacific Time, at Outdoor Channel’s facilities located at 43455 Business Park Drive, Temecula, California 92590.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt a merger agreement pursuant to which Outdoor Channel would be acquired by Kroenke Sports & Entertainment, LLC, a Delaware limited liability company, and other related proposals. We entered into this merger agreement on March 13, 2013. If the merger is completed, you will be entitled to receive $8.75 in cash, without interest and less any applicable withholding taxes, for each share of Outdoor Channel common stock that you own.

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Outdoor Channel and our stockholders. Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement.

Your vote is very important, regardless of the number of shares of Outdoor Channel common stock you own. We cannot consummate the merger unless the merger agreement is adopted by the affirmative vote of a majority of the outstanding shares of Outdoor Channel common stock entitled to vote at the special meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement.

In addition, the U.S. Securities and Exchange Commission has adopted rules that require us to seek an advisory (non-binding) proposal to approve the “golden parachute” compensation payable or that could become payable to Outdoor Channel’s named executive officers in connection with the merger pursuant to pre-existing arrangements with those individuals. Our board of directors unanimously recommends that you vote “FOR” approval on an advisory (non-binding) basis of the “golden parachute” compensation payable or that could become payable to the named executive officers of Outdoor Channel in connection with the merger.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement, including all information included or incorporated by reference therein, and the merger agreement carefully and in their entirety. You may also obtain more information about Outdoor Channel from documents we have filed with the U.S. Securities and Exchange Commission.

Thank you for your ongoing support of Outdoor Channel and your consideration of this matter.

Sincerely,

Perry T. Massie, Co-Chairman of the Board

Outdoor Channel Holdings, Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits of the merger agreement, the merger or the other transactions contemplated by the merger agreement or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [•], 2013 and is first being mailed to stockholders on or about [—], 2013.

Outdoor Channel Holdings, Inc.

43455 Business Park Drive

Temecula, CA 92590

(951) 699-6991

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [—], 2013

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders of Outdoor Channel Holdings, Inc., a Delaware corporation (“Outdoor Channel”). The meeting will be held on [—], 2013, at 9:00 a.m., Pacific Time, at Outdoor Channel’s facility located at 43455 Business Park Drive in Temecula, California, for the following purposes:

1.	To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of March 13, 2013 (the “merger agreement”), by and among Outdoor Channel, Kroenke Sports & Entertainment, LLC, a Delaware limited liability company (“KSE”), and KSE Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of KSE.

2.	To consider and vote upon an advisory (non-binding) proposal to approve the “golden parachute” compensation payable or that could become payable to Outdoor Channel’s named executive officers in connection with the merger pursuant to pre-existing arrangements with those individuals.

3.	To consider and vote upon an adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to vote in favor of adoption of the merger agreement.

Outdoor Channel’s board of directors has unanimously approved the merger agreement and determined that the merger and other transactions contemplated by the merger agreement are fair to, advisable to and in the best interests of Outdoor Channel and our stockholders, and recommends that its stockholders vote “FOR” adoption of the merger agreement, “FOR” approval on an advisory (non-binding) basis of the “golden parachute” compensation payable or that could become payable to the named executive officers of Outdoor Channel in connection with the merger and “FOR” an adjournment of the Outdoor Channel special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to vote in favor of adoption of the merger agreement.

The board of directors of Outdoor Channel has fixed [—], 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Outdoor Channel common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Outdoor Channel had [—] shares of common stock outstanding and entitled to vote.

You have the option to revoke your proxy at any time prior to the meeting or to vote your shares personally on request if you attend the meeting. If you do not vote in favor of the adoption of the merger agreement, you will have the right to seek appraisal of the fair value of your shares of Outdoor Channel common stock, as determined by the Delaware Court of Chancery, but only if you properly perfect your appraisal rights under the Delaware General Corporation Law.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Outdoor Channel common stock entitled to vote on the record date for the special meeting is required for adoption of the merger agreement (Proposal No. 1). If a quorum is present, the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the special meeting is being sought with respect to the advisory vote regarding certain executive compensation (Proposal No. 2). If a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the special meeting is required to approve an adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to vote in favor of adoption of the merger agreement (Proposal No. 3).

Whether or not you expect to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card or voting instruction card as promptly as possible in order to ensure we receive your proxy with respect to your shares. Instructions are shown on the proxy or voting instruction card. A return envelope (which is postage pre-paid if mailed in the United States) is enclosed for your convenience.

If you sign, date and mail your proxy card or voting instruction card without indicating how you wish to have your shares voted, the shares represented by the proxy will be voted in favor of adoption of the merger agreement (Proposal No. 1), in favor of the advisory (non-binding) vote on “golden parachute” compensation (Proposal No. 2) and in favor of an adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to vote in favor of adoption of the merger agreement (Proposal No. 3). If you fail to return your proxy card, or if your shares are held in “street name” and you do not instruct your broker how to vote your shares by failing to complete the voting instruction card, the effect will be as though you cast a vote “against” the adoption of the merger agreement. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person prior to the close of voting at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy issued in your name from that record holder and present it at the special meeting.

Please do not send any stock certificates or documents representing your ownership of Outdoor Channel common stock at this time. If the merger agreement is adopted by the Outdoor Channel stockholders, you will receive a subsequent letter explaining what to do.

If you have any questions concerning the merger or this proxy statement, would like additional copies or need help voting your shares of Outdoor Channel common stock, please contact Outdoor Channel:

Outdoor Channel Holdings, Inc.

43455 Business Park Drive

Temecula, CA 92590

(951) 699-6991

BY ORDER OF THE BOARD OF DIRECTORS,

Perry T. Massie

Co-Chairman of the Board

Temecula, California

[—], 2013

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Outdoor Channel from documents that are not included in or delivered with this document. You may have already been sent some of the documents incorporated by reference, but you can obtain any of them through the website of the U.S. Securities and Exchange Commission, which we refer to as the SEC, at http://www.sec.gov or from Outdoor Channel, excluding all exhibits (unless an exhibit has been specifically incorporated herein by reference), by requesting them in writing or by telephone from Outdoor Channel at the following address or telephone number:

Outdoor Channel Holdings, Inc.

43455 Business Park Drive

Temecula, CA 92590

(951) 699-6991

You can also get more information by visiting Outdoor Channel’s website at www.outdoorchannel.com. Website materials are not part of this proxy statement.

You will not be charged for any of these documents that you request. If you request any incorporated documents, Outdoor Channel will strive to mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

See “Where You Can Find More Information” on page 88.

i

Annex A	Agreement and Plan of Merger, dated as of March 13, 2013, by and among Outdoor Channel Holdings, Inc., Kroenke Sports & Entertainment, LLC, and KSE Merger Sub, Inc.
Annex B	Opinion of Lazard Frères & Co. LLC
Annex C	Delaware General Corporation Law § 262

ii

SUMMARY

This summary highlights some of the information contained elsewhere in this proxy statement. It is not complete and may not contain all of the information that is important to you with respect to the merger. Unless otherwise indicated in this proxy statement or the context otherwise requires, throughout this proxy statement we generally refer to Outdoor Channel Holdings, Inc. and, where applicable, its consolidated subsidiaries as “Outdoor Channel,” Kroenke Sports & Entertainment, LLC as “KSE,” KSE Merger Sub, Inc., a wholly owned subsidiary of KSE, as “Merger Sub,” Thomas H. Massie, Perry T. Massie, and their affiliated entities, Musk Ox Investments, LP, The Wilma M. Massie Trust dated June 3, 1994, The Wilma M. Massie Irrevocable Trust dated April 27, 1994, Massie Family Trust dated May 23, 2007, Perry T. Massie & Sandra Lynn Massie Trust dated October 14, 1997, The Perry and Sandy Massie Foundation and The Thomas and Cindy Massie Foundation as the “Massie Parties” and the Agreement and Plan of Merger, dated as of March 13, 2013, by and among Outdoor Channel, KSE and Merger Sub, as the “merger agreement.” We urge you to read carefully this entire proxy statement, including the materials included or incorporated by reference herein, and the other documents we refer you to for a more complete understanding of the proposed merger. See “Where You Can Find More Information.” Certain items in this summary include a page reference directing you to a more complete description of that item.

The Companies (see page 18)

Outdoor Channel Holdings, Inc.

43455 Business Park Drive

Temecula, CA 92590

Telephone: (951) 699-6991

Outdoor Channel, a Delaware corporation, is an entertainment and media company with operations in the following three segments:

THE OUTDOOR CHANNEL: The Outdoor Channel, Inc. segment is comprised of The Outdoor Channel, Inc., a Nevada corporation and a wholly owned indirect subsidiary of Outdoor Channel. It operates Outdoor Channel®, a national television network devoted to traditional outdoor related lifestyle programming and outdoorchannel.com.

PRODUCTION SERVICES: Outdoor Channel’s Production Services segment is comprised of Winnercomm, Inc., a Delaware corporation. Winnercomm’s businesses relate principally to the production, development and marketing of sports and outdoor related programming and production activities and to website development, management and hosting services.

AERIAL CAMERAS: Outdoor Channel’s aerial cameras segment, which we refer to as the Aerial Cameras business unit, is comprised of CableCam, LLC and SkyCam, LLC, both Delaware limited liability companies. The Aerial Cameras business unit relates principally to the providing of suspended aerial camera services to media networks for inclusion in those networks’ production of sporting events.

For the year ended December 31, 2012, contributions to Outdoor Channel’s consolidated revenues from its segments were as follows: The Outdoor Channel 79%, Production Services 5% and the Aerial Cameras business unit 16%.

Kroenke Sports & Entertainment, LLC

1000 Chopper Circle

Denver, Colorado 80204

Telephone: (303) 405-1000

PepsiCenter.com

Denver-based Kroenke Sports & Entertainment is one of the world’s leading sports ownership, entertainment and management groups. KSE and its affiliates own and operate Pepsi Center, the Paramount Theatre, Dick’s Sporting Goods Park, the Colorado Avalanche (NHL), Denver Nuggets (NBA), Colorado Mammoth (NLL) and Colorado Rapids (MLS). Additional properties under KSE’s umbrella include Altitude Sports & Entertainment, a 24-hour regional television network; Altitude Authentics, the company’s official retail provider; and TicketHorse, the official ticketing provider for KSE teams and venues. KSE is also a 50 percent partner in the World Fishing Network, which has headquarters in Colorado and Toronto.

KSE Merger Sub, Inc.

1000 Chopper Circle

Denver, Colorado 80204

Telephone: (303) 405-1000

PepsiCenter.com

KSE Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of KSE, was formed solely for the purpose of facilitating KSE’s acquisition of Outdoor Channel. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Merger Sub will merge with and into Outdoor Channel and will cease to exist.

The Merger (see page 25)

On November 15, 2012, Outdoor Channel entered into a merger agreement with InterMedia Outdoors Holdings, LLC and certain of its affiliates. On February 27, 2013, Outdoor Channel received an unsolicited proposal from KSE. The Outdoor Channel board of directors, which we refer to herein as the Outdoor Channel Board, concluded that the KSE proposal constituted a superior proposal as compared to the transactions contemplated under the InterMedia merger agreement and that the failure to approve or recommend the KSE proposal and terminate the InterMedia merger agreement to enter into a definitive agreement with respect to the KSE proposal would be inconsistent with the fiduciary duties of the Outdoor Channel board of directors to the Outdoor Channel stockholders under applicable law. On March 13, 2013, the InterMedia merger agreement was terminated and Outdoor Channel paid InterMedia Outdoors Holdings, LLC a termination fee of $6.5 million in accordance with the terms of the InterMedia merger agreement.

Subsequently on March 13, 2013, Outdoor Channel entered into the merger agreement with KSE and Merger Sub. Under the merger agreement, Merger Sub will merge with and into Outdoor Channel, and Outdoor Channel will survive the merger and become a wholly owned subsidiary of KSE, which we refer to herein as the merger. The Outdoor Channel Board unanimously approved the merger agreement.

The Merger Agreement (Proposal No. 1) (see page 59)

The merger agreement is attached as Annex A to this proxy statement and is incorporated by reference herein in its entirety. Outdoor Channel encourages its stockholders to read the merger agreement carefully and in its entirety, as the merger agreement is the principal legal document governing the merger.

Consideration with Respect to Outdoor Channel Common Stock (see page 59)

Upon the consummation of the merger, each outstanding share of Outdoor Channel common stock will be automatically converted into and will represent the right to receive $8.75 in cash, without interest and less any applicable withholding taxes. KSE will appoint an exchange agent reasonably acceptable to Outdoor Channel for the purpose of exchanging certificates of Outdoor Channel common stock for the merger consideration.

Recommendation of the Outdoor Channel Board of Directors (see page 43)

The Outdoor Channel Board unanimously believes the merger agreement and the other transactions contemplated by the merger agreement are fair to, advisable to and in the best interests of Outdoor Channel’s stockholders and recommends that you vote FOR adoption of the merger agreement. The Outdoor Channel Board also recommends that you vote FOR approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payable or that could become payable to the Outdoor Channel named executive officers in connection with the merger. The Outdoor Channel Board further recommends that you vote FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to vote in favor of adoption of the merger agreement. When you consider the Outdoor Channel Board’s recommendation, you should be aware that Outdoor Channel’s directors may have interests in the transaction that may be different from, or in addition to, your interests. These interests are described in the section entitled “The Merger—Interests of Certain Persons in the Merger.”

Outdoor Channel Reasons for the Merger (see page 40)

In evaluating the merger, the Outdoor Channel Board consulted with Outdoor Channel’s management and legal and financial advisors and, in making its recommendation, the Outdoor Channel Board considered a number of factors, including those factors described in the section entitled “The Merger—Outdoor Channel Reasons for the Merger.”

Opinion of Outdoor Channel’s Financial Advisor (see page 44)

In connection with the merger, Outdoor Channel’s financial advisor, Lazard Frères & Co. LLC, delivered an opinion, dated March 12, 2013, to the Outdoor Channel Board as to the fairness, from a financial point of view and as of such date, of the consideration to be paid in the merger to holders of Outdoor Channel common stock (other than affiliates of KSE and holders who are entitled to and properly demand an appraisal of their shares of Outdoor Channel common stock). The full text of Lazard’s written opinion is attached to this proxy statement as Annex B and sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion. Lazard’s engagement and its opinion were for the benefit of the Outdoor Channel Board (in its capacity as such) and Lazard’s opinion was rendered to the Outdoor Channel Board in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspects of the merger. Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which Outdoor Channel might engage or the merits of the underlying decision by Outdoor Channel to engage in the merger. Lazard’s opinion was not intended to and does not constitute a recommendation to any stockholder as to how any stockholder should vote or act with respect to the merger or any related matter.

Votes Necessary to Adopt the Merger Agreement (see page 21)

Adoption of the merger agreement requires an affirmative vote of the holders of a majority of the outstanding shares of Outdoor Channel common stock entitled to vote. Approval of the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if adoption of the merger agreement is not obtained at the special meeting, requires the affirmative vote of the holders of a majority of the shares represented at the special meeting and entitled to vote on the matter.

Treatment of Outdoor Channel Equity Awards (see page 60)

Prior to the effective time of the merger, the Outdoor Channel Board will adopt such resolutions or take such other actions as may be required to effect the following:

(1) cancel and convert all stock options to purchase shares of Outdoor Channel common stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (x) the excess, if any, of the merger consideration over the per share exercise price of such Outdoor Channel stock option and (y) the number of shares of Outdoor Channel common stock subject to such Outdoor Channel stock option; and

(2) cancel and convert each restricted share of Outdoor Channel common stock and each other equity award (other than an Outdoor Channel Stock Option) entitling the holder thereof to acquire shares of Outdoor Channel common stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (x) the merger consideration and (y) the number of shares of Outdoor Channel common stock subject to such Outdoor Channel equity award.

Interests of Certain Persons in the Merger (see page 49)

When Outdoor Channel stockholders consider the Outdoor Channel Board’s recommendation that they vote in favor of the adoption of the merger agreement, they should be aware that Outdoor Channel executive officers and directors may have interests in the merger that may be different from, or in addition to, their interests. The Outdoor Channel Board was aware that these interests existed when it approved the merger agreement. These interests include:

•	accelerated vesting of equity awards held by Outdoor Channel’s directors and its executive officers in connection with the merger;

•	pre-existing severance arrangements covering its executive officers; and

•	indemnification of Outdoor Channel’s directors and executive officers by KSE following the merger.

Conditions to the Merger (see page 66)

Consummation of the merger is subject to certain conditions, including, among others, adoption of the merger agreement by holders of a majority of the shares of the Outdoor Channel stock entitled to vote, certain regulatory approvals, no material adverse change in Outdoor Channel and other customary closing conditions.

Termination of the Merger Agreement (see page 71)

The merger agreement may be terminated as follows:

•	by the mutual written consent of KSE and Outdoor Channel;

•	by KSE, if there is a change in recommendation of the Outdoor Channel Board or the Outdoor Channel Board has provided written notice of its intent to change its recommendation in favor of the merger;

•	by Outdoor Channel, if at any time prior to stockholder adoption of the merger agreement is obtained, the Outdoor Channel Board decides to accept a Superior Proposal as described below; or

•	by either KSE or Outdoor Channel, if:

•	the effective time of the merger does not occur on or before the close of business on September 13, 2013;

•

any governmental authority of competent jurisdiction issues an order or takes any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order or other action is final and nonappealable;

•	if Outdoor Channel’s stockholders do not adopt the merger agreement by the requisite vote; or

•

the non-terminating party breaches or violates any of its representations, warranties, covenants or agreements set forth in the merger agreement such that the terminating party’s conditions to closing are not capable of being satisfied, or such breach or violation is not cured within 30 days following receipt of written notice to the non-terminating party.

The Outdoor Channel Board may withdraw or change its recommendation to the Outdoor Channel stockholders with respect to the merger if the Outdoor Channel Board determines that to do otherwise would be inconsistent with its fiduciary duties because of the existence of an Intervening Event or a Superior Proposal (each as defined in the merger agreement). In addition, subject to certain procedural requirements (including the ability of KSE to revise its offer) and payment of the termination fee discussed below, Outdoor Channel may terminate the merger agreement and enter into an agreement with a third party that makes a Superior Proposal.

Termination Fee (see page 73)

Following the termination of the merger agreement under specified circumstances generally related to a change in the recommendation of the Outdoor Channel Board or a termination in connection with a Superior Proposal, Outdoor Channel may be required to pay KSE a termination fee of $1 million. Such termination fee will be KSE’s sole remedy (if payable), except in the case of a willful and material breach.

Regulatory Approvals Required for the Merger (see page 56)

Consummation of the merger is subject to prior receipt of those approvals and consents required to be obtained from applicable governmental and regulatory authorities, including under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, which we refer to as the HSR Act, and the regulations governing the transfer of control of Outdoor Channel’s Federal Communications Commission, which we refer to as the FCC, license. Outdoor Channel and KSE have agreed to cooperate and use all reasonable best efforts to obtain, or cause their applicable affiliates to obtain, all permits, consents, approvals and authorizations from any governmental or regulatory authority necessary to consummate the merger as promptly as practicable.

Except for the competition and communications law approvals described above, Outdoor Channel and KSE are not aware of any other governmental approvals that are required for the merger to become effective other than filings with the SEC regarding this proxy statement. KSE and Outdoor Channel filed their respective notification and report forms with the Antitrust Division of the United States Department of Justice (which we refer to as the Antitrust Division) and the Federal Trade Commission (which we refer to as the FTC) under the HSR Act on April 5, 2013. Outdoor Channel and KSE intend to seek any other approvals required to consummate the merger. There can be no assurance, however, that any such approvals will be obtained.

Litigation Related to the Merger (see page 57)

On January 2, 2013, a putative class action, entitled Hueneke v. Massie et al., No. MCC 130001, was filed against Outdoor Channel, the members the Outdoor Channel Board, InterMedia Outdoor Holdings, LLC, InterMedia Outdoor Holdings, Inc., Outdoor Channel Sub and InterMedia Sub in the Superior Court of Riverside County, State of California. On February 4, 2013, a second putative class action, entitled Crocket v. Outdoor Channel Holdings, Inc., et al., No. MCC 1300140, was filed against the same defendants in the same court. Both actions challenged the InterMedia merger. Given the Company’s announcement of the merger agreement with KSE and termination of the InterMedia merger agreement, we believe these lawsuits have been rendered moot. It is possible, however, that plaintiffs may seek to amend their complaints to assert new claims with respect to the merger agreement with KSE or file new complaints.

On March 18, 2013, a third putative class action, entitled Feinstein v. Outdoor Channel Holdings, Inc., et al., No. 8412, was filed against Outdoor Channel, the members the Outdoor Channel Board, KSE and Merger Sub in the Court of Chancery of the State of Delaware. The complaint purports to be brought on behalf of all the Outdoor Channel stockholders (excluding the defendants and their affiliates). The complaint alleges that the consideration in the merger agreement with KSE is inadequate and that the Outdoor Channel Board breached their fiduciary duties by failing to undertake an adequate sales process and agreeing to preclusive deal protection devices. The complaint further alleges that the other named defendants aided and abetted the purported breach of those fiduciary duties. The complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent the completion of the merger. The complaint alternatively seeks damages in the event the merger is consummated. All defendants intend to vigorously defend against this action as well as the actions pending in California.

Dissenters’ Appraisal Rights (see page 80)

Under Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, any holder of Outdoor Channel common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. To exercise appraisal rights, a stockholder of Outdoor Channel must follow the strict procedures prescribed by Section 262 of the DGCL, which we refer to as Section 262. For additional information, please see the full text of Section 262 which is included as Annex C to this proxy statement. We urge you to read this carefully.

Material U.S. Federal Income Tax Consequences (see page 84)

If you are a U.S. holder of shares of Outdoor Channel common stock, your receipt of cash for such shares in the merger will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (i) the cash you receive in the merger and (ii) your adjusted tax basis in the shares of Outdoor Channel common stock you sell in the merger. That gain or loss will be capital gain or loss if the shares of Outdoor Channel common stock are a capital asset in your hands, and will be long-term capital gain or loss if such shares have been held for more than one year at the time of the exchange of your shares of Outdoor Channel common stock for cash.

Ancillary Agreements in Connection with the Merger (see page 57)

Support Agreement

Concurrently with the execution of the merger agreement, the Massie Parties, the members of the Outdoor Channel Board and the executive officers of Outdoor Channel, which we refer to collectively as the Supporting Parties, representing approximately 41% of the outstanding Outdoor Channel common stock, entered into a support agreement with KSE, which we refer to as the Support Agreement, pursuant to which such parties agreed, among other things, to vote their shares of Outdoor Channel common stock: (i) in favor of the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement; (ii) in favor of any proposal to adjourn or postpone any meeting of the Outdoor Channel stockholders if there are not sufficient votes for approval of the matters described in the preceding clause (i); and (iii) except with the written consent of KSE, against (x) any Alternative Proposal (as defined in the merger agreement) with respect to Outdoor Channel that would impede the merger or (y) any other action or proposal involving Outdoor Channel (or any subsidiary of Outdoor Channel) that would reasonably be expected to prevent or materially impede, interfere with or delay the merger.

In addition, under the Support Agreement, the Supporting Parties agree, among other things:

•	to waive any rights of appraisal or rights to dissent from the merger that they may have;

•	to revoke any and all previous voting proxies granted with respect to their Outdoor Channel shares and grant a proxy appointing KSE as attorney-in-fact with respect to such shares; and

•

not to, subject to certain exceptions (i) sell, transfer, pledge, encumber, tender, gift, assign or otherwise dispose of their shares of Outdoor Channel common stock, (ii) grant any proxies or powers of attorney or enter into any other voting agreements with respect to its Outdoor Channel common stock, (iii) enter into or deposit their Outdoor Channel common stock into a voting trust or take any other action which would diminish the voting power of such shares or (iv) commit or agree to take any of the foregoing actions, prior to the termination of the Support Agreement.

The Support Agreement will terminate automatically upon the termination of the merger agreement. In addition, the Supporting Parties may terminate the Support Agreement at any time following a change in recommendation by the Outdoor Channel Board in favor of the merger made in accordance with the terms of the merger agreement.

Guarantee

Mr. E. Stanley Kroenke has agreed to guarantee the payment obligations of KSE under the merger agreement. Mr. Kroenke shall be released from his guarantee if and to the extent that KSE receives a legal, valid, binding and enforceable financing commitment on customary terms, or a bank guarantee substituting for his obligations thereunder, in each case acceptable to Outdoor Channel, from a major money center bank to finance the transactions contemplated by the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The questions and answers below highlight only selected procedural information from this proxy statement. They do not contain all of the information that may be important to you. You should read carefully this entire proxy statement to fully understand the merger agreement and the transactions contemplated thereby and the voting procedures for the special meeting.

Q:	Why am I receiving these materials?

A:	We sent you this proxy statement and the enclosed proxy card because you have been identified as a stockholder of record of Outdoor Channel and the board of directors of Outdoor Channel is soliciting your proxy to vote at a special meeting of stockholders relating to a proposed acquisition by KSE. You may submit your proxy by completing, dating, signing and returning the enclosed proxy card or, if your shares are held in a brokerage or similar account, by completing their voting instruction card. We strongly encourage stockholders to submit a proxy. You are also invited to attend the special meeting in person although you do not need to attend the special meeting to have your shares voted at the special meeting. We intend to mail this proxy statement and accompanying proxy card on or about [—], 2013 to all stockholders of record entitled to vote at the special meeting.

Q:	What is the merger?

A:	On March 13, 2013, Outdoor Channel entered into the merger agreement with KSE and Merger Sub. At the effective time of the merger, Merger Sub will merge with and into Outdoor Channel, and Outdoor Channel will survive the merger and become a wholly owned subsidiary of KSE. If the merger is completed, Outdoor Channel will cease to be an independent public company and shares of Outdoor Channel common stock will no longer be listed the NASDAQ Global Select Market, which we refer to as NASDAQ.

Q:	What will Outdoor Channel stockholders receive in the merger?

A:	If the merger is completed, each share of Outdoor common stock that you hold at the effective time of the merger will be converted into the right to receive $8.75 in cash, without interest and less any applicable withholding taxes. This does not apply to shares of Outdoor Channel common stock held by any Outdoor Channel stockholders who have properly perfected their appraisal rights under the DGCL (as more fully described below).

Q:	How will stock options and other equity awards of Outdoor Channel be treated in connection with the merger?

A:	At the effective time of the merger, stock options to purchase shares of Outdoor Channel common stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (x) the excess, if any, of $8.75 over the per share exercise price of such Outdoor Channel stock option and (y) the number of shares of Outdoor Channel common stock subject to such Outdoor Channel stock option.

At the effective time of the merger, each restricted share of Outdoor Channel common stock and each other equity award (other than an Outdoor Channel stock option) entitling the holder thereof to acquire Outdoor Channel common stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (x) $8.75 and (y) the number of shares of Outdoor Channel common stock subject to such Outdoor Channel equity award.

Q:	What happened to the proposed merger with InterMedia Outdoors Holdings, LLC?

A:	On November 15, 2012, we entered into a merger agreement with InterMedia Outdoors Holdings, LLC and certain of its affiliates. On February 27, 2013, we received an unsolicited proposal from KSE. The Outdoor Channel board of directors concluded that the KSE proposal constituted a superior proposal as compared to the transactions contemplated under the InterMedia merger agreement and that the failure to approve or recommend the KSE proposal and terminate the InterMedia merger agreement to enter into a definitive agreement with respect to the KSE proposal would be inconsistent with the fiduciary duties of the Outdoor Channel board of directors to the Outdoor Channel stockholders under applicable law. On March 13, 2013, the InterMedia merger agreement was terminated and we paid InterMedia Outdoors Holdings, LLC a termination fee of $6.5 million in accordance with the terms of the InterMedia merger agreement.

Q:	What are the relationships among the Massie Parties and Outdoor Channel?

A:	Brothers Thomas H. Massie and Perry T. Massie have been directors of Outdoor Channel since 1984. Together with other members of their family, including their father, they founded Outdoor Channel and have been closely involved with its management and operation since Outdoor Channel’s inception. The Massie Parties currently own approximately 36% of the outstanding Outdoor Channel common stock. In connection with the merger agreement, on March 13, 2013, the Massie Parties, the members of the Outdoor Channel Board and the executive officers of Outdoor Channel, who we refer to herein collectively as the Supporting Parties, entered into a support agreement, which we refer to as the Support Agreement, with KSE. Under the Support Agreement, the Supporting Parties have agreed to vote their shares of Outdoor Channel common stock (i) in favor of the adoption of the merger agreement; (ii) in favor of any proposal to adjourn or postpone any meeting of the Outdoor Channel stockholders if there are not sufficient votes for approval of the matters described in the preceding clause (i); and (iii) except with the written consent of KSE, against (x) any Alternative Proposal (as defined in the merger agreement) with respect to Outdoor Channel that would impede the merger or (y) any other action or proposal involving Outdoor Channel that would reasonably be expected to prevent or materially impede, interfere with or delay the merger. For additional information, please see the sections entitled “The Merger—Interests of Certain Persons in the Merger” and “Principal Stockholders.”

Q:	Do any Outdoor Channel executive officers have interests in the merger that may differ from those of Outdoor Channel stockholders?

A:	Yes. In considering the recommendation of Outdoor Channel’s board of directors with respect to the merger agreement, you should be aware that certain of Outdoor Channel’s executive officers have economic interests in the merger that are different from, or in addition to, their interests as Outdoor Channel stockholders generally. The members of Outdoor Channel’s board of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. For more information, please see the section entitled “The Merger—Interests of Certain Persons in the Merger.”

Q:	What are the conditions to closing the merger?

A:	Consummation of the merger is subject to certain conditions, including, among others, adoption of the merger agreement by holders of a majority of the shares of Outdoor Channel stock entitled to vote, certain regulatory approvals, no material adverse change in Outdoor Channel and other customary closing conditions. For more information, please see the section entitled “The Merger Agreement (Proposal No. 1)—Conditions to the Merger.”

Q:	What are the material federal income tax consequences of the merger?

A:

If you are a U.S. holder of shares of Outdoor Channel common stock, your receipt of cash for shares of Outdoor Channel common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (i) the cash you receive in the merger and (ii) your adjusted tax basis in the shares of Outdoor Channel common stock you sell in the merger. That gain or loss will be capital gain or loss if the shares of Outdoor Channel common stock are a capital asset in your hands, and will be long-term capital gain or loss if the shares of Outdoor Channel common stock have been held for more than one year at the time of the exchange of your shares of Outdoor Channel common stock for cash. You are urged to consult your own tax advisor as to the particular tax consequences of the merger to you, including the tax consequences under state, local, foreign and other tax laws.

For more information, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	When do you expect the transaction to be consummated?

A:	We anticipate that the merger and other transactions contemplated by the merger agreement will be completed by the end of the second quarter of Outdoor Channel’s fiscal year 2013 if the requisite stockholder votes are obtained, assuming the other conditions to consummation of the merger are satisfied or waived. However, it is possible that the transaction will not be consummated during that timeframe. For more information, please see the section entitled “The Merger Agreement (Proposal No. 1)—Conditions to the Merger.”

Q:	Am I entitled to appraisal rights?

A:	If the merger is completed, Outdoor Channel stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Outdoor Channel common stock, as determined by the Delaware Court of Chancery, but only if they properly perfect appraisal rights under Delaware law. For more information, please see the section entitled “Dissenters’ Appraisal Rights.”

Q:	Who may vote at the special meeting?

A:	Only Outdoor Channel stockholders of record at the close of business on [—], 2013 will be entitled to vote at the special meeting. On the record date, there were [—] shares of Outdoor Channel common stock outstanding and entitled to vote.

Q:	How many votes do Outdoor Channel stockholders have?

A:	Each holder of Outdoor Channel common stock will be entitled to one vote for each share held on all matters to be voted upon at the special meeting. The holders of record of Outdoor Channel common stock will vote on all matters to be voted upon at the special meeting.

As of the record date, directors and executive officers of Outdoor Channel as a group beneficially owned and were entitled to vote approximately [—] shares of Outdoor Channel common stock, representing approximately [—]% of the votes entitled to be cast at the special meeting. As of the record date, the Massie Parties beneficially owned and were entitled to vote approximately [—] shares of Outdoor Channel common stock, representing approximately [—]% of the votes entitled to be cast at the special meeting. The Massie Parties and all of the directors and executive officers of Outdoor Channel who are entitled to vote at the special meeting have entered into the Support Agreement and agreed to vote their shares of Outdoor Channel common stock in favor of all of the proposals to be presented at the special meeting.

Q:	What are the proposals that will be voted on at the special meeting?

A:	You will be asked to consider and vote on:

Proposal No. 1: to adopt the merger agreement;

Proposal No. 2:	to approve on an advisory (non-binding) basis, the “golden parachute” compensation payable or that could become payable to Outdoor Channel’s named executive officers in connection with the merger pursuant to pre-existing arrangements with those individuals; and

Proposal No. 3:	to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to vote in favor of adoption of the merger agreement.

Q:	How many votes are required to adopt the merger agreement (Proposal No. 1)?

A:	The affirmative vote of the holders of a majority of the outstanding shares of Outdoor Channel common stock entitled to vote at the special meeting are required to adopt the merger agreement.

Q:	How many votes are required to approve the proposal to approve “golden parachute” compensation (Proposal No. 2)?

A:	If a quorum is present, the affirmative vote of the holders of a majority of the shares of Outdoor Channel common stock present in person or represented by proxy and entitled to vote is required to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payable or that could become payable to the named executive officers of Outdoor Channel in connection with the merger pursuant to pre-existing arrangements.

Q:	How many votes are required to approve an adjournment of the special meeting (Proposal No. 3)?

A:	If a quorum is present, the affirmative vote of the holders of a majority of Outdoor Channel common stock present in person or represented by proxy and entitled to vote on the matter is required to approve an adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to vote in favor of adopting the merger agreement.

Q:	What constitutes a quorum?

A:	A quorum of at least a majority of the voting power of all outstanding shares of common stock of Outdoor Channel present in person or represented by proxy and entitled to vote at the special meeting is necessary to hold a valid special meeting. On the record date, there were an aggregate of [—] shares of Outdoor Channel common stock outstanding. Thus, [—] shares of Outdoor Channel common stock must be present in person or represented by proxy at the special meeting to have a quorum. The inspector of elections will determine whether or not a quorum is present.

Your shares will be counted towards the quorum only if you are present in person at the special meeting or submit a valid proxy in accordance with please see the procedures set forth in the section in this Q & A entitled “How do I vote?” below. Abstentions will also be counted towards the quorum requirement, but broker non-votes will not be counted towards the quorum requirement. If there is no quorum, a majority of the shares present in person or represented by proxy at the special meeting may vote to adjourn the special meeting to another date.

Q:	What if I return a proxy card but do not make specific choices?

A:

If Outdoor Channel receives a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “For” the adoption of the merger agreement, “For”

approval on an advisory (non-binding) basis of the “golden parachute” compensation payable or that could become payable to the name executive officers in connection with the merger and “For” the approval of the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to adopt the merger agreement. If any other matter is properly presented at the special meeting, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Q:	What effect do abstentions and broker non-votes have on the outcome of the proposals?

A:	An abstention has the same effect as a vote “against” each of the proposals.

A “broker non-vote” occurs when a broker or bank cannot vote for a proposal because the broker or bank did not receive instructions from the beneficial owner on how to vote and does not have discretionary authority to vote on the beneficial owner’s behalf in the absence of instructions. Broker non-votes are not counted as present for the purpose of determining the existence of a quorum and also have the same effect as a vote “against” the proposal to adopt the merger agreement. Broker non-votes will have no effect on the non-binding advisory vote on the proposal to approve “golden parachute” compensation or the proposal to adjourn the meeting to permit further solicitation of proxies.

Q:	How does Outdoor Channel’s board of directors recommend that I vote?

A:	Outdoor Channel’s board of directors unanimously recommends that Outdoor Channel stockholders vote:

FOR Proposal No. 1 to adopt the merger agreement,

FOR Proposal No. 2 to approve on an advisory (and non-binding) basis the “golden parachute” compensation payable or that could become payable to Outdoor Channel’s named executive officers in connection with the merger, and

FOR Proposal No. 3 to approve the adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to adopt the merger agreement.

Q:	When and where is the special meeting?

A:	The special meeting will take place on [—], 2013 at 9:00 a.m. Pacific Time at Outdoor Channel’s broadcast facility located at 43455 Business Park Drive in Temecula, California.

Q:	Why is my vote important?

A:	If you do not submit your proxy or vote in person at the special meeting, it will be more difficult for Outdoor Channel to obtain the necessary quorum to hold the special meeting. In addition, the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Outdoor Channel common stock entitled to vote. As a result, your failure to vote will have the same effect as a vote “against” the merger and the adoption of the merger agreement.

Q:	Why am I being asked to cast an advisory (non-binding) vote to approve the “golden parachute” compensation payable or that could become payable to Outdoor Channel’s named executive officers in connection with the merger pursuant to pre-existing severance arrangements?

A:	The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protections Act of 2010, adopted rules that require Outdoor Channel to seek an advisory (non-binding) vote with respect to certain payments that will or may be made to Outdoor Channel’s named executive officers in connection with the merger.

Q:	What will happen if Outdoor Channel’s stockholders do not approve the advisory vote on “golden parachute” compensation?

A:	Approval of the “golden parachute” compensation payable or that could become payable under pre-existing severance arrangements that Outdoor Channel’s named executive officers may receive in connection with the merger is not a condition to the completion of the merger. The vote with respect to “golden parachute” compensation is an advisory vote and will not be binding on Outdoor Channel or KSE regardless of whether the merger agreement is approved.

Q:	What do I need to do now?

A:	After you carefully read this proxy statement, review, complete, and sign the proxy card or voting instruction card contained in your proxy materials. Please mail the executed proxy or voting instruction card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you hold shares as the stockholder of record, your vote must be received no later than 1:00 a.m. Pacific Time on [—], 2013. If you hold shares in “street name” through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or other nominee. In order to assure that your shares are voted, please submit your proxy as instructed on your proxy or voting instruction card even if you currently plan to attend the special meeting in person.

Q:	How do I vote?

A:	You may vote “For,” “Against” or “Abstain” from voting on any proposal. Votes will be counted by the inspector of elections appointed for the special meeting. If you hold your shares in “street name” through a broker, trustee or other nominee, please follow the instructions provided by your broker, trustee or other nominee. The procedures for voting by stockholders of record are as follows:

Submitting a Proxy Prior to the Special Meeting

Whether or not you plan to attend the special meeting, we urge you to submit a proxy prior to the special meeting to ensure that your shares are voted. Your vote must be received no later than 1:00 a.m. Pacific Time on the date of the special meeting.

By mail:	To submit your proxy by mail, simply complete, date and sign your proxy and return it in the return envelope provided. Postage will be pre-paid if mailed in the United States.

By telephone or internet:	Stockholders who hold shares in “street name” may be able to vote by telephone or over the internet. Please review the voting instructions provided by your bank, broker, custodian or similar nominee holder.

Giving your proxy means that you authorize us to vote your shares at the special meeting in the manner you direct. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by Outdoor Channel’s board of directors as described above.

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no matters which needed to be acted on at the special meeting, other than those discussed in this proxy statement.

Voting During the Special Meeting

•	If you hold shares directly in your name, you may vote during the special meeting in person prior to the close of voting.

•

If your shares are held in “street name” through a bank, broker or other nominee, in order to vote during the special meeting you must request and obtain a new, valid proxy card from such nominee prior to the meeting (please contact them for further information). Once you have obtained and properly completed this new proxy card, you may vote in person prior to the close of voting.

Q:	Do I hold my shares of record or in street name?

A.	If on the record date, your shares were registered directly in your name with Outdoor Channel’s transfer agent, Computershare Trust Co., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. If on the record date your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting.

As a holder of Outdoor Channel shares in “street name”, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Q:	If my Outdoor Channel shares are held in street name by my broker, will my broker vote my Outdoor Channel shares for me?

A:	Brokers cannot vote your Outdoor Channel shares on Proposal No. 1 to adopt the merger agreement, Proposal No. 2 to approve on an advisory (non-binding) basis the “golden parachute” compensation payable or that could become payable to Outdoor Channel’s named executive officers in connection with the merger or Proposal No. 3 to approve a proposal to adjourn the meeting without instructions from you. Therefore, it is important that you follow the directions provided by your broker about how to instruct your broker to vote your shares. If you do not provide instructions to your broker about how to vote your shares on these proposals, your shares will be treated as “broker non-votes” with respect to these proposals. Please see the section in this Q & A entitled “What effect do abstentions and broker non-votes have on the outcome of the proposals?” for a discussion of the effects of broker non-votes with respect to each of the proposals.

Q:	How are votes counted?

A:	The inspector of elections for the special meeting will tabulate the votes.

Q:	How can I find out the voting results?

A:	Preliminary and final voting results will be publicly announced as promptly as practicable. Preliminary voting results may be announced at the special meeting.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. You may revoke your proxy at any time before the close of voting at the special meeting. You may revoke your proxy in any of the following ways:

Prior to the special meeting, you may:

•	submit another properly completed proxy card with a later date by following the return instructions on the proxy card;

•

submit another proxy by telephone or over the Internet after you have already provided an earlier proxy (please see the section in this Q & A entitled “How do I vote?” above for instructions on how to do so); or

•	send a written notice that you are revoking your proxy to our Secretary or Assistant Secretary at our principal offices at 43455 Business Park Drive, Temecula, CA 92590.

During the special meeting, you may vote in person prior to the close of voting. Simply attending the special meeting will not, by itself, revoke your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions from such nominee to change those instructions.

Q:	Who is paying for this proxy solicitation?

A:	Outdoor Channel will pay for the entire cost of soliciting proxies. In addition to the Outdoor Channel proxy materials, Outdoor Channel’s directors, officers, other employees and any other solicitors that Outdoor Channel may retain may also solicit proxies personally, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Outdoor Channel will provide copies of its solicitation materials to banks, brokerage houses, fiduciaries and custodians that hold beneficially owned shares of Outdoor Channel common stock for distribution to holders in “street name.”

Q:	What does it mean if I receive more than one proxy card instructing me to vote?

A:	If you receive more than one proxy card or more than one email instructing you to vote, this means your shares are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each proxy card, and respond to each email, to ensure that all of your shares are voted.

Q:	What does it mean if multiple members of my household are stockholders but we only received one set of proxy materials?

A:	If you hold shares in “street name,” in accordance with a notice sent to certain brokers, banks or other nominees, we are sending only one proxy statement to an address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce Outdoor Channel’s printing and postage costs. If you hold shares in your name rather than in street name and you would like to receive only one proxy statement for your household, please contact Outdoor Channel’s transfer agent, Computershare Trust Co. at (800) 736-3001.

However, if any stockholder residing in your household wishes to receive a separate proxy statement for future special meetings, they may call Outdoor Channel’s Investor Relations department at (951) 699-6991 or write to Investor Relations at 43455 Business Park Drive, Temecula, CA 92590. For more information, please see the section entitled “The Outdoor Channel Special Meeting and Proxy Solicitation—Outdoor Channel Householding Information.”

Q:	Do I need to do anything with my Outdoor Channel certificates now? Should I send my stock certificates with my proxy card?

A:	No. After the merger is completed, if you hold certificates representing shares of Outdoor Channel common stock, the exchange agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Outdoor Channel common stock for the merger consideration. Upon surrender of the certificates along with the executed letter of transmittal and other required documents described in the instructions or otherwise required by the exchange agent in accordance with the merger agreement, you will receive the merger consideration.

Q:	If I delivered my stock certificates to the exchange agent in respect of the transaction with InterMedia Outdoor Holdings, LLC, how do I surrender my Outdoor Channel certificates for the merger consideration?

A:	Certificated Shares. If you submitted physical certificates representing shares of Outdoor Channel common stock to Computershare Trust Co., Outdoor Channel’s transfer agent and the exchange agent for the InterMedia transaction, then Computershare has converted your shares into electronically recorded and tracked but uncertificated shares, or what we refer to as book-entry, shares and registered the book-entry shares in your name. If you would like to surrender your book-entry shares for the merger consideration to which you are entitled under the KSE merger, then upon receipt of a letter of transmittal following the effective time of the merger, you must follow the procedures set forth in the letter of transmittal regarding delivery of your book-entry shares. If you wish to receive certificated shares, please contact Computershare Trust Co. at (800) 962-4284 to make arrangements for delivery of your shares.

Book-Entry Shares. If you submitted book-entry shares of Outdoor Channel common stock to Computershare, then Computershare has returned your shares to your book-entry account. If you would like to surrender your book-entry shares for the merger consideration to which you are entitled under the KSE merger, then upon receipt of a letter of transmittal following the effective time of the merger, you must follow the procedures set forth in the letter of transmittal regarding delivery of your book-entry shares.

Street-name Shares. If you hold your shares in street name through a broker, bank or other nominee, please confirm receipt of your shares with your broker, bank or other nominee.

Q:	What happens if I sell my shares of Outdoor Channel common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you transfer your shares of Outdoor Channel common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

In addition, if you sell your shares prior to the special meeting or prior to the effective time of the merger, you will not be eligible to exercise your appraisal rights in respect of the merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, please see the section entitled “Dissenters’ Appraisal Rights” beginning on page 80 and Annex C.

Q:	Whom can I contact with any additional questions?

A:	If you have questions about the special meeting or would like additional copies of this proxy statement, you should contact:

Outdoor Channel Holdings, Inc.

43455 Business Park Drive

Temecula, CA 92590

(951) 699-6991

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Outdoor Channel has made forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of Outdoor Channel’s management. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of Outdoor Channel. Forward-looking statements specifically include, without limitation, the information included in or incorporated by reference into this document regarding: projections; efficiencies/cost avoidance; cost savings; income and margins; earnings per share; growth; economies of scale; the economy; future economic performance; conditions to, and the timetable for, completing the transaction; future acquisitions and dispositions; litigation; potential and contingent liabilities; management’s plans; business portfolios; taxes; and merger and integration-related expenses.

Forward-looking statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. Outdoor Channel claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and claim the protection of Rule 175 of the Securities Act of 1933, and Rule 3b-6 of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, for all forward-looking statements.

Forward-looking statements are not guarantees of performance. You should understand that the following important factors, in addition to those risk factors disclosed in Outdoor Channel’s current and periodic reporting filed with the SEC could affect the future results of Outdoor Channel and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:

•	failure of the Outdoor Channel stockholders to adopt the merger agreement;

•	the risk that required governmental approvals will not be obtained and the merger is be terminated;

•	the risk that the other conditions to closing of the merger may not be satisfied;

•	the risk that the merger may not be consummated by the expected closing date or at all;

•	the merger may involve unexpected costs, liabilities or delays;

•	risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the business of Outdoor Channel may suffer as a result of uncertainty surrounding the merger, including the merger making it more difficult to maintain certain strategic relationships;

•	limitations under the merger agreement placed on Outdoor Channel’s ability to operate its business; and

•	risks relating to litigation in respect of the merger.

Outdoor Channel cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this document. Outdoor Channel does not undertake any duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this document or to reflect actual outcomes.

Additional factors that may affect future results and conditions are described in Outdoor Channel’s filings with the SEC, which are available at the SEC’s website at www.sec.gov or at Outdoor Channel’s website at www.outdoorchannel.com.

THE COMPANIES

Information About Kroenke Sports & Entertainment, LLC

Kroenke Sports & Entertainment, LLC

1000 Chopper Circle

Denver, Colorado 80204

Telephone: (303) 405-1000

PepsiCenter.com

Denver-based Kroenke Sports & Entertainment is one of the world’s leading sports ownership, entertainment and management groups. KSE and its affiliates own and operate Pepsi Center, the Paramount Theatre, Dick’s Sporting Goods Park, the Colorado Avalanche (NHL), Denver Nuggets (NBA), Colorado Mammoth (NLL) and Colorado Rapids (MLS). Additional properties under KSE’s umbrella include Altitude Sports & Entertainment, a 24-hour regional television network; Altitude Authentics, the company’s official retail provider; and TicketHorse, the official ticketing provider for KSE teams and venues. KSE is also a 50 percent partner in the World Fishing Network, which has headquarters in Colorado and Toronto.

Information About KSE Merger Sub, Inc.

KSE Merger Sub, Inc.

1000 Chopper Circle

Denver, Colorado 80204

Telephone: (303) 405-1000

PepsiCenter.com

KSE Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of KSE, was formed solely for the purpose of facilitating KSE’s acquisition of Outdoor Channel. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Merger Sub will merge with and into Outdoor Channel and will cease to exist.

Information About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc.

43455 Business Park Drive

Temecula, CA 92590

Telephone: (951) 699-6991

Outdoor Channel Holdings, Inc., a Delaware corporation, is an entertainment and media company with operations in the following three segments:

THE OUTDOOR CHANNEL: The Outdoor Channel, Inc., segment is comprised of The Outdoor Channel, Inc., a Nevada corporation and a wholly owned indirect subsidiary of Outdoor Channel. It operates Outdoor Channel®, a national television network devoted to traditional outdoor related lifestyle programming and outdoorchannel.com.

PRODUCTION SERVICES: Outdoor Channel’s Production Services segment is comprised of Winnercomm, Inc., a Delaware corporation. Winnercomm’s businesses relate principally to the production, development and marketing of sports and outdoor related programming and production activities and to website development, management and hosting services.

AERIAL CAMERAS: The Aerial Cameras business unit is comprised of CableCam, LLC and SkyCam, LLC, both Delaware limited liability companies. The Aerial Cameras business unit relates principally to the providing of suspended aerial camera services to media networks for inclusion in those networks’ production of sporting events.

For the year ended December 31, 2012, contributions to Outdoor Channel’s consolidated revenues from its segments were as follows: The Outdoor Channel 79%, Production Services 5% and the Aerial Cameras business unit 16%.

THE OUTDOOR CHANNEL SPECIAL MEETING AND PROXY SOLICITATION

The Outdoor Channel Board is using this document to solicit proxies from the holders of Outdoor Channel common stock for use at the special meeting of Outdoor Channel’s stockholders. Outdoor Channel is first mailing this proxy statement and accompanying form of proxy to Outdoor Channel stockholders on or about [—], 2013.

Matters Relating to the Special Meeting

Time and Place:	[—], 2013

9:00 a.m., Pacific Time

43455 Business Park Drive

Temecula, CA 92590

Purpose of Special Meeting Is to Vote on the Following Items:	1. The adoption of the Agreement and Plan of Merger, dated as of March 13, 2013, by and among Outdoor Channel, Kroenke Sports & Entertainment, LLC, and KSE Merger Sub, Inc.

2. The approval of, on an advisory (non-binding) basis, the “golden parachute” compensation payable or that could become payable to Outdoor Channel’s named executive officers in connection with the merger pursuant to pre-existing arrangements with those individuals.

3. An adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to vote in favor of adoption of the merger agreement.

Record Date:	The record date for shares entitled to vote is [—], 2013.

Outstanding Shares Held on Record Date:	On the record date, there were an aggregate of [—] shares of common stock outstanding and entitled to vote.

Shares Entitled to Vote:	Shares entitled to vote at the special meeting are Outdoor Channel common stock. Each share of Outdoor Channel common stock is entitled to one vote.

Quorum Requirement:	A quorum of stockholders (at least a majority of the outstanding shares of Outdoor Channel common stock present in person or represented by proxy at the special meeting) is necessary to hold a valid special meeting. On the record date, there were an aggregate of [—] shares of Outdoor Channel common stock outstanding. Thus, [—] shares must be present in person or represented by proxy at the special meeting to have a quorum. The inspector of elections will determine whether or not a quorum is present.

Abstentions count towards the quorum requirement. Broker non-votes will not count towards a quorum. If there is no quorum, a majority of the shares present in person or by proxy at the special meeting may vote to adjourn the special meeting to another date.

Shares Beneficially Owned by Outdoor Channel Directors and Executive Officers as of the Record Date:	Outdoor Channel directors and executive officers beneficially owned [—] shares of Outdoor Channel common stock on the record date, including shares subject to restricted stock awards. These shares represent in total approximately [—]% of the total voting power of Outdoor Channel’s voting securities. Outdoor Channel’s directors and executive officers have agreed to vote all of Outdoor Channel common stock beneficially owned by them “for” the adoption of the merger agreement.

Votes Necessary to Adopt the Merger Agreement

Item	Vote Necessary
Proposal to Adopt the Merger Agreement	Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Outdoor Channel common stock entitled to vote on the record date for the special meeting. Abstentions and broker non-votes have the same effect as a vote against adoption of the merger agreement.

Proposal to Approve Advisory Vote on “Golden Parachute” Compensation	If a quorum is present, approval of the non-binding advisory vote to approve “golden parachute” compensation payable or that could become payable to Outdoor Channel’s named executive offices requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the special meeting.

Proposal to Adjourn Special Meeting	If a quorum is present, approval of the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote at the special meeting.

Proxies

Submitting Your Proxy

You may vote in person by ballot at the special meeting or by submitting a proxy. Please submit your proxy even if you plan to attend the special meeting. If you attend the special meeting in person, you may cancel any proxy previously given and vote by ballot. Please note, however, that if your shares are held of record by a broker, bank, or other nominee holder, you must obtain a proxy issued in your name from that record holder and present it at the special meeting.

Voting instructions are included on your proxy card or, if you hold your shares in “street name,” on the voting instruction card provided by your bank, broker, custodian or similar nominee holder. If you properly give your proxy and it is received by Outdoor Channel by the applicable deadline, one of the individuals named as your proxy will vote your shares as you have directed. If you hold shares as the stockholder of record, your vote must be received no later than 1:00 a.m. Pacific Time on the date of the special meeting. If you hold shares in “street name” through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or other nominee. You may direct your shares to be voted “For” or “Against” the proposals or abstain from voting.

How to Submit a Proxy

By mail:	To submit your proxy by mail, simply complete, date and sign your proxy and return it in the return envelope provided. Postage will be pre-paid if mailed in the United States.

By telephone or internet:	Stockholders who hold shares in “street name” may be able to vote by telephone or over the internet. Please review the voting instructions provided by your bank, broker, custodian or similar nominee holder.

If you submit your proxy but do not make specific choices with respect to the proposals, your proxy will follow the Outdoor Channel Board’s recommendations and vote your shares:

•	“For” adoption of the merger agreement;

•

“For” approval on an advisory (non-binding) basis of the “golden parachute” compensation payable or that could become payable to the named executive officers of Outdoor Channel in connection with the merger; and

•

“For” an adjournment of the Outdoor Channel special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Outdoor Channel special meeting to adopt the merger agreement.

Changing or Revoking Your Proxy

You can revoke your proxy at any time before the close of voting at the special meeting. You may revoke your proxy in any of the following ways:

•	Prior to the special meeting, you may:

•	submit another properly completed proxy with a later date by following the return instructions on the proxy card or your voting instruction card; or

•	send a written notice that you are revoking your proxy to the Corporate Secretary at Outdoor Channel’s principal offices at 43455 Business Park Drive, Temecula, CA 92590.

•	During the special meeting, you may vote in person prior to the close of voting. Simply attending the special meeting will not, by itself, revoke your proxy.

Voting in Person

If you are a stockholder of record and you wish to vote in person at the special meeting, a ballot will be provided at the special meeting. However, if your shares are held in the name of your bank, broker, custodian or similar nominee, you must obtain and present at the special meeting a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Proxy Solicitation

Outdoor Channel will pay its own costs of soliciting proxies. In addition to the Outdoor Channel’s proxy materials, Outdoor Channel’s directors, officers, other employees and any other solicitors that Outdoor Channel may retain may also solicit proxies personally, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

Please do not send in any stock certificates with your proxy cards. Concurrently with the mailing of this proxy statement, the exchange agent will mail to Outdoor Channel stockholders transmittal forms with instructions for the surrender of stock certificates for Outdoor Channel common stock by the election deadline.

Outdoor Channel will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to “street name” holders of shares held by brokerage houses, custodians, nominees and fiduciaries. Outdoor Channel will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Appraisal Rights

If the merger is completed, Outdoor Channel stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Outdoor Channel common stock, as determined by the Delaware Court of Chancery, but only if they properly perfect appraisal rights under Delaware law. For more information, please see the section entitled “Dissenters’ Appraisal Rights.”

Other Business

Outdoor Channel is not currently aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, or any adjourned meeting or postponement, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment.

Postponement and Adjournments

In addition to the other proposals, Outdoor Channel stockholders are also being asked to approve a proposal that will give the Outdoor Channel Board authority to, as permitted under the terms of the merger agreement, adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to vote in favor of adoption of the merger agreement. If this proposal is approved, the special meeting could be adjourned by the Outdoor Channel Board as permitted under the terms of the merger agreement. In addition, the Outdoor Channel Board, as permitted under the terms of the merger agreement, could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, Outdoor Channel stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign, date and mail your proxy card or voting instruction card without indicating how you wish to have your shares voted, your shares will only be voted in favor of an adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to vote in favor of adoption of the merger agreement.

Outdoor Channel Householding Information

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to Outdoor Channel Holdings, Inc., Investor Relations, 43455 Business Park Drive, Temecula, CA 92590, or contact Investor Relations at (951) 699-6991. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Account Maintenance

Outdoor Channel’s transfer agent is Computershare Trust Co. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock, and similar issues, should be made by calling the transfer agent’s toll-free number, (800) 736-3001. In addition, you can access your account through the transfer agent’s website. To access your account on the Internet, visit www-us.computershare.com/Investor/.

Prior Delivery of Outdoor Channel Shares in respect of the InterMedia Transaction

If you have previously transferred shares of Outdoor Channel common stock to Computershare Trust Co., Outdoor Channel’s transfer agent and the exchange agent for the InterMedia transaction, in respect of an election of consideration under the InterMedia transaction, please note the following:

Certificated Shares. If you submitted physical certificates representing shares of Outdoor Channel common stock to Computershare, then Computershare has converted your shares into electronically recorded and tracked but uncertificated shares, or what we refer to as book-entry shares, and registered the book-entry shares in your name. If you would like to surrender your book-entry shares for the merger consideration to which you are entitled under the KSE merger, then upon receipt of a letter of transmittal following the effective time of the merger, you must follow the procedures set forth in the letter of transmittal regarding delivery of your book-entry shares. If you wish to receive certificated shares, please contact Computershare Trust Co. at (800) 962-4284 to make arrangements for delivery of your shares.

Book-Entry Shares. If you submitted book-entry shares of Outdoor Channel common stock to Computershare, then Computershare has returned your shares to your book-entry account. If you would like to surrender your book-entry shares for the merger consideration to which you are entitled under the KSE merger, then upon receipt of a letter of transmittal following the effective time of the merger, you must follow the procedures set forth in the letter of transmittal regarding delivery of your book-entry shares.

Street-name Shares. If you hold your shares in street name through a broker, bank or other nominee, please confirm receipt of your shares with your broker, bank or other nominee.

THE MERGER

General Description of the Merger

On November 15, 2012, Outdoor Channel entered into a merger agreement with InterMedia Outdoors Holdings, LLC and certain of its affiliates. On February 27, 2013, Outdoor Channel received an unsolicited proposal from KSE. The Outdoor Channel Board concluded that the KSE proposal constituted a superior proposal as compared to the transactions contemplated under the InterMedia merger agreement and that the failure to approve or recommend the KSE proposal and terminate the InterMedia merger agreement to enter into a definitive agreement with respect to the KSE proposal would be inconsistent with the fiduciary duties of the Outdoor Channel Board to the Outdoor Channel stockholders under applicable law. On March 13, 2013, the InterMedia merger agreement was terminated and Outdoor Channel paid InterMedia Outdoors Holdings, LLC a termination fee of $6.5 million in accordance with the terms of the InterMedia merger agreement.

Subsequently, on March 13, 2013, Outdoor Channel entered into the merger agreement with KSE and Merger Sub. Under the merger agreement, Merger Sub will merge with and into Outdoor Channel, and Outdoor Channel will survive the merger and become a wholly owned subsidiary of KSE.

Upon the consummation of the merger, each outstanding share of Outdoor Channel common stock will be automatically converted into and will represent the right to receive $8.75 in cash, without interest and less any applicable withholding taxes. KSE will appoint an exchange agent reasonably acceptable to Outdoor Channel for the purpose of exchanging certificates of Outdoor Channel common stock for the merger consideration. The merger agreement is attached as Annex A to this proxy statement and is incorporated by reference herein in its entirety. Outdoor Channel encourages its stockholders to read the merger agreement carefully in its entirety, as the merger agreement is the principal legal document governing the merger.

At the special meeting, holders of Outdoor Channel common stock will be asked to vote upon a proposal to adopt the merger agreement, a proposal to approve on an advisory (non-binding) basis, the “golden parachute” compensation payable or that could become payable to Outdoor Channel’s named executive officers in connection with the merger pursuant to pre-existing arrangements with those individuals, and a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to vote in favor of adoption of the merger agreement. Mr. E. Stanley Kroenke, KSE’s chairman, personally owns 1.25 million shares of Outdoor Channel common stock.

The Outdoor Channel Board is using this document to solicit proxies from the holders of Outdoor Channel common stock for use at the special meeting. The merger will not be consummated unless Outdoor Channel’s stockholders adopt the merger agreement.

Guarantee of KSE Payment Obligations

Mr. Kroenke has agreed to guarantee the payment obligations of KSE under the merger agreement. Mr. Kroenke shall be released from his guarantee if and to the extent that KSE receives a legal, valid, binding and enforceable financing commitment on customary terms, or a bank guarantee substituting for his obligations thereunder, in each case acceptable to Outdoor Channel, from a major money center bank to finance the transactions contemplated by the merger agreement.

Background of the Merger

The management of Outdoor Channel and the Outdoor Channel Board regularly review the strategic direction of the business of Outdoor Channel in light of, among other things, its results of operations, general market and economic conditions, its competitive position in the industries in which it operates, its strategic objectives and operational matters. As a part of such reviews, management and the Outdoor Channel Board have considered the strategic options of its business, including the continued challenges of operating as a single-channel standalone company and the possibility of a sale of the business, acquisitions and other strategic combinations, the advantages and disadvantages of each strategic option and whether such option offers the best avenue to enhance stockholder value.

In 2007, representatives of Outdoor Channel and InterMedia Partners VII, L.P, which we refer to as InterMedia Partners, and which is the controlling equity holder of InterMedia Outdoors Holdings, LLC, which we refer to as IMOTSC, participated in preliminary discussions to consider the possibility of a business combination involving Outdoor Channel and IMOTSC. Although these initial preliminary discussions did not proceed further at that time, from time to time thereafter representatives of the two companies contacted each other to discuss whether the parties should re-explore a potential business combination, but these infrequent discussions never led to any further discussions until 2011.

In 2010, Outdoor Channel received preliminary expressions of interest from two separate private equity firms. Each private equity firm’s proposal included the purchase of all outstanding Outdoor Channel shares for cash and a significant rollover of the Massie Parties’ shares into equity in the potential purchasers. As a result, after receiving the advice of representatives of Outdoor Channel’s legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, which we refer to as Wilson Sonsini, the Outdoor Channel Board created a special committee of disinterested directors, which we refer to as the Special Committee, to review and evaluate strategic alternatives, including without limitation, a possible sale of Outdoor Channel. The Outdoor Channel Board determined that the Special Committee was appropriate in light of proposals included in the expressions of interest that provided for the Massie Parties to exchange their shares for new equity of the surviving entity, while other stockholders of Outdoor Channel would receive only cash consideration. As such, the Special Committee was designed to address any actual or potential conflict of interest that could arise in such a transaction. In June 2010, Outdoor Channel engaged Lazard Frères & Co. LLC, which we refer to as Lazard, as its financial advisor. The Special Committee held several meetings and directed Lazard to engage, on behalf of Outdoor Channel, in discussions with the two private equity firms. Although the Special Committee had made no strategic decision to sell Outdoor Channel, they considered it appropriate to engage in discussions concerning a potential cash sale for numerous reasons, including challenges associated with operating a single-channel cable company, the size and scale of Outdoor Channel’s business relative to other industry participants, and the lack of affordable acquisition targets or similar strategic combinations that would be reasonably likely to accelerate growth. Although Outdoor Channel engaged in preliminary discussions with both firms for several months and granted such firms access to confidential materials and due diligence sessions with management of Outdoor Channel, no firm bid or proposal was received regarding a transaction and such discussions were discontinued. The Special Committee held its last meeting in May 2011.

During May and June 2011, the Outdoor Channel Board held a series of board meetings to discuss potential strategic alternatives for the company that could enhance stockholder value, including exploration of a sale of the entire company. The Outdoor Channel Board, with the assistance of Outdoor Channel’s management and legal and financial advisors, reviewed potential internal strategic measures and external strategic transactions and considered the feasibility and potential advantages and disadvantages of such possible measures or transactions. Although the Outdoor Channel Board continued to explore strategies to successfully operate as a standalone company, it had concerns about competing in the marketplace and the inherent constraints on future growth if it continued as a single-channel standalone operator. Of the number of potential alternatives considered by the Outdoor Channel Board, discussions focused on a sale of the entire business and a proposed leveraged recapitalization as alternatives that could provide significant value to investors. The Outdoor Channel Board also briefly explored an acquisition of another single-channel operator, but no suitable targets were identified. Although a leveraged recapitalization and associated cash dividend could allow its stockholders to obtain some amount of liquidity and the opportunity to participate in the future prospects of the company, the Outdoor Channel Board determined that such a transaction would not adequately address the challenges of operating as a single-channel standalone company. Ultimately, the Outdoor Channel Board determined that a sale of the entire business for cash, which could provide a potential for short-term liquidity for current investors, would likely offer the best avenue to enhance stockholder value. In connection with its review of potential transactions, the Outdoor Channel Board also considered the likelihood that potential acquirors would have an interest in a transaction and the potential synergies and other factors that could affect the consideration that such other parties could be prepared to pay. At the conclusion of these series of meetings, the Outdoor Channel Board authorized management, with Lazard’s assistance, to pursue a non-public third-party solicitation process in which both strategic and financial potential acquirors would be contacted. As part of this process, the Outdoor Channel Board concluded that it was unnecessary to maintain the special committee of disinterested directors for purposes of the review and evaluation of offers that arose out of the solicitation process. Unlike the discussions that occurred in 2010, it was anticipated that the Massie Parties would receive the same form of consideration as the other Outdoor Channel stockholders. As a result, the Outdoor Channel Board determined that the interests of the Massie Parties and the other stockholders were aligned and a special committee of disinterested directors was unnecessary.

From July through November 2011, a total of 85 parties were contacted, 65 of which were private equity firms and 20 of which were potential strategic bidders. These contacts lead to the execution of confidentiality agreements and due diligence reviews by 29 parties and the receipt of seven indications of interest. None of such parties submitted final proposals or continued significant discussions with Outdoor Channel. World Fishing Network, of which KSE indirectly owns a 50% interest, was contacted during this phase of the process. Although the World Fishing Network and Outdoor Channel entered into a confidentiality agreement and due diligence was conducted, discussions did not lead to a final proposal for a business combination or continued significant discussions.

Shortly following completion of this initial process, Outdoor Channel engaged in communications with four separate parties, including certain parties that had not been contacted during the initial process such as InterMedia Partners and a private equity firm, which we refer to herein as Party A.

In November 2011, representatives of Outdoor Channel and representatives of InterMedia Partners held preliminary discussions regarding a potential business combination transaction involving IMOTSC and Outdoor Channel. From time to time thereafter, representatives of Outdoor Channel and InterMedia Partners continued to discuss a potential transaction and certain high level diligence matters.

Also in November 2011, Party A submitted a preliminary non-binding indication of interest proposing an acquisition of Outdoor Channel for a purchase price ranging from $7.15 to $7.35 per share. Following further discussions and negotiations, this range was increased to $7.50 to $7.80 per share in a subsequent indication of interest delivered in December 2011. Outdoor Channel requested that Party A provide additional details regarding the proposed financing for the potential transaction and Party A indicated that a fully financed bid would be forthcoming.

From January 2012 through June 2012, Outdoor Channel and IMOTSC continued to exchange high level due diligence materials, including financial forecasts and tax data regarding their respective businesses.

On February 15, 2012, Party A submitted a revised preliminary non-binding indication of interest proposing an acquisition of Outdoor Channel for a purchase price of $6.55 per share for the Massie Parties and $7.25 per share for all other stockholders, equivalent to a $6.99 weighted average price per share. The indication of interest did not provide details on Party A’s potential financing sources despite Outdoor Channel’s request to do so.

Following receipt of Party A’s proposal, at the direction of the Outdoor Channel Board, Lazard contacted Party A and requested that Party A increase its proposal and provide additional details regarding its proposed financing. Party A declined to increase its proposal and discussions were discontinued.

In April 2012, Thomas E. Hornish, the President and Chief Executive Officer of the Outdoor Channel, had a call with representatives of InterMedia Partners to discuss a framework for a potential transaction, including InterMedia Partners’ desire to structure a transaction in which InterMedia Partners would own a controlling interest in the combined company. This structure would also have the added benefit of preserving the value of IMOTSC’s existing tax assets.

On May 31, 2012, Mr. Hornish and Tom Allen, the Chief Financial Officer of Outdoor Channel, held a preliminary diligence call with representatives of InterMedia Partners and IMOTSC regarding IMOTSC’s magazine business. Lazard also joined the call. Representatives of InterMedia Partners and IMOTSC provided a general overview of the print media business and the current and prospective opportunities and challenges faced by the industry. The call focused on matters relating to the historical trends, stability and sustainability of the subscriber base and profitability of the magazine business.

In mid-June 2012, Party A indicated that it desired to reinitiate discussions regarding a potential transaction and that a proposal would be forthcoming.

On June 15, 2012, Messrs. Hornish and Allen met, together with Lazard, with representatives from InterMedia Partners to continue discussions regarding a potential transaction. During such discussions, Mr. Hornish indicated that Outdoor Channel would be willing to undertake a transaction in which Outdoor Channel stockholders would hold 40% of the combined company’s pro forma equity ownership after taking into account the cash consideration that would be payable to Outdoor Channel stockholders.

From June 21 through July 1, 2012, representatives of Outdoor Channel and InterMedia Partners continued to meet to negotiate the principal terms of InterMedia Partners’ proposal. The negotiations focused on the consideration, comprised of cash and shares of the combined company, to be received by Outdoor Channel stockholders.

On June 28, 2012, Party A submitted a revised preliminary non-binding indication of interest proposing an all-cash acquisition of Outdoor Channel for a purchase price of $7.50 per share subject to financing and other conditions. The indication of interest did not provide details on Party A’s potential financing sources although Party A indicated that a fully financed bid would be forthcoming.

On July 2, 2012, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance, to discuss IMOTSC’s and Party A’s respective proposals. At the meeting, Messrs. Hornish and Allen provided the Outdoor Channel Board with an overview of the status of discussions with InterMedia Partners and Party A. Lazard then summarized for the Outdoor Channel Board financial terms proposed by IMOTSC, which contemplated the combined company entering into a new debt facility for $120 million with the proceeds to be used to refinance existing indebtedness of IMOTSC’s magazine business and the balance to be used, along with available cash, to fund the cash portion of the consideration payable to Outdoor Channel stockholders in the proposed transaction. The proposed transaction would result in consideration comprised of approximately $125 million in cash and a 30.7% pro forma equity ownership for Outdoor Channel stockholders in the combined company and a 69.3% pro forma equity ownership for IMOTSC equity holders. Outdoor Channel stockholders would be entitled to elect to receive $7.60 per share in cash or shares of the combined company’s common stock, subject to proration. Mr. Hornish also indicated to the Outdoor Channel Board that since the companies had exchanged only limited due diligence information then to date, the proposal would be subject to executing a confidentiality agreement and completing detailed due diligence. After further discussion, the Outdoor Channel Board authorized management to continue negotiations with IMOTSC on the basis of the proposed terms, but directed management to seek to increase the percentage equity ownership of Outdoor Channel stockholders in the combined company. The Outdoor Channel Board also discussed the status of discussions with Party A, including the prospects of improving Party A’s proposal and Party A’s request for exclusive negotiations, and directed management to engage in further discussions with Party A, but to indicate that Outdoor Channel would be unable to enter into exclusivity until Party A was able to provide more clarity and certainty regarding its proposed financing arrangements.

Following the board meeting, in accordance with the Outdoor Channel Board’s directions, Mr. Hornish and Lazard contacted representatives of InterMedia Partners and proposed an increase in the pro forma equity ownership of Outdoor Channel stockholders in the combined company from 30.7% to 32.6% and an increase in the per share cash election amount from $7.60 per share to $7.85 per share and the aggregate of cash being distributed to Outdoor Channel stockholders remaining equal to approximately $125 million.

On July 11, 2012, representatives of InterMedia Partners delivered to Outdoor Channel a written counterproposal reflecting a pro forma equity ownership for Outdoor Channel stockholders in the combined company of 30.7%, and an increase in the per share cash election amount to $8.00 per share and the aggregate of cash being distributed to Outdoor Channel stockholders remaining equal to approximately $125 million. The counterproposal also included an $8 million termination fee payable by Outdoor Channel to IMOTSC under certain circumstances, a proposed voting agreement that would limit the ability of the Massie Parties and certain other affiliates from voting in favor of an alternative transaction for a certain period after termination of the InterMedia merger agreement and a prohibition on Outdoor Channel from soliciting alternative proposals for a limited period following execution of the InterMedia merger agreement. The proposal also indicated that the combined company would have seven directors, four selected by InterMedia Partners and three designated by Outdoor Channel.

On July 13, 2012, Outdoor Channel management met in person with Party A and its financing sources for purposes of facilitating Party A’s and such financing sources’ due diligence processes. Following this meeting, Party A continued to perform diligence on Outdoor Channel and held conference calls with Outdoor Channel management. Initially following these meetings, Party A indicated that it was working toward delivering a fully financed cash proposal to acquire Outdoor Channel at $7.50 per share, but would likely require the Massie Parties to convert a portion of their stock into new equity of the surviving corporation, and stated that it would be in a position to deliver such proposal shortly.

On July 18, 2012, InterMedia Partners revised its July 11, 2012 proposal for a transaction in which Outdoor Channel stockholders would receive either (1) the same consideration as set forth in the July 11th proposal of 30.7% of the pro forma equity ownership of the combined company and a per share cash election amount of $8.00 per share (an aggregate of approximately $125 million) or (2) if the Massie Parties agreed to the provision limiting their ability to vote for any alternative acquisition for a period of at least one year, 31.3% of the combined company’s pro forma equity ownership and a per share cash election amount of $8.10 per share (an aggregate of approximately $125 million). Each of the options would include a termination fee of $8 million payable by Outdoor Channel to IMOTSC under certain circumstances and the prohibition of a go-shop provision. Subsequently in August 2012, InterMedia Partners further revised its proposal to increase Outdoor Channel stockholders’ pro forma equity ownership to 31.65% in the event the Massie Parties agreed to their one-year restriction.

On July 23, 2012, representatives of Outdoor Channel followed up with Party A regarding the status of its proposal. Party A indicated that it was continuing to work on a proposal and stated again that it would be able to deliver a fully financed cash proposal within a matter of days.

On July 27, 2012, Messrs. Hornish and Allen met in face-to-face meetings with representatives of InterMedia Partners to discuss the proposed transaction. Conversations focused on the business and strategic rationale for the proposed transaction and InterMedia Partners’ plans for the combined company.

On August 2, 2012, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance, to discuss the proposed transaction. At the meeting, Messrs. Hornish and Allen provided the Outdoor Channel Board with an overview of the status of the discussions with InterMedia Partners regarding its plans for the operations of the combined business, including various strategies for combining the two networks and potential synergies to be realized from the proposed transaction. Lazard discussed with the Outdoor Channel Board certain potential strategic options for Outdoor

Channel, including a recapitalization of the company on a standalone basis, and summarized financial terms of InterMedia Partners’ and Party A’s respective proposals. The Outdoor Channel Board then discussed the advantages and disadvantages of implementing various potential strategies and other matters pertaining to the combined company. Peter Kern of InterMedia Partners joined for a portion of the meeting to discuss his vision for the combined company with the Outdoor Channel Board. The members of the Outdoor Channel Board asked several questions of Mr. Kern and discussion ensued. In response to questions from the Outdoor Channel Board, Mr. Kern indicated that while he was not able to commit to a detailed strategy for the operation by the combined company of the two channels, the combination would increase the ability of the combined company to broaden the existing subscriber base as well as to enter into new distribution agreements and maintain or renew existing agreements with satellite systems, telephone companies and cable multiple system operators. Additionally, in response to questions, Mr. Kern clarified that the decision to structure the transaction to have a surviving public company, as opposed to a going-private transaction, was primarily to provide an opportunity for liquidity for the InterMedia investors, and was an important objective for InterMedia. Mr. Kern also addressed questions pertaining to the proposed management of the combined company, noting that he had not at that time made a determination as to the appropriate management structure or the identity of specific executives of the combined company. The Outdoor Channel Board indicated that identifying acceptable candidates for management of the combined company would be an important factor in obtaining its support of the proposed transaction. Following this discussion, Mr. Kern left the meeting, and Messrs. Hornish and Allen updated the Outdoor Channel Board on the status of Outdoor Channel’s due diligence review of IMOTSC’s business and certain key findings identified to date. These findings primarily related to trends in the subscription bases and profitability of IMOTSC’s network and magazine businesses as well as potential levels of duplication in the subscriber bases of the two networks, which were, in each case, consistent with Outdoor Channel’s expectations.

On August 7, 2012, at the Board’s direction, representatives of Lazard discussed with Party A the status of Party A’s proposal and terms of its proposed financing. Party A continued to state that fully committed financing would be forthcoming.

On August 8, 2012, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance, to discuss Party A’s proposed transaction. At the meeting, Messrs. Hornish and Allen provided the Outdoor Channel Board with an overview of the status of discussions with InterMedia Partners, including InterMedia Partners’ proposal regarding the form and amount of consideration to be delivered to Outdoor Channel stockholders in the proposed transaction and the proposed restrictions on the Massie Parties. The Board then discussed with Outdoor Channel’s advisors the proposed termination fee payable by Outdoor Channel to IMOTSC under certain circumstances described in the InterMedia merger agreement and other deal protection provisions. After discussion, the Outdoor Channel Board directed management to negotiate a lower termination fee. Messrs. Hornish and Allen then updated the Board on the status of discussions with Party A. In the view of the Outdoor Channel Board and management, discussions with Party A would not likely to result in a transaction due to the fact that after approximately nine months of intermittent discussions and detailed due diligence, including receipt of financial forecasts of Outdoor Channel’s business and meetings with Outdoor Channel’s management, Party A had not submitted a firm proposal with specifics of its proposed equity and debt financing despite continued assurances from Party A that it would do so. In addition, the Outdoor Channel Board felt it was unlikely that Party A would continue to stand behind its then current offer of $7.50 given its attempt in February 2012 to decrease its offer price. The Outdoor Channel Board then considered a proposal by IMOTSC to enter into exclusive negotiations. Although at such time IMOTSC had not secured fully committed financing, based on the results of Outdoor Channel’s due diligence and the detailed terms of IMOTSC’s acquisition proposal, it was clear that IMOTSC was in progressing discussions with lenders and that it had resolved the primary terms of its proposed financing. The Outdoor Channel Board further weighed these factors against IMOTSC’s then-current offer, which the Board determined had a higher value than Party A’s offer and, due to IMOTSC’s substantial assets, the potential for synergies in the combination of the two business and a transaction structure that proposed a lower leverage ratio than the transaction proposed by Party A, was believed more likely to be financed and ultimately consummated than Party A’s proposal. Based on these factors, the Outdoor Channel Board authorized management to enter into exclusivity with IMOTSC subject to negotiating an acceptable termination fee, and subject to the condition that the exclusivity period would automatically terminate upon any decrease to IMOTSC’s proposed purchase price.

Following the meeting, Messrs. Hornish and Allen had several calls with representatives of InterMedia Partners to discuss the proposed termination fee. As a result of these discussions, IMOTSC decreased the proposed termination fee to $6 million and Mr. Hornish indicated that Outdoor Channel would be prepared to enter into exclusive negotiations with IMOTSC. In connection with the ongoing discussions and to facilitate the exchange of additional due diligence materials, Outdoor Channel and IMOTSC then entered into a mutual confidentiality agreement on August 13, 2012, which agreement required Outdoor Channel to negotiate exclusively with InterMedia Partners for a period of 30 days.

Beginning in August 2012, representatives of Outdoor Channel and InterMedia Partners commenced detailed due diligence investigations, provided access to certain non-public materials and other data through on-line data rooms and facilitated in-person diligence meetings. Outdoor Channel also engaged a nationally recognized outside accounting firm to perform due diligence on financial and accounting aspects of IMOTSC’s business and a third party print media consultant to perform due diligence on IMOTSC’s print media business. The exchange of due diligence materials between the parties continued until execution of the InterMedia merger agreement.

On September 4, 2012, IMOTSC delivered a draft of the proposed InterMedia merger agreement to Outdoor Channel. From September 4 through the announcement of the transaction, representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP, which we refer to as Paul Weiss, counsel to InterMedia Partners and IMOTSC, and Wilson Sonsini engaged in negotiations and exchanged drafts of the InterMedia merger agreement to finalize the terms and conditions of the transaction. The principal matters discussed included the amount and events triggering the payment of the termination fee by Outdoor Channel, deal protection provisions, IMOTSC’s position that its obligations to close the transaction should be conditioned on its ability to obtain debt financing, the timing for the delivery of audited financial statements on the combined IMOTSC business and the overall liability of the parties in the event of certain breaches of the InterMedia merger agreement. These negotiations and exchanges of draft merger agreements continued until execution of the definitive InterMedia merger agreement.

On September 6, 2012, Messrs. Hornish and Allen met in person with representatives of InterMedia Partners and IMOTSC to conduct further due diligence discussions regarding the publishing business of IMOTSC. Lazard also attended this meeting, and given that Outdoor Channel did not currently operate a print media business, representatives of Kliger Media Associates, LLC, which is referred to herein as Kliger Media, a print media specialist engaged by the management of Outdoor Channel to assist it in its due diligence of IMOTSC’s publishing business, also attended. During this meeting, Messrs. Hornish and Allen, along with the Kliger Media representatives, engaged in discussions with the expectation of gaining a better understanding of the trends, stability and sustainability of the profitability and circulation base of the print media business. Additionally, their diligence focused on obtaining additional information and a better understanding regarding the costs and expenses of the business. Messrs. Hornish and Allen had previously indicated their concern about the future profitability of the magazine business given a perceived decline in the general economic outlook of the print media industry and the discussion focused on the fact that the magazine titles of IMOTSC were of a specialty nature, as opposed to general interest. In IMOTSC’s view, its results of operations had been and could continue to be relatively stable sources of revenue and profitability since its specialty magazines had not experienced the same degree of circulation decline as other general interest magazines had experienced over the last few years.

On September 11, 2012, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance, to discuss the potential transaction with IMOTSC. At the meeting, Messrs. Hornish and Allen provided the Outdoor Channel Board with an overview of the status and findings of the due diligence then performed to date. Management’s review did not identify any specific issues with respect to IMOTSC’s business, including in respect of IMOTSC’s distribution agreements and operating results, that would preclude further discussions between the parties. Similarly, IMOTSC had indicated a willingness to proceed with discussions following its due diligence investigation of the business of Outdoor Channel. Following management’s presentation, representatives of Kliger Media gave an oral presentation to the Board regarding the results of its due diligence on IMOTSC’s publishing business, including their independent view that IMOTSC’s print media business appeared relatively stable and would be better insulated from the circulation decline experienced by general interest magazines with larger subscription and newsstand bases. Although Kliger Media did not present a quantitative analysis comparing the relative degree of magazine circulation decline in either subscriptions or newsstand sales, or a comparison of IMOTSC circulation decline as compared to print circulation decline generally, Kliger Media forecasted a relative stability in the IMOTSC circulation base based on, among other things, the unique specialty markets served by its publications, the strength of IMOTSC’s key brands, the accomplishment of IMOTSC’s prior work to re-engineer its circulation model, right-size its staff, re-build its internal content management system and position its key brands for digital growth, and the strength and stability of its current management, editorial staff and sales force. Representatives of Wilson Sonsini then led the Outdoor Channel Board through a discussion of the material terms of the InterMedia merger agreement, including the provisions relating to deal protection and financing risks and the lack of a definitive proposal for the governance of the combined entity. Messrs. Hornish and Allen indicated that, based on the continued due diligence investigation and the matters to be negotiated on the proposed merger agreement, they would recommend that the Outdoor Channel Board extend the exclusivity period under the confidentiality agreement with IMOTSC for an additional 30 days. The Outdoor Channel Board determined to extend the exclusivity period through October 12, 2012. As discussions between Outdoor Channel and InterMedia Partners progressed, the exclusivity period was extended from time-to-time thereafter through the date of execution of the InterMedia merger agreement.

Following the meeting on September 11, 2012, the parties continued their due diligence investigations and engaged in discussions and negotiations relating to the terms of the InterMedia merger agreement, which continued to focus on financing and governance matters. During such time, representatives of Outdoor Channel and IMOTSC discussed a proposal to remove the financing condition initially proposed by IMOTSC in favor of a termination fee that would be payable by IMOTSC in the event that the financing was not available to close the transaction. Additionally, at the direction of the Outdoor Channel Board, representatives of Wilson Sonsini indicated to IMOTSC that the Outdoor Channel Board needed to understand and be comfortable with IMOTSC’s proposal for the management of the combined entity prior to approving the proposed transaction. Wilson Sonsini further indicated that, while open-minded to another proposal, the Outdoor Channel Board had a great deal of confidence in Outdoor Channel’s current management and would be supportive of a transaction in which Messrs. Hornish and Allen continued in their roles with the combined company.

On October 9, 2012, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance, to discuss the potential transaction with IMOTSC. At the meeting, Messrs. Hornish and Allen provided the Outdoor Channel Board with an overview of the status of discussions with InterMedia Partners and its advisors, including the progress on the negotiations of the terms of the proposed InterMedia merger agreement and governance of the combined company, including the composition of the management of the combined company, for which IMOTSC proposed that the current management of Outdoor Channel continue in their roles with the combined company, and related matters. Messrs. Hornish and Allen then updated the Outdoor Channel Board on certain outstanding items that would need to be completed prior to signing the proposed InterMedia merger agreement, including finalization of the audit of the consolidated financial statements of IMOTSC’s magazine and channel businesses, the renewal of certain agreements with certain key distributors of Outdoor Channel, the status of the negotiations between InterMedia Partners and its lenders in respect of the financing for the proposed transaction and finalization of outstanding terms of the proposed InterMedia merger agreement. Representatives of Wilson Sonsini then reviewed in detail with the Board such outstanding terms of the proposed InterMedia merger agreement, including the terms of the proposed termination fee that Outdoor Channel would be required to pay IMOTSC in certain circumstances, the terms of a proposed reverse termination fee payable by IMOTSC in the event that the financing was not available at the time of closing and additional deal protections requested by IMOTSC. Lazard discussed with the Board certain financial matters that could impact the valuations of Outdoor Channel and IMOTSC, including updated financial information provided by the managements of Outdoor Channel and IMOTSC for the 2012 fiscal year and such managements’ expectations regarding potential synergies. Management of Outdoor Channel then reviewed with the Board projected financial information regarding IMOH that had been prepared by management of Outdoor Channel and IMOTSC and management’s view of such projections.

Following the October 9th board meeting, representatives of Outdoor Channel and InterMedia Partners continued to negotiate the terms of the InterMedia merger agreement and to discuss the terms of IMOTSC’s proposed financing. In particular, negotiations focused on, among other things, the timing of the date at which either party to the InterMedia merger agreement would have the right to terminate the agreement in light of the corresponding period for which IMOTSC’s lenders were willing to provide committed financing, limitations on IMOTSC’s liability in the event of termination, and terms of the arrangements with management of the combined company and the proposed $2 million advisory fee payable to InterMedia Partners in connection with the transaction. During this time, the parties also continued to engage in due diligence, and Outdoor Channel reviewed draft consolidated financial statements of IMOTSC.

On November 9, 2012, Messrs. Hornish and Allen met with representatives of InterMedia Partners to discuss the status of the transaction and to revisit the economics previously agreed to at the time the parties entered into exclusive negotiations in light of the results of Outdoor Channel’s and InterMedia Partners’ respective due diligence investigations.

Following such discussions, Messrs. Hornish and Allen indicated the desire of Outdoor Channel to pay to its stockholders in connection with the transaction a special dividend prior to the end of the calendar year, and IMOTSC indicated that such dividend would be acceptable provided that the aggregate amount of the dividend, which was estimated to be approximately $6.5 million, was deducted from the cash consideration to be delivered to Outdoor Channel stockholders in the merger. As a result of these discussions, the parties initially agreed to increase the number of shares to be distributed to Outdoor Channel stockholders from 30.7% to 31.5% of the pro forma equity ownership of the combined company, that Outdoor Channel would be permitted to make the proposed special cash dividend, with a resulting equivalent decrease to the cash consideration to be paid in the merger from $125 million to approximately $118.5 million, that the termination fee to be paid by Outdoor Channel under certain circumstances would be increased from $6 million to $6.5 million and that the proposed management advisory fee of InterMedia Partners would be increased from $2 million to $2.5 million.

On November 13, 2012, the parties held several conference calls to finalize the economic terms of the proposed transaction, focusing on the aggregate amount of the equity of the combined company that would be issued to Outdoor Channel stockholders as consideration. At such time, the parties indicated their concerns regarding the liquidity of the combined company following closing and their desire to decrease the total cash consideration payable to Outdoor Channel stockholders to $115 million. InterMedia Partners proposed that to compensate Outdoor Channel stockholders for the decrease in cash consideration, the amount of stock consideration to be received by the Outdoor Channel stockholders would be increased by approximately the same value, resulting in Outdoor Channel stockholders receiving an aggregate of 32.4% of the combined company.

On November 14, 2012, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance, to discuss the potential transaction with IMOTSC. At the meeting, Messrs. Hornish and Allen provided the Outdoor Channel Board with an overview of the status of discussions with InterMedia Partners and its advisors. Following the discussion, representatives of Wilson Sonsini advised the Outdoor Channel Board of its fiduciary duties in connection with the potential transaction and then discussed the terms of the proposed InterMedia merger agreement and the related support agreement, lockup agreement and registration rights agreement. The Outdoor Channel Board also discussed other actions to be taken in connection with the transaction, including the proposed declaration of a $0.25 per share cash dividend that would be paid to Outdoor Channel stockholders in December 2012. As requested by Outdoor

Channel, Lazard reviewed with the Board its financial analysis of the InterMedia merger consideration inclusive of the $0.25 per share dividend and rendered to the Outdoor Channel Board an oral opinion, subject to confirmation in writing upon completion of all definitive documentation, to the effect that the consideration to be paid in the InterMedia merger to holders of Outdoor Channel common stock (other than holders who are entitled to and properly demand an appraisal of their shares of Outdoor Channel common stock) was fair, from a financial point of view, to such holders. The Outdoor Channel Board engaged in a discussion of the advantages of the transaction and a number of countervailing factors. Following such discussions, the Outdoor Channel Board, subject to completion of all definitive documentation, unanimously determined that the InterMedia merger agreement and the InterMedia merger were advisable and in the best interests of Outdoor Channel and its stockholders, approved the InterMedia merger agreement and recommended that Outdoor Channel stockholders adopt the InterMedia merger agreement. The Outdoor Channel Board also declared the $0.25 per share cash dividend to be paid to Outdoor Channel stockholders in December 2012 in connection with the transaction.

On November 15, 2012, given that the InterMedia merger agreement had not been executed and that the dividend had been declared the prior evening, Outdoor Channel requested that Lazard update its financial analysis of Outdoor Channel assuming the payment of the dividend declared by the Outdoor Channel Board the prior day. Lazard indicated that its oral opinion rendered the prior day should be considered withdrawn.

Later on November 15, 2012, the Outdoor Channel Board reconvened and received an update on the finalization of the InterMedia merger agreement and related transaction matters from Wilson Sonsini. As requested, Lazard reviewed with the Outdoor Channel Board its updated financial analysis of the InterMedia merger consideration and rendered to Outdoor Channel’s board of directors an oral opinion, confirmed by delivery of a written opinion dated November 15, 2012, to the effect that, as of that date and based upon and subject to the assumptions, factors and qualifications set forth in such opinion, the consideration to be paid in the InterMedia merger to holders of Outdoor Channel common stock (other than holders who are entitled to and properly demand an appraisal of their shares of Outdoor Channel common stock) was fair, from a financial point of view, to such holders. At the conclusion of the meeting, the Outdoor Channel Board unanimously determined that the InterMedia merger agreement and the InterMedia merger were advisable and in the best interests of Outdoor Channel and its stockholders, approved the InterMedia merger agreement, recommended that Outdoor Channel stockholders adopt the InterMedia merger agreement and authorized management to enter into the InterMedia merger agreement.

During the evening of November 15, 2012, IMOTSC and Outdoor Channel executed and delivered the InterMedia merger agreement. The directors and executive officers of Outdoor Channel and the Massie Parties also executed and delivered the Support Agreement, the Massie Parties and Mr. Hornish executed and delivered the Lock-Up Agreement and the Massie Parties executed and delivered the Registration Rights Agreement.

On the morning of November 16, 2012, IMOTSC and Outdoor Channel issued a joint press release announcing the InterMedia transaction.

On November 21, 2012, InterMedia Outdoor Holdings, LLC, which we refer to as IMOH, filed an initial registration statement with the SEC regarding the shares to be issued under the InterMedia merger agreement, which contained the proxy statement/prospectus relating to the special meeting to consider and vote upon the adoption of the InterMedia merger agreement. Following such filing and until February 11, 2013, the date that the registration statement was declared effective by the SEC, the SEC, Outdoor Channel and IMOH and their respective representatives engaged in written and telephonic communications regarding the SEC’s review of the registration statement. Shortly after the registration statement was declared effective by the SEC, Outdoor Channel mailed the proxy statement/prospectus to its stockholders and scheduled a special meeting of stockholders to approve the transaction with IMOTSC for March 13, 2013.

On February 27, 2013, the Outdoor Channel Board received an unsolicited, nonbinding, written proposal from KSE to acquire all of its outstanding shares of common stock in an all-cash transaction at a price of $8.75 per share, subject to the completion of limited confirmatory due diligence and the execution of a definitive merger agreement. The KSE proposal indicated that the proposed merger agreement would not have any uncertainty tied to financing and that Outdoor Channel’s ability to seek monetary damages (or specific performance) would not be capped in the event of willful breach. The KSE proposal further indicated that Mr. Kroenke personally owned 1.25 million shares of Outdoor Channel common stock.

On February 28, 2013, Outdoor Channel provided notice to IMOTSC of the KSE proposal in accordance with the terms of the InterMedia merger agreement.

Later on February 28, 2013, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance, to discuss the KSE proposal. Under the terms of the InterMedia merger agreement, in order for Outdoor Channel to provide confidential materials to KSE and engage in discussions with KSE regarding its proposal, the Outdoor Channel Board would be required to determine in good faith that the KSE proposal was bona fide and that the KSE proposal would reasonably be expected to result in a “Superior Proposal” as such term is defined in the InterMedia merger agreement. Representatives of Wilson Sonsini reviewed with the Outdoor Channel Board its fiduciary duties and the terms of the InterMedia merger agreement in the context of considering the KSE proposal. Representatives of Wilson Sonsini and Lazard then reviewed with the Outdoor Channel Board the principal terms of the KSE proposal, including the fact that the offer was all-cash, that Outdoor Channel would not be limited to a reverse termination fee and may pursue specific performance in the event the transaction did not close due to KSE’s failure to obtain financing and that Outdoor Channel’s remedy in the event of a willful and material breach by KSE would not be limited in amount. After further discussion, including regarding the business, reputation and holdings of KSE and Mr. Kroenke, the Outdoor Channel Board determined that the KSE proposal was bona fide. Lazard then discussed with the Outdoor Channel Board the stock and cash consideration payable under the InterMedia merger agreement as previously considered by the Outdoor Channel Board and KSE’s all-cash proposal. The Outdoor Channel Board discussed the nature and potential risks from a legal and financial perspective of the mixed cash and stock consideration offered in the proposed InterMedia transaction, as compared to KSE’s all-cash proposal. The Outdoor Channel Board’s discussions focused on, among other things, the uncertainties that the Outdoor Channel Board ascribed to the value of the combined company’s shares as well as the lesser nominal value of the cash election consideration payable under the InterMedia merger agreement of $8.00 per share in cash (up to an aggregate of $115 million) as compared to KSE’s all-cash proposal of $8.75 per share. After discussion, the Outdoor Channel Board determined in good faith that the KSE proposal would reasonably be expected to result in a “Superior Proposal” as such term is defined in the InterMedia merger agreement. Accordingly, the Outdoor Channel Board authorized management to engage in discussions with KSE regarding its proposal and enter into a confidentiality agreement to furnish information with respect to Outdoor Channel in accordance with the terms of the InterMedia merger agreement. Later that evening, Outdoor Channel and KSE entered into a confidentiality agreement in accordance with the terms of the InterMedia merger agreement.

From the execution of the confidentiality agreement with KSE through the execution of the merger agreement, KSE and its representatives engaged in a due diligence investigation of Outdoor Channel and was provided access to certain non-public materials and other data of Outdoor Channel through an on-line data room.

On March 1, 2013, KSE publicly announced the delivery of its proposal to the Outdoor Channel Board, and that it had been advised of the Board’s determination, in good faith, that KSE’s proposal would reasonably be expected to result in a “Superior Proposal” as such term is defined in the InterMedia merger agreement.

On March 3, 2013, InterMedia Partners and IMOTSC delivered a letter to the Outdoor Channel Board expressing their belief that the KSE proposal could not constitute a “Superior Proposal” under the InterMedia merger agreement relative to the transaction contemplated by the InterMedia merger agreement. In particular, the letter indicated that the financial analysis performed by Lazard in connection with its opinion dated November 15, 2012 no longer reflected the current value of the InterMedia transaction given the meaningful increase in the trading multiples of comparable companies since the execution of the InterMedia merger agreement and additional potential synergies expected from combining the companies.

On March 4, 2013, InterMedia Partners and IMOTSC publicly disclosed the delivery of their March 3, 2013 letter to the Outdoor Channel Board. Also on March 4th, Outdoor Channel publicly acknowledged its receipt of the KSE proposal and confirmed that the Outdoor Channel Board believed that the KSE proposal was bona fide and would reasonably be expected to result in a “Superior Proposal” as such term is defined in the InterMedia merger agreement.

Later on March 4, 2013, KSE delivered a draft of the proposed merger agreement to Outdoor Channel. The proposed merger agreement was substantially comparable to the InterMedia merger agreement, except that the terms of KSE’s proposed merger agreement did not limit Outdoor Channel’s recovery against KSE to a reverse termination fee in the event of KSE’s failure to obtain financing, did not limit Outdoor Channel’s recovery against KSE to $25 million in the event of a willful and material breach by KSE, had a termination fee payable by Outdoor Channel of $1 million if the merger agreement were terminated under certain circumstances (compared to a termination fee of $6.5 million in comparable circumstances under the InterMedia merger agreement) and did not provide for a management advisory fee to KSE.

On the morning of March 5, 2013, representatives of KSE, Outdoor Channel management and their respective legal and financial advisors met in Los Angeles, California for in-person diligence meetings regarding the business and operations of Outdoor Channel. Outdoor Channel’s and KSE’s legal representatives also engaged in discussions regarding the merger agreement and proposed definitive documentation.

On March 5, 2013, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance, to discuss InterMedia’s letter of March 3, 2013 and, in particular, to discuss management’s view of the additional potential synergies expected from combining Outdoor Channel and IMOTSC. Management reviewed with the Outdoor Channel Board Outdoor Channel’s updated standalone projections (please see the section entitled “The Merger—Certain Financial Projections”) and the additional potential cost synergies of approximately $4 million (for a total of approximately $13 million in potential synergies) noted in InterMedia’s March 3rd letter. The Outdoor Channel Board then directed Lazard to review the implied value of the consideration payable under the InterMedia merger agreement taking into account changes in market conditions and management’s updated forecasts and revised assessment of such potential synergies. Subsequently, Peter Kern, of InterMedia Partners, joined the meeting and presented to the Outdoor Channel Board his views of the value to Outdoor Channel stockholders of the InterMedia transaction.

On March 6, 2013, KSE delivered to the Outdoor Channel Board a binding, definitive, written proposal to acquire 100% of the outstanding shares of the Outdoor Channel common stock for $8.75 per share in cash. Included with the proposal was a form of merger agreement executed by KSE with a guarantee from Mr. Kroenke of KSE’s payment obligations under the proposed merger agreement, subject to certain exceptions. KSE’s proposal was scheduled to expire at 5:00 p.m. New York time on March 13, 2013.

Also on March 6, 2013, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance, to discuss KSE’s binding proposal. Representatives of Wilson Sonsini reviewed with the Outdoor Channel Board its fiduciary duties and the terms of the InterMedia merger agreement in the context of considering KSE’s proposal. Wilson Sonsini then discussed the principal terms of KSE’s proposal, including Mr. Kroenke’s guarantee. Lazard then discussed with the Outdoor Channel Board certain financial aspects of the transactions proposed by KSE and InterMedia, including preliminary selected public companies, selected precedent transactions and discounted cash flow analyses of Outdoor Channel based on publicly available information for Outdoor Channel and management’s updated financial projections for Outdoor Channel on a standalone basis and other informational factors such as Outdoor Channel’s 52-week low and high closing stock prices as of March 5, 2013, which preliminary analyses and factors, in the aggregate, indicated an overall implied equity value per share range for Outdoor Channel of approximately $5.64 to $9.90 per share (for a summary of the types of financial analyses and factors as updated and considered by the Outdoor Channel Board at its March 12, 2013 meeting in respect of the proposed KSE transaction, please see the section entitled “The Merger – Opinion of Outdoor Channel’s Financial Advisor”). The Outdoor Channel Board reviewed such range for Outdoor Channel relative to KSE’s $8.75 per share cash proposal and relative to the implied overall value of the cash and stock consideration payable under the InterMedia merger agreement (the stock portion of which was estimated based on an illustrative selected public companies analysis and discounted cash flow analysis of IMOH utilizing financial projections confirmed by management for the pro forma combined company resulting from such transaction) of approximately $7.24 to $9.72 per share or approximately $8.33 to $10.95 per share after taking into account potential synergies anticipated by the management to result from such transaction assuming successful integration of the two companies. The Outdoor Channel Board also considered the potential impact on the proposed merger consideration payable in such transaction of various illustrative pro forma ownership percentages and synergy amounts. The Outdoor Channel Board further discussed the nature and potential risks from a legal and financial perspective of the mixed cash and stock consideration offered in the proposed InterMedia transaction as compared to KSE’s all-cash proposal. The Outdoor Channel Board’s discussions focused on, among other things, the uncertainties that the Outdoor Channel Board ascribed to the value of the combined company’s shares, particularly given that there was no established market price for such shares. The Outdoor Channel Board discussed such uncertainties at length, including (i) the limited liquidity of the combined company’s stock, particularly given that InterMedia Partners would hold greater than 65% of the combined company’s outstanding shares, the Massie Parties would hold approximately 11% of such shares and the historical limited trading volume of the shares of Outdoor Channel common stock, (ii) that the combined company may not perform up to expectations, (iii) stock market risk, (iv) that the combined company may not realize the anticipated synergies, and (v) that the debt of the combined company incurred in connection with the transaction with IMOTSC may limit the combined company’s financial and operating flexibility. In light of these factors, the all-cash $8.75 per share purchase price and other terms and conditions of KSE’s proposal, Mr. Kroenke’s guarantee of KSE’s payment obligations under the merger agreement and the other matters discussed by the Outdoor Channel Board, the Outdoor Channel Board unanimously determined that KSE’s proposal constituted a “Superior Proposal” as such term is defined in the InterMedia merger agreement and that the failure to approve or recommend KSE’s proposal and terminate the InterMedia merger agreement to enter into a definitive agreement with respect to KSE’s proposal would be inconsistent with the fiduciary duties of the Outdoor Channel Board to the Outdoor Channel stockholders under applicable law.

Later on March 6, 2013, in accordance with the terms of the InterMedia merger agreement, Outdoor Channel notified InterMedia Partners of its determination and Outdoor Channel’s intention to terminate the InterMedia merger agreement, subject to InterMedia Partners’ right to propose, within four business days of such notice, changes to the terms of the InterMedia merger agreement that would, in the good faith judgment of the Outdoor Channel Board (after consultation with outside legal counsel and financial advisors), cause the KSE proposal to no longer constitute a Superior Proposal.

On March 7, 2013, InterMedia Partners and IMOTSC delivered to the Outdoor Channel Board a binding, irrevocable offer to modify the terms of the InterMedia merger agreement, and proposed a per share consideration payable to the Outdoor Channel stockholders (assuming an election of mixed consideration) of $4.46 in cash and 0.490 of a share of the common stock of the combined company. The proposal provided Outdoor Channel with the choice of pursuing a transaction with mixed cash and stock consideration or, alternatively, a cash election mechanism, under which holders could elect to receive cash in the amount of $8.75 per share (up to an aggregate of $115 million), one share of the common stock of the combined company (up to an aggregate of 34.8% of the outstanding shares of the combined company), in each case subject to proration, or a mix of both stock and cash. The InterMedia proposal did not propose other substantive changes to the terms of the InterMedia merger agreement with respect to the provisions that the KSE merger agreement improved upon — the limitation on liability (a reverse termination fee of $9 million) in the event of certain financing failures, the existing limitation on Outdoor Channel’s damages to $25 million in the event of a willful and material breach under the InterMedia merger agreement, the existing termination fee payable by Outdoor Channel of $6.5 million in the event of the termination of the InterMedia merger agreement under certain circumstances and the existing $2.5 million management advisory fee payable to InterMedia Partners upon the closing of the transaction. Later on March 7, 2013, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance. Wilson Sonsini discussed the principal terms of the InterMedia proposal in the context of Outdoor Channel’s obligations to negotiate in good faith with InterMedia Partners as set forth in the InterMedia merger agreement. Lazard again reviewed with the Outdoor Channel Board certain financial matters previously discussed at the Outdoor Channel Board’s March 6, 2013 meeting, including the overall implied equity value per share range for Outdoor Channel of approximately $5.64 to $9.90 per share and an updated overall implied value of the cash and stock consideration in the InterMedia proposal of approximately $7.45 to $10.12 per share or approximately $8.62 to $11.44 per share after taking into account potential synergies anticipated by the management to result from such transaction assuming successful integration of the two companies. The Outdoor Channel Board also considered the potential impact on the revised proposed merger consideration payable in such transaction of various illustrative pro forma ownership percentages and synergy amounts. The Outdoor Channel Board further discussed the nature and potential risks from a legal and financial perspective of the mixed cash and stock consideration offered in the proposed InterMedia transaction as compared to KSE’s all-cash proposal, including the potential risks identified by the Outdoor Channel Board at its March 6th special meeting. After discussion, the Outdoor Channel Board determined in good faith, taking into account the adjustments to the terms of the InterMedia merger agreement reflected in InterMedia’s proposal, that the KSE proposal continued to constitute a “Superior Proposal” as such term is defined in the InterMedia merger agreement and that the failure to approve or recommend KSE’s proposal and terminate the InterMedia merger agreement, with such proposed adjustments, to enter into a definitive agreement with respect to KSE’s proposal would be inconsistent with the fiduciary duties of the Outdoor Channel Board to the Outdoor Channel stockholders under applicable law. The Outdoor Channel Board directed management and Outdoor Channel’s advisors to notify InterMedia Partners of the Outdoor Channel Board’s determination, to inquire of InterMedia Partners if it would consider submitting a further revised bid and to inquire of KSE if it would increase its bid.

On March 8, 2013, during discussions between management and Outdoor Channel’s advisors with InterMedia Partners and its advisors, InterMedia Partners indicated that it would consider making another bid but could make no assurances. In addition, KSE’s financial advisor indicated to Lazard that KSE would not be interested in increasing its bid at that time.

On March 12, 2013, InterMedia Partners delivered to the Outdoor Channel Board a revised binding, irrevocable offer to modify the terms of the InterMedia merger agreement, and proposed a per share consideration payable to the Outdoor Channel stockholders (assuming an election of mixed consideration) of $4.46 in cash and 0.490 of a share of the common stock of the combined company plus a share of redeemable preferred stock of the combined company, which we refer to herein as the Special Preferred Stock. The Special Preferred Stock had a stated face value of $0.50 per share, a coupon of 8% per annum payable only upon declaration by the board of directors of the combined company, compounded annually to the extent such coupon was not paid, and would be redeemable at any time at the company’s option, but in any event no later than 5.5 years following its issue date. The revised proposal provided for a cash election mechanism, under which all holders would receive a share of Special Preferred Stock and holders could elect to receive cash in the amount of $8.75 per share (up to an aggregate of $115 million), one share of the common stock of the combined company (up to an aggregate of 34.8% of the outstanding shares of the combined company), in each case subject to proration, or a mix of both stock and cash. Similar to InterMedia’s initial proposal, InterMedia’s revised proposal did not propose other substantive changes to the terms of the InterMedia merger agreement.

Later on March 12, 2013, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance. The Outdoor Channel Board further discussed the nature and potential risks from a legal and financial perspective of the mixed cash and stock consideration offered in the proposed InterMedia transaction as compared to KSE’s all-cash proposal, including the risks associated with liquidity, execution, stock market, synergies and debt identified by the Outdoor Channel Board in its March 6th special meeting. The Outdoor Channel Board also considered the potential value of the Special Preferred Stock, which the Board believed should take into account the expected illiquidity of the security, the interest rate of the coupon as compared to comparable securities generally available in public securities markets and the liquidation preference of the security, which would require the repayment of the face amount (plus accrued interest) before payment to equityholders in a liquidation event, and the fact that the Outdoor Channel stockholders would bear a portion of the redemption obligation of the security given their approximately 34.8% interest in the combined company. After discussion, the Outdoor Channel Board determined in good faith that, taking into account the adjustments to the terms of the InterMedia merger agreement reflected in InterMedia’s revised proposal, KSE’s proposal continued to constitute a “Superior Proposal” as such term is defined in the InterMedia merger agreement and that the failure to approve or recommend KSE’s proposal and terminate the InterMedia merger agreement, with such proposed adjustments, to enter into a definitive agreement with respect to KSE’s proposal would be inconsistent with the fiduciary duties of the Outdoor Channel Board to the Outdoor Channel stockholders under applicable law.

Following the meeting on March 12, 2013, and in accordance with the Outdoor Channel Board’s directives, Outdoor Channel’s management and advisors contacted InterMedia Partners to notify it of the determination of the Outdoor Channel Board and to inquire as to InterMedia Partners’ interest in submitting a further revised proposal. InterMedia Partners confirmed that it would not at that time submit a further revised proposal and provided a waiver to Outdoor Channel permitting the Outdoor Channel Board to convene a special meeting to consider, vote upon and approve, prior to expiration of the four-business day notice period, (i) the termination of the InterMedia merger agreement and payment of the termination fee required to be paid by Outdoor Channel upon such termination and (ii) the KSE merger agreement.

On the evening of March 12, 2013, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance, to discuss the potential transaction with KSE. At the meeting, representatives of Wilson Sonsini discussed the terms of the proposed merger agreement with KSE and related support agreement. Also at this meeting, Lazard reviewed with the Outdoor Channel Board its financial analysis of the consideration payable in the KSE merger and rendered to Outdoor Channel’s Board an oral opinion, confirmed by delivery of a written opinion dated March 12, 2013, to the effect that, as of that date and based upon and subject to the assumptions, factors and qualifications set forth in such opinion, the $8.75 per share cash consideration to be paid in the KSE merger to holders of Outdoor Channel common stock (other than affiliates of KSE and holders who are entitled to and properly demand an appraisal of their shares of Outdoor Channel common stock) was fair, from a financial point of view, to such holders. The Outdoor Channel Board engaged in a discussion of the advantages of the transaction and a number of countervailing factors, including the fact that the KSE proposal would expire the next day at 5:00 p.m. New York time and InterMedia Partners’ indication that it would not be submitting a revised proposal. Following such discussions, the Outdoor Channel Board unanimously (i) determined to terminate the InterMedia merger agreement and concurrently pay the $6.5 million termination fee in accordance with the terms of the InterMedia merger agreement, (ii) determined that the merger agreement and the merger with KSE were advisable and in the best interests of Outdoor Channel and its stockholders, and (iii) approved the merger agreement with KSE and recommended that Outdoor Channel stockholders adopt the merger agreement with KSE.

On the morning of March 13, 2013, Outdoor Channel notified InterMedia of Outdoor Channel’s termination of the InterMedia merger agreement in accordance with its terms in order to enter into a merger agreement with KSE and concurrently paid InterMedia the $6.5 million termination fee. Thereafter, Outdoor Channel and KSE executed and delivered the merger agreement. The directors and executive officers of Outdoor Channel and the Massie Parties also executed and delivered the Support Agreement. Subsequently, Outdoor Channel issued a press release announcing the proposed transaction with KSE.

Outdoor Channel Reasons for the Merger

During the course of its deliberations on the merger, the Outdoor Channel Board held numerous meetings and consulted with Outdoor Channel’s senior management and legal and financial advisors. The Outdoor Channel board believes the proposed transaction with KSE is in the best interests of Outdoor Channel and its stockholders. In reaching its decision to approve the proposed transaction with KSE, the Outdoor Channel Board reviewed, evaluated and considered numerous factors and a significant amount of information and data, including the following:

•	the nature and potential risks from a legal and financial perspective of the mixed cash and stock consideration offered in the proposed InterMedia transaction as compared to KSE’s all-cash offer;

•	the terms and conditions of the InterMedia merger agreement as compared to the terms and conditions of the KSE merger agreement;

•	the final notification from InterMedia Partners that it would not further increase its offer and InterMedia’s waiver of the matching period under the InterMedia merger agreement;

•

Outdoor Channel’s ability under the terms of the merger agreement to negotiate with third parties concerning certain unsolicited competing acquisition proposals if Outdoor Channel receives such a proposal during the pendency of the merger, including a new proposal from InterMedia Partners;

•

the terms of the merger agreement that would reasonably be expected to have an impact on the likelihood that Outdoor Channel will receive an unsolicited competing acquisition proposal during the pendency of the merger (including the $1 million termination fee that would be payable by Outdoor Channel under certain circumstances in connection therewith); and

•	the terms of the Support Agreement with the Supporting Parties, which required the Support Parties to, among other things, vote in favor of the adoption of the KSE merger agreement.

In reaching its decision to approve the merger agreement and the merger, and to recommend that Outdoor Channel stockholders adopt the merger agreement, the Outdoor Channel Board determined that the following were positive reasons to support the merger agreement and the merger:

•

the belief of the Outdoor Channel Board that the merger consideration to be received by Outdoor Channel stockholders in the merger was superior, from a financial point of view, to the consideration to be received under the InterMedia merger agreement, taking into account the adjustments to the terms of the InterMedia merger agreement reflected in InterMedia’s revised proposals;

•

the fact that the merger consideration of $8.75 per share to be received by Outdoor Channel’s stockholders in the merger represents a significant premium over the market prices at which Outdoor Channel common stock had traded both before and after announcement of the InterMedia merger agreement (including a premium of approximately 15.9% to Outdoor Channel’s closing stock price on March 1, 2013, the last trading day prior to the public disclosure of the KSE proposal, and approximately 21.7% to Outdoor Channel’s closing stock price on November 15, 2012, the last trading day prior to Outdoor Channel’s announcement that it had entered into the InterMedia merger agreement);

•

the belief of the Outdoor Channel Board that the merger consideration to be received by Outdoor Channel stockholders in the merger compares favorably to a range of values of Outdoor Channel as an independent company based on traditional valuation analyses such as discounted cash flow analyses, comparable companies’ trading statistics analyses and comparable transactions analyses;

•

the fact that the merger consideration is all cash, which provides greater certainty of value (and less risk) to Outdoor Channel stockholders relative to the merger consideration contemplated by the InterMedia Agreement pursuant to which Outdoor Channel stockholders would have received a substantial portion of the merger consideration in stock, the value of which is subject to uncertainty, in particular due to the following considerations;

•

that the stock consideration would not be as liquid as cash and may not be as liquid as other securities trading on a national securities market, particularly given that InterMedia Partners would hold greater than 65% of the combined company’s outstanding shares, that the Massie Parties would hold approximately 11% of the combined company’s outstanding shares and the historical illiquidity of the shares of Outdoor Channel common stock;

•	that the combined company may not be integrated successfully or that the combined company’s operations may not achieve the anticipated financial and strategic benefits;

•

risks relating to the U.S. or global economy and the general securities markets, any decline in which could adversely affect the market price of the stock consideration offered in the proposed transaction with IMOTSC;

•	that anticipated synergies resulting from the combination with IMOTSC may not be realized, or realized to a lesser extent than expected; and

•	that the debt of the combined company incurred in connection with the transaction with IMOTSC may limit the combined company’s financial and operating flexibility;

•

that the value of the Special Preferred Stock was subject to uncertainty, particularly with respect to the expected illiquidity of the security, the interest rate of the coupon as compared to comparable securities generally available in public securities markets and the fact that the Outdoor Channel stockholders would bear a meaningful portion of the redemption obligation of the security given their approximately 34.8% interest in the combined company;

•	the belief of the Outdoor Channel Board that Outdoor Channel stockholders will receive the highest value of consideration reasonably obtainable in the merger due to:

•	the belief of the Outdoor Channel Board that after extensive negotiations with representatives of IMOTSC, Outdoor Channel obtained the highest price that IMOTSC was willing to pay for Outdoor Channel;

•

the belief of the Outdoor Channel Board that KSE’s proposal was a “Superior Proposal,” as such term is defined in the InterMedia merger agreement, to the transactions under the InterMedia merger agreement; and

•

the fact that, after such determination of the Outdoor Channel Board and notice to InterMedia, during the four-business day matching period that InterMedia was afforded under the InterMedia merger agreement, InterMedia did not submit a proposal that the Outdoor Channel Board determined in good faith to render KSE’s proposal no longer a Superior Proposal;

•

the fact that the terms of the KSE merger agreement were based on the negotiated terms of the InterMedia merger agreement, except that under the KSE merger agreement, (1) Outdoor Channel would not be limited to a reverse termination fee and may pursue specific performance in the event the transaction did not close due to a failure of KSE to obtain financing, (2) Outdoor Channel’s remedy in the event of a willful and material breach by KSE would not be limited in amount, (3) KSE would not be entitled to a management advisory fee of $2.5 million and (4) the termination fee payable to KSE under certain circumstances would be $1 million (compared to the termination fee of $6.5 million payable to InterMedia in similar circumstances under the InterMedia merger agreement);

•	the fact that Mr. Kroenke provided a guarantee of KSE’s payment obligations under the KSE merger agreement, subject to certain exceptions;

•

the fact that the Supporting Parties could terminate the Support Agreements in the event of a Board Recommendation Change (as defined in the KSE merger agreement), while their ability to do so in respect of the InterMedia transaction was more limited;

•

the fact that Outdoor Channel is permitted under the terms of the merger agreement, subject to the limitations and requirements contained in the merger agreement, to furnish confidential information to, and conduct negotiations with, any third party that has made an unsolicited proposal to acquire Outdoor Channel, and ultimately terminate the merger agreement with KSE to accept a superior acquisition proposal from a third party under certain circumstances and subject to certain conditions, including the payment to KSE of a $1 million termination fee (compared to a termination fee of $6.5 million under the InterMedia merger agreement); and

•

the opinion, dated March 12, 2013, of Lazard to the Outdoor Channel Board as to the fairness, from a financial point of view and as of such date, of the $8.75 per share cash consideration to be paid in the merger to holders of Outdoor Channel common stock (other than affiliates of KSE and holders who are entitled to and properly demand an appraisal of their shares of Outdoor Channel common stock), which opinion was based on and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Lazard as more fully described in the section entitled “—Opinion of Outdoor Channel’s Financial Advisor.”

In reaching its decision to approve the merger agreement and the merger, and to recommend that Outdoor Channel stockholders adopt the merger agreement, the Outdoor Channel Board considered the following potentially negative aspects of the merger and consequences of announcing the merger, but nevertheless determined that the merger agreement and the merger are advisable and in the best interests of Outdoor Channel stockholders:

•

the fact that following completion of the merger, Outdoor Channel will no longer exist as an independent public company and that Outdoor Channel’s stockholders will no longer participate in the potential future growth in the assets, future earnings growth, future appreciation in value of the common stock or future dividends of Outdoor Channel, or of the combined company resulting from a transaction with IMOTSC;

•	the risk that the transactions might not be consummated in a timely manner or at all;

•

the fact that the InterMedia transaction was substantially close to consummation, while the KSE transaction would require new approvals under applicable regulatory requirements and the filing of a new proxy statement and scheduling a new meeting of the Outdoor Channel stockholders;

•

the restrictions contained in the merger agreement on Outdoor Channel’s ability to solicit competing acquisition proposals and the requirement that Outdoor Channel pay a termination fee of $1 million to KSE in order to terminate the merger agreement and accept a superior acquisition proposal from a third party, which may discourage third parties from making a competing proposal to acquire Outdoor Channel;

•

the potential loss of commercial relationships prior to the completion of the merger as a result of such counterparties’ potential unwillingness to do business with KSE, or other potential disruptions to commercial relationships that are important to Outdoor Channel as a result of the merger;

•

the restrictions on the conduct of Outdoor Channel’s business prior to the completion of the merger, requiring Outdoor Channel to conduct its business in the ordinary course and preventing Outdoor Channel from taking certain specified actions, subject to specific limitations, all of which may delay or prevent Outdoor Channel from undertaking business opportunities that may arise pending completion of the merger;

•	the potential negative effect of the public announcement of the merger on Outdoor Channel’s ability to retain management, sales, and other key personnel;

•	the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to complete the merger;

•

the risk that the merger would not be completed and that Outdoor Channel would be required to operate its business independently after experiencing the disruptions and negative consequences of the announcement and pendency of the merger;

•

the fact that the merger consideration will be taxable to Outdoor Channel stockholders for U.S. federal income tax purposes as described in the section entitled “Material U.S. Federal Income Tax Consequences”; and

•

the interests that certain of Outdoor Channel directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of Outdoor Channel generally, as described in the sections entitled “—Interests of Certain Persons in the Merger” and “Principal Stockholders.”

The preceding discussion of the information and factors considered by the Outdoor Channel Board is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Outdoor Channel Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, the Outdoor Channel Board did not find any single factor or set of factors dispositive in its decision. Rather the Outdoor Channel Board conducted an overall review of the factors described above, including discussions with Outdoor Channel’s senior management and legal and financial advisors, and determined it was in the best interests of the stockholders of Outdoor Channel to approve the merger agreement.

Recommendation of the Outdoor Channel Board of Directors

The Outdoor Channel Board unanimously recommends that Outdoor Channel’s stockholders vote “FOR” Proposal No. 1 to adopt the merger agreement. The Outdoor Channel Board also recommends that you vote “FOR” Proposal No. 2 to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payable or that could become payable to the Outdoor Channel named executive officers in connection with the merger. The Outdoor Channel Board further recommends that you vote “FOR” Proposal No. 3 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Certain Financial Projections

Outdoor Channel makes public only very limited information as to future performance and does not as a matter of course provide specific or detailed information as to earnings or performance over an extended period. The financial projections below are included in this proxy statement because this information was considered by the Outdoor Channel Board in evaluating the proposed merger. The financial projections were provided to Outdoor Channel’s financial advisor, which was directed to use such financial projections in connection with its opinion. The financial projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The financial projections do not purport to present operations in accordance with GAAP. Outdoor Channel’s internal financial forecasts (upon which the financial projections are based) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments.

The financial projections also reflect numerous assumptions made by management including assumptions with respect to general business, economic, market and financial conditions and other matters including effective tax rates and interest rates, all of which are difficult to predict and many of which are beyond Outdoor Channel’s control; and do not necessarily reflect revised prospects for Outdoor Channel’s business, changes in general business or economic, conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time these projections were prepared. Accordingly, there can be no assurance that the assumptions made in preparing the financial projections will necessarily be realized. There will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the financial projections. The inclusion of these projections in this proxy statement should not be regarded as an indication that Outdoor Channel or its representatives considered or consider such projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such.

None of Outdoor Channel or its representatives has made or makes any representation to any person regarding the ultimate performance of Outdoor Channel compared to the information contained in the financial projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date prepared or to reflect the occurrence of future events.

The financial projections are forward-looking statements. For information on factors which may cause Outdoor Channel’s future financial results to materially vary, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” The Outdoor Channel financial projections have been prepared using accounting principles consistent with Outdoor Channel’s annual and interim financial statements as well as any changes to those principles known to be effective in future periods. These projections do not reflect the effect of any proposed or other changes in GAAP that may be made in the future. Any such changes could have a material impact on the information shown below.

The following is a summary of the Outdoor Channel financial projections prepared by Outdoor Channel’s management and provided to the Outdoor Channel Board and Outdoor Channel’s financial advisor. The Outdoor Channel financial projections set forth below exclude projected financial results of the Aerial Cameras business unit given Outdoor Channel’s announcement in June 2012 that it was exploring strategic alternatives for the Aerial Cameras business unit, which process is still ongoing.

	Fiscal Years Ending December 31,
(in millions)	2013E	2014E	2015E	2016E	2017E
Revenue	$67.1	$74.0	$77.6	$81.2	$85.1
Adjusted EBITDA(1)	$10.6	$12.5	$13.8	$15.1	$16.6
Unlevered Free Cash Flow(1)	$5.6	$6.6	$7.6	$8.1	$9.2

(1)	Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, and Unlevered Free Cash Flow, as used in these financial projections, are financial measures that are not presented in accordance with GAAP and include stock-based compensation charges and exclude certain non-recurring charges.

Opinion of Outdoor Channel’s Financial Advisor

Outdoor Channel has retained Lazard to act as Outdoor Channel’s financial advisor in connection with the merger. As part of this engagement, the Outdoor Channel Board requested that Lazard evaluate the fairness, from a financial point of view, of the consideration to be paid in the merger to holders of Outdoor Channel common stock. On March 12, 2013, at a meeting of the Outdoor Channel Board held to evaluate the merger, Lazard rendered to the Outdoor Channel Board an oral opinion, confirmed by delivery of a written opinion dated March 12, 2013, to the effect that, as of that date and based upon and subject to the assumptions, factors and qualifications set forth in such opinion, the $8.75 per share cash consideration to be paid in the merger to holders of Outdoor Channel common stock (other than affiliates of KSE and holders who are entitled to and properly demand an appraisal of their shares of Outdoor Channel common stock) was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated March 12, 2013, to the Outdoor Channel Board, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. Lazard’s engagement and its opinion were for the benefit of the Outdoor Channel Board (in its capacity as such) and Lazard’s opinion was rendered to the Outdoor Channel Board in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspects of the merger. Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which Outdoor Channel might engage or the merits of the underlying decision by Outdoor Channel to engage in the merger. Lazard’s opinion was not intended to and does not constitute a recommendation to any stockholder as to how any stockholder should vote or act with respect to the merger or any related matter.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of a draft, provided to Lazard on March 12, 2013, of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to Outdoor Channel;

•	reviewed various financial forecasts and other data provided to Lazard by Outdoor Channel relating to Outdoor Channel’s business;

•	held discussions with members of Outdoor Channel’s senior management with respect to Outdoor Channel’s business and prospects;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating Outdoor Channel’s business;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating Outdoor Channel’s business;

•	reviewed historical stock prices and trading volumes of Outdoor Channel common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities, contingent or otherwise, of Outdoor Channel or concerning the solvency or fair value of Outdoor Channel, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized by Lazard in its analyses, Lazard assumed, with Outdoor Channel’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Outdoor Channel. Lazard assumed no responsibility for and expressed no view as to any forecasts or the assumptions on which they were based.

Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard did not express any opinion as to the price at which shares of Outdoor Channel common stock might trade at any time subsequent to announcement of the merger.

In rendering its opinion, Lazard assumed, with Outdoor Channel’s consent, that the merger would be consummated on the terms described in the merger agreement without any waiver or modification of any material terms or conditions. Representatives of Outdoor Channel advised Lazard, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with Outdoor Channel’s consent, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger would not have an adverse effect on Outdoor Channel or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, and Lazard’s opinion did not address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Outdoor Channel obtained such advice as it deemed necessary from qualified professionals.

Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in its opinion) of the merger, including, without limitation, the form or structure of the merger or any terms, aspects or implications of any support agreement or other agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise. The issuance of Lazard’s opinion was approved by Lazard’s opinion committee. Except as described in this summary, Outdoor Channel imposed no other instructions or limitations on Lazard with respect to the investigations made or procedures followed by it in rendering its opinion.

In preparing its opinion to the Outdoor Channel Board, Lazard performed a variety of financial and comparative analyses. The following is a brief summary of the material financial and comparative analyses that Lazard deemed to be appropriate for this type of transaction and that were reviewed with the Outdoor Channel Board by Lazard in connection with rendering its opinion. The summary of Lazard’s financial analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial or summary description. In arriving at its opinion, Lazard considered the results of all of the analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Accordingly, Lazard believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its financial analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Outdoor Channel. No company or transaction used in Lazard’s analyses is identical to Outdoor Channel or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies and transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Selected Companies Analysis. Lazard reviewed certain financial information of Outdoor Channel and the following 10 selected publicly traded companies, five of which are pure play cable network companies, referred to as the selected pure play companies, and five of which are diversified media companies, referred to as the selected diversified companies, which companies generally were selected because they are U.S. publicly traded companies with primary or substantial operations in the cable network industry in which Outdoor Channel operates:

Selected Pure Play Companies	Selected Diversified Companies
• Discovery Communications, Inc.	• The Walt Disney Company
• Scripps Networks Interactive	• News Corporation
• AMC Networks, Inc.	• Time Warner Inc.
• Starz	• Viacom Inc.
• Crown Media Holdings, Inc.	• CBS Corporation

Lazard reviewed, among other things, enterprise values of the selected companies, calculated as equity values based on closing stock prices as of March 12, 2013 plus debt, minority interests and preferred stock less cash, cash equivalents, investments in unconsolidated assets and net present value of tax assets, as a multiple of calendar year 2013 estimated earnings before interest, taxes, depreciation and amortization as adjusted for stock-based compensation, referred as adjusted EBITDA. The overall low, mean, median and high calendar year 2013 estimated adjusted EBITDA multiples observed were 7.7x, 10.3x, 10.9x and 13.0x, respectively, for the selected pure play companies and 8.8x, 9.0x, 9.0x and 9.3x, respectively, for the selected diversified companies. Based on its professional judgment after taking into account, among other things, such observed multiples with particular focus on the selected pure play companies since those companies’ primary operations are in the cable network industry in which Outdoor Channel operates, Lazard then applied a selected range of calendar year 2013 estimated adjusted EBITDA multiples of 9.0x to 11.0x derived from the selected companies to corresponding data of Outdoor Channel. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Outdoor Channel were based on internal estimates of Outdoor Channel’s management, including estimates of such management as to the net proceeds to be received by Outdoor Channel from the sale of the Aerial Cameras business unit. This analysis indicated the following approximate implied equity value per share reference range for Outdoor Channel, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Range	Per Share Merger Consideration
$6.05 - $6.87	$8.75

Selected Precedent Transactions Analysis.    Lazard performed a selected precedent transactions analysis of Outdoor Channel by reviewing publicly available financial information of the following eight selected transactions involving the acquisition of a controlling stake in U.S. fully distributed, maturing and emerging companies in the cable network industry announced since January 1, 2004 for which information was publicly available, which transactions generally were selected because they involved companies with primary operations in the cable network industry in which Outdoor Channel operates:

Announcement	Acquiror	Target
Date
January 2013	• Al-Jazeera	• Current TV
April 2009	• Hasbro, Inc.	• Discovery Kids Network
January 2009	• Lions Gate Entertainment Corp.	• TV Guide Network
May 2008	• Cablevision Systems Corporation	• Sundance Channel
May 2006	• Discovery Communications, Inc.	• Discovery Times Channel
August 2006	• Investor Group	• Ovation: The Arts Network
November 2004	• The E.W. Scripps Company	• Great American Country Network
March 2004	• Comcast Corporation	• Tech TV, Inc.

Lazard reviewed, among other things, enterprise values, calculated as the purchase prices paid for the target companies in the selected transactions plus debt, minority interests and preferred stock less cash, cash equivalents, investments in unconsolidated assets and net present value of tax assets, as a multiple of such target companies’ number of Nielsen subscribers as of the announcement date of the relevant transaction. The overall low to high per Nielsen subscriber multiples observed for the selected transactions were $3.06 to $17.71, respectively. Based on its professional judgment after taking into account, among other things, such observed multiples, Lazard then applied a selected range of per subscriber multiples of $3.00 to $5.00 derived from the selected transactions to corresponding data of Outdoor Channel as of March 2013. Financial data of the selected transactions were based on publicly available information. Financial data of Outdoor Channel were based on publicly available information and internal estimates of Outdoor Channel’s management, including estimates of such management as to the net proceeds to be received by Outdoor Channel from the sale of the Aerial Cameras business unit. This analysis indicated the following approximate implied equity value per share reference range for Outdoor Channel, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Range	Per Share Merger Consideration
$6.89 - $9.90	$8.75

Discounted Cash Flow Analysis. Lazard performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Outdoor Channel was forecasted to generate during the fiscal years ending December 31, 2013 through December 31, 2017 utilizing internal estimates of Outdoor Channel’s management, including estimates of such management as to the net proceeds to be received by Outdoor Channel from the sale of the Aerial Cameras business unit. For purposes of this analysis, stock-based compensation was treated as a cash expense. Lazard calculated terminal values for Outdoor Channel by applying to Outdoor Channel’s calendar year 2017 estimated free cash flows a range of perpetuity growth rates of 1.5% to 3.0%, which were derived taking into consideration long-term growth rates for Outdoor Channel per Outdoor Channel’s management, growth rates for the industry in which Outdoor Channel operates and the overall economy. The present values (as of December 31, 2012) of the free cash flows and terminal values were then calculated using discount rates ranging from 9.5% to 11.5%, which were derived taking into account a weighted average cost of capital calculation. This analysis indicated the following approximate implied equity value per share reference range for Outdoor Channel, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Range	Per Share Merger Consideration
$5.64 - $7.22	$8.75

Other. Lazard noted, as an additional factor that was not considered part of Lazard’s financial analyses with respect to its opinion but was referenced for informational purposes, that the historical low and high closing prices of Outdoor Channel common stock during the 52-week period ended March 12, 2013 were $5.93 and $8.84 per share, respectively.

Miscellaneous. In connection with Lazard’s services as Outdoor Channel’s financial advisor, Outdoor Channel has agreed to pay Lazard an aggregate fee currently estimated to be approximately $3.5 million, which fee is payable contingent upon consummation of the merger. Lazard also acted as Outdoor Channel’s financial advisor in connection with Outdoor Channel’s previously announced and subsequently terminated proposed transaction with IMOH. In 2010, Outdoor Channel paid Lazard $50,000 in connection with its engagement as Outdoor Channel’s financial advisor, which fee is creditable against the aggregate fee payable to Lazard upon consummation of the merger. Outdoor Channel also has agreed to reimburse Lazard for its expenses, including fees and expenses of Lazard’s legal counsel, and to indemnify Lazard and related parties against liabilities and other items, including liabilities under U.S. federal securities laws, arising out of or related to its engagement. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by current and former managing directors of Lazard) and their respective affiliates may actively trade securities of Outdoor Channel and certain affiliates of KSE for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and also may trade and hold securities on behalf of Outdoor Channel, KSE and certain of their respective affiliates.

Outdoor Channel selected Lazard to act as its financial advisor in connection with the merger based on Lazard’s qualifications, experience and reputation. Lazard is an internationally recognized investment banking firm providing a broad range of financial advisory and securities services. Lazard, as part of its investment banking business, is continually engaged in valuations of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for other purposes.

The consideration payable in the merger was determined through negotiations between Outdoor Channel and KSE and was approved by the Outdoor Channel Board. Lazard was not requested to, and it did not, recommend the specific consideration payable in the proposed merger or that any given consideration constituted the only appropriate consideration for the merger. The decision to enter into the merger agreement was solely that of the Outdoor Channel Board, and Lazard’s opinion and financial analyses were only one of many factors taken into consideration by the Outdoor Channel Board in its evaluation of the merger. Consequently, the analyses described above should not be viewed as determinative of the views of Outdoor Channel’s board or management with respect to the merger or the consideration payable in the merger or as to whether the Outdoor Channel Board would have been willing to determine that a different consideration was fair.

Interests of Certain Persons in the Merger

In considering the recommendation of the Outdoor Channel Board with respect to adopting the merger agreement, Outdoor Channel stockholders should be aware that certain Outdoor Channel executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of the other Outdoor Channel stockholders. The Outdoor Channel Board was aware of these interests during its deliberations on the merits of the merger and in making its decision to approve the merger agreement. The material interests are summarized below.

Outdoor Channel Equity Awards

As of March 18, 2013, Outdoor Channel executive officers and directors hold outstanding and unvested restricted stock and/or restricted stock units and/or fully vested and outstanding stock options which represent approximately 2.6% of the outstanding Outdoor Channel shares of common stock. Under the terms of the merger agreement, all restricted shares held by Outdoor Channel executive officers and all restricted stock units held by directors will become vested as of the effective time of the merger and they will be entitled to receive the same consideration for their Outdoor Channel shares of common stock in the merger as the other holders of Outdoor Channel shares.

The following tables show the ownership of unvested Outdoor Channel restricted stock and/or restricted stock units (based on 297,500 unvested shares and 93,024 restricted stock units) held by the Outdoor Channel executive officers and directors as of March 18, 2013 and the value of awards that are accelerating in connection with the consummation of the merger. Additionally, Outdoor Channel directors T. Bahnson Stanley and David C. Merritt each hold 125,000 fully vested Outdoor Channel Stock Options. The exercise price of these options is greater than the per share cash merger consideration of $8.75 and no value was attributed to the options in the table below. These options will be canceled as described in the section entitled “The Merger Agreement (Proposal No. 1)—Treatment of Outdoor Channel Equity Awards.”

The value of the accelerating unvested restricted stock and/or restricted stock units in the tables below was calculated by multiplying the number of unvested and accelerating shares of restricted stock and restricted stock units by $8.75 (which represents the per share payment amount to holders of Outdoor Channel common stock in the merger):

Officer	Number of Shares of Unvested Restricted Stock	Value of Accelerating Unvested Shares of Restricted Stock*
Thomas E. Hornish	125,000	$1,093,750
Thomas D. Allen	120,000	$1,050,000
Catherine C. Lee	40,000	$350,000
Douglas J. Langston	12,500	$109,375

*	Pursuant to the terms of the merger agreement, all restricted stock awards will fully vest upon the consummation of the merger. The dollar amount represents the value of restricted stock that will fully vest upon consummation of the merger.

Director	Number of Unvested Restricted Stock Units	Value of Accelerating Unvested Restricted Stock Units *
Ajit M. Dalvi	15,504	$135,660
David D. Kinley	15,504	$135,660
Thomas H. Massie	15,504	$135,660
Perry T. Massie**	—	—
David C. Merritt	15,504	$135,660
Michael L. Pandzik	15,504	$135,660
T. Bahnson Stanley	15,504	$135,660
Roger L. Werner, Jr.**	—	$—

*	Pursuant to the terms of the merger agreement, all restricted stock unit awards will fully vest upon the consummation of the merger. The dollar amount represents the value of restricted stock units that will fully vest upon consummation of the merger.
**	Mr. Massie and Mr. Werner do not hold any unvested equity awards.

Outdoor Channel Employment Agreements and Other Arrangements

Outdoor Channel has employment agreements with each of its executive officers that specify the severance payments and benefits to be provided upon various circumstances of termination of employment.

Thomas E. Hornish

Mr. Hornish and Outdoor Channel have entered into an Amended and Restated Employment Agreement, dated as of February 1, 2012, as amended on April 10, 2012, and as further amended on November 14, 2012, which we refer to as the Hornish Employment Agreement. The Hornish Employment Agreement has an initial term through December 31, 2014 and thereafter may be renewed on mutually agreed terms. Pursuant to the terms of the Hornish Employment Agreement, if Mr. Hornish is terminated by Outdoor Channel without Cause (as such term is defined in the Hornish Employment Agreement) or if Mr. Hornish resigns for Good Reason (as such term is defined in the Hornish Employment Agreement), and in either event, such termination does not occur within the period either three (3) months prior to or twelve (12) months following a Change in Control (as such term is defined in the Hornish Employment Agreement), then Mr. Hornish will receive the following: (i) continuing payments of base salary for a period of twelve (12) months, (ii) if the termination occurs on or after July 1, a pro-rata bonus for the year of termination based on good faith estimates of the achievement of Outdoor Channel performance goals on the date of termination, (iii) reimbursement for the cost of health coverage and benefits for a period of up to twelve (12) months, and (iv) vesting acceleration of 50% of the then unvested portion of any outstanding equity award. If Mr. Hornish is terminated by Outdoor Channel without

Cause or if Mr. Hornish resigns for Good Reason, and in either event, such termination occurs within the period either three (3) months prior to or twelve (12) months following a Change in Control (we refer to such time period as “in Connection with a Change in Control”), then Mr. Hornish will receive the following: (i) continuing payments of base salary for a period of eighteen (18) months, (ii) an amount equal to Mr. Hornish’s full Target Annual Incentive (as such term is defined in the Hornish Employment Agreement), (iii) reimbursement for the cost of health coverage and benefits for a period of up to eighteen (18) months, and (iv) vesting acceleration of 100% of the then unvested portion of any outstanding equity award. The payment of the foregoing severance amounts is conditioned on Mr. Hornish signing and not revoking a release of claims agreement in favor of Outdoor Channel and Mr. Hornish’s continued compliance with certain non-solicitation, non-competition and non-disparagement provisions contained in the Hornish Employment Agreement, as well as Mr. Hornish’s continued compliance with the terms of a Confidential Information Agreement with Outdoor Channel, through the completion of the severance period. Additionally and pursuant to the terms of the merger agreement (as well as the Hornish Employment Agreement), all of Mr. Hornish’s outstanding equity awards will fully vest upon a Change in Control (including the merger).

Thomas D. Allen

Mr. Allen and Outdoor Channel have entered into an Employment Agreement, dated as of June 29, 2010, as amended on December 13, 2011, as further amended on February 7, 2012, and as further amended on November 14, 2012, which we refer to as the Allen Employment Agreement. The Allen Employment Agreement has an initial term through December 31, 2014 and thereafter may be renewed on mutually agreed terms. Pursuant to the terms of the Allen Employment Agreement, if Mr. Allen is terminated by Outdoor Channel without Cause (as such term is defined in the Allen Employment Agreement) or if Mr. Allen resigns for Good Reason (as such term is defined in the Allen Employment Agreement), and in either event, such termination is not in Connection with a Change in Control, then Mr. Allen will receive the following: (i) continuing payments of base salary for a period of twelve (12) months, (ii) if the termination occurs on or after July 1, a pro-rata bonus for the year of termination based on good faith estimates of the achievement of Outdoor Channel performance goals on the date of termination, and (iii) reimbursement for the cost of health coverage and benefits for a period of up to twelve (12) months. If Mr. Allen is terminated by Outdoor Channel without Cause or if Mr. Allen resigns for Good Reason, and in either event, such termination is in Connection with a Change in Control, then Mr. Allen will receive the following: (i) continuing payments of base salary for a period of eighteen (18) months, (ii) an amount equal to Mr. Allen’s full Target Annual Incentive (as such term is defined in the Allen Employment Agreement), and (iii) reimbursement for the cost of health coverage and benefits for a period of up to eighteen (18) months. The payment of the foregoing severance amounts is conditioned on Mr. Allen signing and not revoking a release of claims agreement in favor of Outdoor Channel and Mr. Allen’s continued compliance with certain non-solicitation, non-competition and non-disparagement provisions contained in the Allen Employment Agreement, as well as Mr. Allen’s continued compliance with the terms of a Confidential Information Agreement with Outdoor Channel, through the completion of the severance period. Additionally and pursuant to the terms of the merger agreement (as well as the Allen Employment Agreement), all of Mr. Allen’s outstanding equity awards will fully vest upon a Change in Control (including the merger).

Douglas J. Langston

Mr. Langston and Outdoor Channel have entered into an Employment Agreement, dated as of June 28, 2010, and as amended on November 7, 2012, which we refer to as the Langston Employment Agreement. The Langston Employment Agreement will terminate automatically on December 31, 2013. Pursuant to the terms of the Langston Employment Agreement, if Mr. Langston is terminated by Outdoor Channel without Cause (as such term is defined in the Langston Employment Agreement), then Mr. Langston will receive the following: (i) continuing payments of $17,000 per month for a period of nine (9) months, (ii) if the termination occurs on or before December 31, 2012 or December 31, 2013, a pro-rata bonus for the year of termination, and (iii) reimbursement for the cost of health coverage and benefits for a period of up to nine (9) months. The payment of the foregoing severance amounts is conditioned on Mr. Langston signing and not revoking a release of claims agreement in favor of Outdoor Channel and Mr. Langston’s continued compliance with certain non-solicitation, non-competition and non-disparagement provisions contained in the Langston Employment Agreement, as well as Mr. Langston’s continued compliance with the terms of a Confidential Information Agreement with Outdoor Channel, through the completion of the severance period.

Catherine C. Lee

Ms. Lee and Outdoor Channel have entered into an Employment Agreement, dated as of February 1, 2012, as amended on November 14, 2012, which we refer to as the Lee Employment Agreement. The Lee Employment Agreement has an initial term through December 31, 2014 and thereafter may be renewed on mutually agreed terms. Pursuant to the terms of the Lee Employment Agreement, if Ms. Lee is terminated by Outdoor Channel without Cause (as such term is defined in the Lee Employment Agreement) or if Ms. Lee resigns for Good Reason (as such term is defined in the Lee Employment Agreement), and in either event, such termination is not in Connection with a Change in Control, then Ms. Lee will receive the following: (i) continuing payments of base salary for a period of twelve (12) months, (ii) if the termination occurs on or after July 1, a pro-rata bonus for the year of termination based on good faith estimates of the achievement of Outdoor Channel performance goals on the date of termination, and (iii) reimbursement for the cost of health coverage and benefits for a period of up to twelve (12) months. If Ms. Lee is terminated by Outdoor Channel without Cause or if Ms. Lee resigns for Good Reason, and in either event, such termination is in Connection with a Change in Control, then Ms. Lee will receive the following: (i) continuing payments of base salary for a period of eighteen (18) months, (ii) an amount equal to Ms. Lee’s full Target Annual Incentive (as such term is defined in the Lee Employment Agreement), and (iii) reimbursement for the cost of health coverage and benefits for a period of up to eighteen (18) months. The payment of the foregoing severance amounts is conditioned on Ms. Lee signing and not revoking a release of claims agreement in favor of Outdoor Channel and Ms. Lee’s continued compliance with certain non-solicitation, non-competition and non-disparagement provisions contained in the Lee Employment Agreement, as well as Ms. Lee’s continued compliance with the terms of a Confidential Information Agreement with Outdoor Channel, through the completion of the severance period. Additionally and pursuant to the terms of the merger agreement (as well as the Lee Employment Agreement), all of Ms. Lee’s outstanding equity awards will fully vest upon a Change in Control (including the merger).

Golden Parachute Compensation for Outdoor Channel Named Executive Officers

The table below reflects the compensation and benefits that will or may be paid or provided to each of the Outdoor Channel named executive officers for whom disclosure was required in Outdoor Channel’s most recent filing that required disclosure pursuant to Item 402(c) in connection with the merger in the circumstances described below. Severance and bonus payments have been calculated based on the named executive officer’s current base salary and target bonus opportunity. Regardless of the manner in which a named executive officer’s employment terminates, the named executive officer is entitled to receive amounts already earned during his term of employment, such as base salary earned through the date of termination. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this statement. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

For purposes of calculating the below amounts, we have assumed that the merger occurred on March 18, 2013 and the employment of each named executive officer terminated immediately, including with respect to calculating the portion of equity awards subject to acceleration of vesting (assuming continued vesting of the equity and assuming that all equity awards remain outstanding on such date).

Golden Parachute Compensation

Name	Cash ($)	Equity ($)(1)		Pension / NQDC ($)	Perquisites / Benefits ($)		Tax Reimbursement ($)	Other ($)	Total ($)
Roger L. Werner, Jr.*	— (2)	—	(3)	—	—		—	—	—
Thomas E. Hornish	1,037,744(4)	1,093,750	(5)	—	28,800	(6)	—	—	2,160,294
Thomas D. Allen	857,640(7)	1,050,000	(8)	—	28,800	(9)	—	—	1,936,440
Douglas J. Langston	169,877(10)	109,375	(11)	—	14,400	(12)	—	—	293,652
James E. Wilburn	137,500(13)	—	(14)	—	10,900	(15)	—	—	148,400

*	Mr. Werner’s employment with Outdoor Channel terminated January 31, 2012.
(1)	Pursuant to the terms of the merger agreement, each restricted share of Outdoor Channel common stock and each other equity award entitling the holder thereof to acquire Outdoor Channel common stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (x) $8.75 and (y) the number of shares of Outdoor Channel common stock subject to such Outdoor Channel equity award. None of the named executive officers hold options to purchase shares of Outdoor Channel common stock.
(2)	In connection with Mr. Werner’s resignation as Outdoor Channel’s president and chief executive officer on January 31, 2012 and subsequent appointment as the non-executive Co-Chairman of the Outdoor Channel board of directors on February 1, 2012, Mr. Werner and Outdoor Channel entered into a Transition Agreement dated January 25, 2012, which we refer to as the Transition Agreement. The Transition Agreement expired in accordance with its terms on December 31, 2012.
(3)	Mr. Werner does not hold any outstanding equity awards.
(4)	Pursuant to the terms of the Hornish Employment Agreement, if Mr. Hornish’s employment is terminated by Outdoor Channel without Cause (as such term is defined in the Hornish Employment Agreement) or if Mr. Hornish resigns for Good Reason (as such term is defined in the Hornish Employment Agreement), and in either event, such termination occurs within the three (3) months prior or the twelve (12) months following a Change in Control (as such term is defined in the Hornish Employment Agreement and including the merger) (we refer to such time period as “in Connection with a Change in Control”), then Mr. Hornish will receive the following double-trigger severance benefits from Outdoor Channel: (i) equal installments of Mr. Hornish’s monthly Base Salary (as such term is defined in the Hornish Employment Agreement) for a period of eighteen (18) months) (which totals $707,553), (ii) Mr. Hornish’s full Target Annual Incentive (as such term is defined in the Hornish Allen Employment Agreement), assuming full attainment of all performance goals (such payment to be made in a lump sum on the date of termination) (which totals $330,191), and (iii) in addition to any other equity acceleration which may apply pursuant to the terms of any equity plan or equity award agreement, 100% of the then unvested portion of any equity award will vest and become fully exercisable (items (i)—(iii) which we refer to collectively as the Hornish Severance Payment). The payment of the Hornish Severance Payment is conditioned on Mr. Hornish signing and not revoking a release of claims agreement in favor of Outdoor Channel and Mr. Hornish’s continued compliance with certain non-solicitation, non-competition and non-disparagement provisions, as well as Mr. Hornish’s continued compliance with the terms of a Confidential Information Agreement with Outdoor Channel, through the completion of the severance period.
(5)	Pursuant to the terms of merger agreement, all outstanding equity awards will vest upon consummation of the merger (a single-trigger benefit). Additionally, pursuant to the terms of the Hornish Employment Agreement, upon a Change in Control (including the merger), all of Mr. Hornish’s then outstanding equity awards covering shares of Outdoor Channel’s common stock will vest (single-trigger benefit). Mr. Hornish holds 125,000 shares of restricted stock that will fully vest upon the consummation of the merger (a single-trigger benefit).
(6)

Pursuant to the terms of the Hornish Employment Agreement, if Mr. Hornish’s employment is terminated by Outdoor Channel without Cause or if Mr. Hornish resigns for Good Reason, and in either event such termination is in Connection with a Change in Control, and provided Mr. Hornish elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, which we refer to as COBRA, within the time period prescribed pursuant to COBRA and constitutes a qualified beneficiary, Outdoor Channel will reimburse Mr. Hornish for his costs for the same level of health coverage and benefits as in effect immediately prior to Mr. Hornish’s termination for a period of up to eighteen (18) months, which we refer to as the Hornish COBRA Coverage. The estimated cost of the Hornish COBRA Coverage above assumes Mr. Hornish will receive eighteen (18) months of COBRA with the value of such benefit based on Outdoor Channel’s current rates for such coverage and Mr. Hornish’s current coverage election with Outdoor Channel. The Hornish COBRA Coverage is a double-trigger benefit and is conditioned on Mr. Hornish signing and not revoking a release of claims agreement in favor of Outdoor Channel and Mr. Hornish’s compliance with certain non-solicitation, non-competition and non-disparagement provisions, as well as Mr. Hornish’s continued compliance with the terms of a Confidential Information Agreement with Outdoor Channel, through the completion of the severance period.
(7)	Pursuant to the terms of the Allen Employment Agreement, if Mr. Allen’s employment is terminated by Outdoor Channel without Cause (as such term is defined in the Allen Employment Agreement) or if Mr. Allen resigns for Good Reason (as such term is defined in the Allen Employment Agreement), and in either event, such termination is in Connection with a Change in Control, then Mr. Allen will receive the following double-trigger severance benefits from Outdoor Channel: (i) equal installments of Mr. Allen’s monthly Base Salary (as such term is defined in the Allen Employment Agreement for a period of eighteen (18) months) (which totals $612,600), and (ii) Mr. Allen’s full Target Annual Incentive (as such term is defined in the Allen Employment Agreement), assuming full attainment of all performance goals (such payment to be made in a lump sum on the date of termination) (which totals $245,040) (items (i) and (ii) which we refer to collectively as the Allen Severance Payment). The payment of the Allen Severance Payment is conditioned on Mr. Allen signing and not revoking a release of claims agreement in favor of Outdoor Channel and Mr. Allen’s continued compliance with certain non-solicitation, non-competition and non-disparagement provisions, as well as Mr. Allen’s continued compliance with the terms of a Confidential Information Agreement with Outdoor Channel, through the completion of the severance period.
(8)	Pursuant to the terms of merger agreement, all outstanding equity awards will vest upon consummation of the merger (a single-trigger benefit). Additionally, pursuant to the terms of the Allen Employment Agreement, upon a Change in Control (as such term is defined in the Allen Employment Agreement and including the merger), all of Mr. Allen’s then outstanding equity awards covering shares of Outdoor Channel’s common stock will vest (single-trigger benefit). Mr. Allen holds 120,000 shares of restricted stock that will fully vest upon the consummation of the merger (a single-trigger benefit).
(9)	Pursuant to the terms of the Allen Employment Agreement, if Mr. Allen’s employment is terminated by Outdoor Channel without Cause or if Mr. Allen resigns for Good Reason, and in either event such termination is in Connection with a Change in Control, and provided Mr. Allen elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA and constitutes a qualified beneficiary, Outdoor Channel will reimburse Mr. Allen for his costs for the same level of health coverage and benefits as in effect immediately prior to Mr. Allen’s termination for a period of up to eighteen (18) months, which we refer to as the Allen COBRA Coverage. The estimated cost of the Allen COBRA Coverage above assumes Mr. Allen will receive eighteen (18) months of COBRA with the value of such benefit based on Outdoor Channel’s current rates for such coverage and Mr. Allen’s current coverage election with Outdoor Channel. The Allen COBRA Coverage is a double-trigger benefit and is conditioned on Mr. Allen signing and not revoking a release of claims agreement in favor of Outdoor Channel and Mr. Allen’s compliance with certain non-solicitation, non-competition and non-disparagement provisions, as well as Mr. Allen’s continued compliance with the terms of a Confidential Information Agreement with Outdoor Channel, through the completion of the severance period.
(10)

Pursuant to the terms of the Langston Employment Agreement, if Mr. Langston’s employment is terminated by Outdoor Channel without Cause (as such term is defined in the Langston Employment Agreement), then Mr. Langston will receive the following single-trigger severance benefits from Outdoor Channel: (i) continuing payments of equal installments of $17,000 for a period of nine (9) months (which totals $153,000), and (ii) if the termination occurs on or before December 31, 2012 or December 31, 2013, a pro-rata bonus for the year of termination (payable in a lump sum), which we refer to as the Langston Severance Payment. The estimated cost of the Langston Severance Payment above assumes that Mr. Langston will receive a pro-rata portion of his 2013 target bonus and that his target bonus is $80,000, that 2013 bonuses are paid at target levels (such pro-rata portion totals $16,877) and that his employment terminates on March 18, 2013. The payment of the Langston Severance Payment is conditioned on Mr. Langston signing and not revoking a release of claims agreement in favor of Outdoor Channel and Mr. Langston’s continued compliance with certain non-solicitation, non-competition and non-disparagement provisions, as well as Mr. Langston’s continued compliance with the terms of a Confidential Information Agreement with Outdoor Channel, through the completion of the severance period.
(11)	Pursuant to the terms of the merger agreement, all of Mr. Langston’s restricted stock awards will vest upon the consummation of the merger. Mr. Langston holds 12,500 shares of restricted stock that will fully vest upon the consummation of the merger (a single-trigger benefit).
(12)	Pursuant to the terms of the Langston Employment Agreement, if Mr. Langston’s employment is terminated by Outdoor Channel without Cause, and provided Mr. Langston elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA and constitutes a qualified beneficiary, Outdoor Channel will reimburse Mr. Langston for his costs for the same level of health coverage and benefits as in effect immediately prior to Mr. Langston’s termination for a period of up to nine (9) months, which we refer to as the Langston COBRA Coverage. The estimated cost of the Langston COBRA Coverage above assumes Mr. Langston will receive nine (9) months of COBRA with the value of such benefit based on Outdoor Channel’s current rates for such coverage and Mr. Langston’s current coverage election with Outdoor Channel. The Langston COBRA Coverage is a single-trigger benefit and is conditioned on Mr. Langston signing and not revoking a release of claims agreement in favor of Outdoor Channel and Mr. Langston’s compliance with certain non-solicitation, non-competition and non-disparagement provisions, as well as Mr. Langston’s continued compliance with the terms of a Confidential Information Agreement with Outdoor Channel, through the completion of the severance period.
(13)	Pursuant to the terms of the Employment Agreement entered into between Outdoor Channel and James E. Wilburn, dated January 1, 2012, which we refer to as the Wilburn Employment Agreement, if Mr. Wilburn’s employment is terminated by Outdoor Channel without Cause (as such term is defined in the Wilburn Employment Agreement) or if Mr. Wilburn resigns for Good Reason (as such term is defined in the Wilburn Employment Agreement), then Mr. Wilburn will receive the following single-trigger severance benefits from Outdoor Channel with such payments payable over time: the lesser of: (i) Mr. Wilburn’s Base Salary (as such term is defined in the Wilburn Employment Agreement) from the date of termination through December 31, 2013, or (ii) six (6) months of Mr. Wilburn’s Base Salary (the lesser of items (i) and (ii) we refer to as the Wilburn Severance Payment). The estimated cost of the Wilburn Severance Payment above assumes Mr. Wilburn will receive six (6) months of his Base Salary as severance. The payment of the Wilburn Severance Payment is conditioned on Mr. Wilburn signing and not revoking a release of claims agreement in favor of Outdoor Channel and Mr. Wilburn’s continued compliance with certain non-solicitation, non-competition and non-disparagement provisions, as well as Mr. Wilburn’s continued compliance with the terms of a Confidential Information Agreement with Outdoor Channel, through the completion of the severance period.
(14)	Mr. Wilburn does not hold any outstanding equity awards.
(15)	Pursuant to the terms of the Wilburn Employment Agreement, if Mr. Wilburn’s employment is terminated by Outdoor Channel without Cause or if Mr. Wilburn resigns for Good Reason, and provided Mr. Wilburn elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA and constitutes a qualified beneficiary, Outdoor Channel will reimburse Mr. Wilburn for his costs for the same level of health coverage and benefits as in effect immediately prior to Mr. Wilburn’s termination for a period of up to six (6) months, which we refer to as the Wilburn COBRA Coverage. The estimated cost of the Wilburn COBRA Coverage above assumes Mr. Wilburn will receive six (6) months of COBRA with the value of such benefit based on Outdoor Channel’s current rates for such coverage and Mr. Wilburn’s current coverage election with Outdoor Channel. The Wilburn COBRA Coverage is a single-trigger benefit and is conditioned on Mr. Wilburn signing and not revoking a release of claims agreement in favor of Outdoor Channel and Mr. Wilburn’s compliance with certain non-solicitation, non-competition and non-disparagement provisions, as well as Mr. Wilburn’s continued compliance with the terms of a Confidential Information Agreement with Outdoor Channel, through the completion of the severance period.

Indemnification and Insurance

Under the terms of the merger agreement, Outdoor Channel and KSE have agreed that all rights of indemnification to Outdoor Channel’s current and former directors, officers, managers and members (including any person who assumes such position prior to the effective date) provided by Outdoor Channel in its organizational documents or indemnification contracts will survive the merger and continue in full force and effect and will be assumed and performed by the surviving corporation and KSE after consummation of the merger. In addition, KSE has agreed that, upon its and Outdoor Channel’s future merger or sale after the consummation of the merger, it will make proper provisions so that the successors and assigns of Outdoor Channel and KSE, as applicable, assumes such indemnification obligations.

In addition, the merger agreement requires that KSE maintain either (i) “tail” insurance policies purchased by Outdoor Channel with a claims period of no more than six years from the effective time of the merger with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels no less favorable than Outdoor Channel’s existing policies, or (ii) maintain Outdoor Channel’s current directors’ and officers’ liability insurance policies for a period of six years from the effective time of the merger or obtain substitute policies, in each case that provides coverage for events occurring on or before the effective time of the merger. The terms of the insurance policies will be no less favorable than Outdoor Channel’s existing policies, unless the annual premiums of the policies would exceed 225% of the current policies’ premiums as of the date of the merger agreement, in which case the coverage will be the greatest amount of coverage available for a premium amount not exceeding 225% of such current premiums.

The Massie Parties

The principal stockholders of Outdoor Channel are Thomas H. Massie and Perry T. Massie, who through their individual shareholdings and beneficial ownership of shares held by Musk Ox Investments, LP and several family trusts are beneficial owners of approximately 36% of the issued and outstanding Outdoor Channel common stock. The Massie Parties have each entered into the Support Agreement. Please see the section entitled “The Merger—Ancillary Agreements in Connection with the Merger—Support Agreement.”

Effects on Outdoor Channel if the Merger is Not Consummated

If the merger agreement is not adopted by the requisite vote of Outdoor Channel’s stockholders, or if the merger is not consummated for any other reason, Outdoor Channel’s stockholders will not receive any merger consideration. Instead, Outdoor Channel will remain an independent public company and its common stock will continue to be listed on NASDAQ. Under circumstances specified in the merger agreement, Outdoor Channel may be required to pay KSE a termination fee of $1.0 million.

Regulatory Approvals Required for the Merger

Consummation of the merger is subject to prior receipt of those approvals and consents required to be obtained from applicable governmental and regulatory authorities, including as required under HSR Act, and the regulations governing the transfer of control of Outdoor Channel’s FCC license. Outdoor Channel and KSE have agreed to cooperate and use all reasonable best efforts to obtain, or cause their applicable affiliates to obtain, all permits, consents, approvals and authorizations from any governmental or regulatory authority necessary to consummate the merger as promptly as practicable.

Except for the competition and communications law approvals described above, Outdoor Channel and KSE are not aware of any other governmental approvals that are required for the merger to become effective other than filings with the SEC regarding this proxy statement. KSE and Outdoor Channel filed their respective notification and report forms with the Antitrust Division and the FTC under the HSR Act on April 5, 2013. Outdoor Channel and KSE intend to seek any other approvals required to consummate the merger. There can be no assurance, however, that any such approvals will be obtained.

Litigation Related to the Merger

On January 2, 2013, a putative class action, entitled Hueneke v. Massie et al., No. MCC 130001, was filed against Outdoor Channel, the members the Outdoor Channel Board, InterMedia Outdoor Holdings, LLC, InterMedia Outdoor Holdings, Inc., Outdoor Channel Sub and InterMedia Sub in the Superior Court of Riverside County, State of California. On February 4, 2013, a second putative class action, entitled Crocket v. Outdoor Channel Holdings, Inc., et al., No. MCC 1300140, was filed against the same defendants in the same court. Both actions challenged the InterMedia merger. Given the Company’s announcement of the merger agreement with KSE and termination of the InterMedia merger agreement, we believe these lawsuits have been rendered moot. It is possible, however, that plaintiffs may seek to amend their complaints to assert new claims with respect to the merger agreement with KSE or file new complaints.

On March 18, 2013, a third putative class action, entitled Feinstein v. Outdoor Channel Holdings, Inc., et al., No. 8412, was filed against Outdoor Channel, the members the Outdoor Channel Board, KSE and Merger Sub in the Court of Chancery of the State of Delaware. The complaint purports to be brought on behalf of all the Outdoor Channel stockholders (excluding the defendants and their affiliates). The complaint alleges that the consideration in the merger agreement with KSE is inadequate and that the Outdoor Channel Board breached their fiduciary duties by failing to undertake an adequate sales process and agreeing to preclusive deal protection devices. The complaint further alleges that the other named defendants aided and abetted the purported breach of those fiduciary duties. The complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent the completion of the merger. The complaint alternatively seeks damages in the event the merger is consummated. All defendants intend to vigorously defend against this action as well as the actions pending in California.

Ancillary Agreements in Connection with the Merger

The following discussion summarizes material provisions of the Support Agreement and the guarantee of KSE’s payment obligations under the merger agreement. The rights and obligations of the parties to each of these agreements is governed by the express terms and conditions of such agreements and not by this summary or any other information contained in this document.

Support Agreement

Concurrently with the execution of the merger agreement, the Massie Parties, the members of the Outdoor Channel Board and the executive officers of Outdoor Channel, representing approximately 41% of the outstanding Outdoor Channel common stock entered into the Support Agreement with KSE pursuant to which such parties agreed, among other things, to vote their shares of Outdoor Channel common stock: (i) in favor of the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement; (ii) in favor of any proposal to adjourn or postpone any meeting of the Outdoor Channel stockholders if there are not sufficient votes for approval of the matters described in the preceding clause (i); and (iii) except with the written consent of KSE, against (x) any Alternative Proposal (as defined in the merger agreement) with respect to Outdoor Channel that would impede the merger or (y) any other action or proposal involving Outdoor Channel (or any subsidiary of Outdoor Channel) that would reasonably be expected to prevent or materially impede, interfere with or delay the merger.

In addition, under the Support Agreement, the Supporting Parties agree, among other things:

•	to waive any rights of appraisal or rights to dissent from the merger that they may have;

•	to revoke any and all previous voting proxies granted with respect to their Outdoor Channel shares and grant a proxy appointing KSE as attorney-in-fact with respect to such shares; and

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not to, subject to certain exceptions (i) sell, transfer, pledge, encumber, tender, gift, assign or otherwise dispose of their shares of Outdoor Channel common stock, (ii) grant any proxies or powers of attorney or enter into any other voting agreements with respect to its Outdoor Channel common stock, (iii) enter into or deposit their Outdoor Channel common stock into a voting trust or take any other action which would diminish the voting power of such shares or (iv) commit or agree to take any of the foregoing actions, prior to the termination of the Support Agreement.

The Support Agreement will terminate automatically upon the termination of the merger agreement. In addition, the Supporting Parties may terminate the Support Agreement at any time following a change in recommendation by the Outdoor Channel Board in favor of the merger made in accordance with the terms of the merger agreement.

A copy of the Support Agreements has been filed as an exhibit to Outdoor Channel’s Current Report on Form 8-K filed with the SEC on March 13, 2013, and is incorporated by reference herein.

Guarantee

Mr. Kroenke has agreed to guarantee the payment obligations of KSE under the merger agreement. Mr. Kroenke shall be released from his guarantee if and to the extent that KSE receives a legal, valid, binding and enforceable financing commitment on customary terms, or a bank guarantee substituting for his obligations thereunder, in each case acceptable to Outdoor Channel, from a major money center bank to finance the transactions contemplated by the merger agreement.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

The following discussion summarizes material provisions of the merger agreement, a copy of which is attached as Annex A, to this proxy statement and is incorporated by reference into this document. The rights and obligations of the parties to the merger agreement are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement. This summary may not contain all the information about the merger agreement that is important to you. We urge you to read the merger agreement carefully in its entirety, as well as this proxy statement and the materials included and incorporated by reference herein, before making any decision regarding Proposal No.  1.

The Merger

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, at the closing, Merger Sub will merge with and into Outdoor Channel, and Outdoor Channel will survive the merger and become a wholly owned subsidiary of KSE.

Closing; Effective Time of the Merger

The closing will occur on a date to be specified by the parties to the merger agreement not later than the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement, other than those conditions that by their nature are to be satisfied at closing, which must be satisfied (or waived) at such time. It is anticipated that the closing of the merger and related transactions will be completed by the end of the second quarter of Outdoor Channel’s fiscal year 2013 if the requisite stockholder votes are obtained, assuming the other conditions to consummation of the merger are satisfied or waived.

The merger will become effective upon filing of the requisite certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed to by Outdoor Channel and set forth in the certificate of merger.

Merger Consideration

Consideration with Respect to Outdoor Channel Common Stock

Upon the consummation of the merger, each outstanding share of Outdoor Channel common stock will be automatically converted into and will represent the right to receive $8.75 in cash, without interest and less any applicable withholding taxes.

Outdoor Channel common stock held by Outdoor Channel as treasury stock, and any shares of Outdoor Channel common stock held by a subsidiary of Outdoor Channel or by KSE, Merger Sub or any subsidiary of any of the foregoing will be canceled and cease to exist without conversion upon the closing of the merger and no consideration will be paid with respect to such securities. In addition, shares of Outdoor Channel common stock which are issued and outstanding and whose holders have properly exercised appraisal rights with respect to such shares in accordance with Section 262 of the DGCL will not be converted into the right to receive merger consideration and will receive the appraised value of such dissenting shares unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If any such holder fails to perfect or effectively withdraws or loses such right, the shares of Outdoor Channel common stock held by such holder will be converted into the right to receive the merger consideration.

If Outdoor Channel pays a stock dividend in, splits, combines into a smaller number of shares, or issues by reclassification of any shares of Outdoor Channel common stock, the merger consideration, and any other similarly dependent items will be appropriately adjusted to provide to the holders of Outdoor Channel common stock the same economic effect as contemplated by the merger agreement prior to such action.

Withholding

KSE or the exchange agent, as applicable, will be entitled to deduct and withhold from any amounts payable to any holder of shares of Outdoor Channel common stock in connection with payment of the merger consideration, such amounts as are required to be deducted or withheld with respect to such payment under applicable tax laws and these amounts will be treated as having been paid to such holders from whom they were withheld.

Stockholder Surrender and Payment

Prior to the effective time of the merger, KSE will appoint the exchange agent for the purpose of exchanging certificates of Outdoor Channel common stock for the merger consideration.

As soon as reasonably practicable, but in no event more than two business days following the effective time of the merger, KSE or the exchange agent will send to all holders of Outdoor Channel common stock, a transmittal letter and instructions for the surrender of shares of Outdoor Channel common stock for the merger consideration. The letter of transmittal will specify that the delivery of the certificates will be effected, and risk of loss and title will pass, only upon proper delivery of the certificates which represent such stockholders’ shares of Outdoor Channel common stock covered (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) or, in case of book-entry shares, any additional documents specified by the procedures set forth in the transmittal letter. Delivery will be effected, and risk of loss and title to shares of Outdoor Channel common stock will pass, only upon transfer of certificates of Outdoor Channel common stock to the exchange agent in the manner set forth in the transmittal letter and instructions.

Treatment of Outdoor Channel Equity Awards

At the effective time of the merger, stock options to purchase shares of Outdoor Channel common stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (x) the excess, if any, of $8.75 over the per share exercise price of such Outdoor Channel stock option and (y) the number of shares of Outdoor Channel common stock subject to such Outdoor Channel stock option.

At the effective time of the merger, each restricted share of Outdoor Channel common stock and each other equity award (other than an Outdoor Channel stock option) entitling the holder thereof to acquire Outdoor Channel common stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (x) $8.75 and (y) the number of shares of Outdoor Channel common stock subject to such Outdoor Channel equity award.

Exchange of Shares

At the effective time of the merger, each holder of shares of Outdoor Channel common stock will cease to have any rights with respect to such Outdoor Channel common stock except for the right to receive, without interest and less any applicable withholding taxes, (i) the merger consideration and (ii) any previously unpaid dividends or distributions on Outdoor Channel common stock which were declared or made prior to the date of the merger agreement and unpaid as of the effective time of the merger. After the effective time of the merger, no further registration of transfers on the stock transfer books of Outdoor Channel will occur, and if certificates of

Outdoor Channel common stock are presented for transfer to the exchange agent or KSE, they will be canceled and exchanged for the consideration described above, plus any previously unpaid dividends or distributions on the Outdoor Channel common stock with a record date prior to the effective time of the merger, less the amount of any withholding taxes, all in accordance with the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by Outdoor Channel to KSE and made by KSE to Outdoor Channel. The assertions embodied in the representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties to the merger agreement in connection with negotiating its terms. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this proxy statement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Outdoor Channel and KSE or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement.

Pursuant to the merger agreement, each of Outdoor Channel and KSE made representations and warranties relating to, among other things:

•	corporate organization, including incorporation, qualification, subsidiaries, and charter documents;

•	power and authority to execute, deliver, and perform its obligations under the merger agreement, and the required approvals, filings, and consents relating to the merger agreement;

•	stockholder/member vote requirements to adopt the merger agreement;

•	documents filed with the SEC and the accuracy of information contained in such documents;

•	absence of certain litigation, orders, or investigations;

•	absence of undisclosed liabilities;

•	inapplicability of takeover statutes and absence of applicable anti-takeover provisions in organizational documents with respect to the merger; and

•	brokers’ and advisors’ fees payable in connection with the merger.

Outdoor Channel has also made certain representations and warranties to KSE regarding:

•	capitalization and indebtedness;

•	financial statements, indebtedness, and internal controls;

•	absence of certain changes since December 31, 2011;

•	compliance with applicable law;

•	tax matters;

•	material contracts;

•	reports and regulatory matters;

•	third party and governmental consents;

•	network and affiliation agreements;

•	intellectual property matters;

•	owned and leased property;

•	absence of certain litigation, orders or investigations;

•	absence of undisclosed liabilities;

•	in applicability of takeover statutes and absence of certain anti-takeover provisions in organizational documents;

•	employment and labor matters with respect to employee benefit plans;

•	environmental matters;

•	insurance coverage;

•	foreign corrupt practices and international trade sanctions and ethical practices;

•	interested party transactions;

•	employment and labor matters, except with respect to employee benefit plans;

•	the receipt of an opinion from its financial advisor; and

•	authorizations granted by the FCC.

KSE has also made certain representations and warranties to Outdoor Channel regarding:

•	formation of Merger Sub;

•	absence of ownership of Outdoor Channel capital stock; and

•	the ability to pay the aggregate merger consideration.

Certain representations and warranties made by the parties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect,” when used in reference to Outdoor Channel or KSE, means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects (1) is materially adverse to the business, results of operations or financial condition of the party and its subsidiaries, taken as a whole, or (2) has, or would be reasonably likely to have, a material adverse effect on the ability of the party to perform its obligations under the merger agreement or to consummate the merger by the close of business on September 13, 2013, except that in the case of clause (1), none of the following events, circumstances, changes, developments or effects shall be deemed, either alone or in combination, to constitute, and none shall be taken into account in determining whether there has been or will be, a “material adverse effect”:

(i)	in the case of Outdoor Channel, changes in the market price or trading volume of Outdoor Channel common stock (it being understood that the factors giving rise to or contributing to any such change that are not otherwise excluded from the definition of “material adverse effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, an material adverse effect);

(ii)	changes in the United States or global economy or capital, financial, banking, credit or securities markets generally;

(iii)	any act of war or armed hostilities or the occurrence of acts of terrorism or sabotage in each case, in the U.S.;

(iv)	the announcement or pendency of the merger agreement or the announcement of the transaction;

(v)	changes in applicable law or in the interpretation thereof;

(vi)	changes in GAAP (or in the interpretation thereof) or accounting principles, practices or policies that are imposed on such party;

(vii)	changes in general economic, legal, tax, regulatory or political conditions in the geographic regions in which such party and its subsidiaries operate or the market for its products;

(viii)	any action taken by such party or its subsidiaries with the prior written consent of the other party; or

(ix)	any failure of such party to meet financial projections or forecasts or, in the case of Outdoor Channel, the failure to meet published analyst estimates (it being understood that the factors giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “material adverse effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, an material adverse effect), provided, however, that such matters in the case of clauses (ii), (iii), (v), (vi) and (vii) shall be taken into account in determining whether there has been or will be an “material adverse effect” to the extent, but only to the extent, of any disproportionate impact on such party and its respective subsidiaries, taken as a whole, relative to other participants operating in the same industries and geographic markets as such party.

Conduct of Business Pending the Merger

Under the merger agreement, Outdoor Channel has agreed, from the date of the merger agreement until the earlier of the consummation of the merger or termination of the merger agreement and subject to certain exceptions set forth in the merger agreement, to use its reasonable best efforts to conduct its business and timely file all tax returns in the ordinary course consistent with past practices in all material respects and to preserve intact in all material respects, consistent with past practices, its business organizations, services of its current officers and key employees, and its relations with customers, suppliers, licensors, licensees, distributors, governmental authorities and others having business dealings with Outdoor Channel or its subsidiaries.

In addition, Outdoor Channel has agreed, from the date of the merger agreement until the earlier of the consummation of the merger or termination of the merger agreement and subject to applicable law and certain exceptions set forth in the merger agreement, that it will not (and will not permit its respective subsidiaries to), without the prior written consent of the other party (any such request for a consent will not be unreasonably withheld, conditioned or delayed), among other things, directly or indirectly:

•	amend or fail to comply with its organizational documents;

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make any change in its authorized or issued capital stock or other equity interests, or acquire, redeem, issue, deliver, encumber, pledge, sell or otherwise dispose of any of its capital stock, other equity interests, or securities convertible into or exchangeable for any of its capital stock or other equity interests, other than upon the exercise or conversion of any stock option or equity award outstanding on the date of the merger agreement for shares of Outdoor Channel common stock;

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split, combine, or reclassify any of its capital stock or other equity interests or issue any other security in respect of its capital stock or other equity interests other than upon the exercise or conversion of any stock option or equity award outstanding on the date of the merger agreement for shares of Outdoor Channel common stock;

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declare, set aside, make, or pay any dividend or other distributions with respect to its capital stock or other equity interests, except for dividends and distributions by a direct or indirect wholly owned subsidiary of the party to it or to another of its wholly owned subsidiaries;

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modify or amend in any material respect, or terminate any of its material contracts or waive, release, or assign any material rights or material claims under any of its material contracts, except in the ordinary course of business;

•	enter into a material contract except in the ordinary course of business;

•	enter into, modify or amend in any material respect, or waive, release or assign any material rights or material claims under, any affiliation agreement;

•	enter into any agreement with respect to the voting of its capital stock or equity interests;

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issue any indebtedness, other than (1) the incurrence of indebtedness under certain of its current credit facilities specified in the merger agreement for working capital purposes in the ordinary course of business consistent with past practice not to exceed $50,000, (2) for extensions, renewals or refinancings of existing indebtedness (in amounts not greater than the existing indebtedness being replaced) or (3) inter-company indebtedness;

•	acquire or merge or consolidate with any entity or business or form any joint venture;

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adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization involving it or any of its subsidiaries, or enter into a letter of intent or agreement in principle with respect thereto;

•	enter into any new line of business or open or close any existing facility, plant or office, except in the ordinary course of business;

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sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material to its and its subsidiaries business, except in the ordinary course of business consistent with past practice;

•	enter into any hedging arrangements, except in the ordinary course of business;

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make or commit to any capital expenditures in excess of $50,000 individually or $300,000 in the aggregate, except in the ordinary course of business consistent with past practice or in accordance with its current capital expenditure budget;

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make any loans, advances or capital contributions to, or investments in, any person or entity (other than its wholly owned subsidiaries), except for advances to employees and directors for travel and business expenses in the ordinary course of business consistent with past practices;

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cancel, release, compromise or settle any material legal actions, or waive or release any of its material rights with respect thereto, except in the ordinary course of business consistent with past practice;

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except as required by law or by the terms of an applicable employee benefit plan, (1) enter into, adopt, amend in any material respect, or otherwise modify in any material respect any of its employee benefit plans, (2) accelerate the payment or vesting of benefits or amounts payable or to become payable under any of its employee benefit plans as currently in effect on the date of the merger agreement, (3) fail to make any required contribution to any of its employee benefit plans, (4) merge or transfer any of its employee benefit plans or the assets or liabilities thereunder, (5) change the sponsor of any of its employee benefit plans, or (6) terminate or establish any employee benefit plan, in each case other than new employment arrangements made in the ordinary course of business and consistent with past practices, in each case with non-officer employees who have annual compensation of no greater than $100,000;

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grant any increase in the compensation or benefits of its or its subsidiaries directors, officers or employees, except (A) as required under the terms of an employment agreement or (B) with respect to non-officer employees in the ordinary course of business, consistent with past practice;

•	enter into, renew or amend any collective bargaining agreement;

•	make any material change in its financial accounting principles, except as required by applicable law or a change in GAAP or similar principles in foreign jurisdictions;

•	make or change any material tax election;

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change an annual accounting period, file any material amended tax return, enter into any material closing agreement, settle any material tax claim or assessment, surrender any material right to claim a refund of taxes, take or omit to take any other similar action relating to the filing of any material tax return or the payment of any material tax;

•	revalue any assets unless required by GAAP; or

•	authorize, agree or otherwise commit to take any of the foregoing actions.

KSE and Merger Sub have each also agreed that from the date of the merger agreement until the earlier of consummation of the merger or termination of the merger agreement not to, and not to permit any of their respective subsidiaries or affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, merger, consolidations or other business combinations) which would reasonably be expected to individually or in the aggregate, have a Material Adverse Effect on KSE or Merger Sub, respectively.

Efforts to Consummate the Merger and Other Covenants

Each of Outdoor Channel and KSE has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do and to assist and cooperate with the other parties to the merger agreement in doing, all things necessary, proper or advisable to consummate and make effective the merger.

Antitrust and Other Consents

In furtherance and not in limitation of the foregoing, each of Outdoor Channel and KSE has agreed to:

•	make an appropriate filing pursuant to the HSR Act and all other necessary filings, notices and registrations with other governmental authorities under competition laws relating to the merger;

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use their reasonable best efforts to respond at the earliest practical date to any requests for additional information by the Federal Trade Commission, the U.S. Department of Justice or any other governmental authorities relating to the transaction, and act in good faith and reasonably cooperate with the other parties in connection with any investigation of any governmental authority relating to any competition law;

•	use their reasonable best efforts to obtain all necessary actions, waivers, consents, licenses, permits and approvals from governmental authorities and third parties; and

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cooperate to prepare and promptly file such application(s) as may be commercially reasonable and necessary for submission to the FCC in order to obtain the FCC’s approval of the transfer of control of the Outdoor Channel’s FCC license, provide additional information as necessary, keep the other party informed of material communications and correspondence, oppose any petitions to deny the application, and not take any action that would impede or prevent receipt of the FCC approval.

The merger agreement further provides that, in connection with efforts to obtain the termination or expiration of any waiting period under any applicable competition laws, (i) in no event will “reasonable best efforts” of any party include entering into a consent decree or other commitment containing such party’s agreement to hold separate or divest its or its subsidiaries’ plants, assets or businesses, or agreeing to any limitations on its or its subsidiaries’ conduct or actions, and in no event shall any party be required to take any of the foregoing actions and (ii) neither Outdoor Channel nor KSE is required to take any action with respect to compliance with competition laws or the obtaining of any consent, clearance or the expiration of any applicable waiting period under competition law which would bind such party or its subsidiaries even if the consummation of the merger was not to occur.

Stockholder Adoption of the Merger Agreement

Outdoor Channel has agreed to take all actions reasonably necessary to hold a meeting of its stockholders as promptly as practicable after the preparation and delivery of this proxy statement to consider and vote upon the adoption of the merger agreement and to obtain the affirmative vote of the holders of a majority of the outstanding shares of Outdoor Channel common stock entitled to vote. The Outdoor Channel Board has approved the merger agreement and directed Outdoor Channel’s officers to submit the merger agreement to Outdoor Channel’s stockholders for their consideration. Please see the section entitled “The Outdoor Channel Special Meeting and Proxy Solicitation—Votes Necessary to Adopt the Merger Agreement.”

Financing Cooperation

Outdoor Channel has agreed use its commercially reasonable efforts to provide reasonable cooperation in connection with any of KSE’s efforts to arrange and consummate any amendment to, or replacement or supplement of, KSE’s credit facilities in connection with the merger; provided that such cooperation does not unreasonably interfere with the ongoing operations of Outdoor Channel and its subsidiaries. However, none of Outdoor Channel, any of its subsidiaries, or any of their respective officers or directors, as the case may be, will (i) be required to pay any commitment or other similar fee, (ii) enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the KSE credit facilities, (iii) unless promptly reimbursed by KSE, be required to incur any other expenses in connection with the KSE credit facilities or (iv) be required to take any action in his/her capacity as a director of Outdoor Channel or any of its subsidiaries with respect to KSE’s credit facilities.

KSE has agreed to promptly, upon request by Outdoor Channel, reimburse Outdoor Channel for all reasonable and documented out of pocket costs (including reasonable attorneys’ fees) incurred by Outdoor Channel or any of its subsidiaries or their respective representatives in connection with their respective obligations pursuant to, and in accordance with, its obligations described in the immediately preceding paragraph, and will indemnify and hold harmless Outdoor Channel, its subsidiaries and their respective representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the arrangement of any amendment to, or replacement or supplement of, KSE’s credit facilities, and any information used in connection therewith (other than information provided by Outdoor Channel or any of its subsidiaries) and all other actions taken by Outdoor Channel, its subsidiaries and their respective representatives pursuant to the merger agreement.

Conditions to the Merger

Conditions to the Obligations of Outdoor Channel and KSE to Consummate the Merger

The obligations of Outdoor Channel and KSE to consummate the merger are subject to the satisfaction, or where permissible, waiver of the following conditions:

•

the adoption of the merger agreement by the Outdoor Channel stockholders as required by the DGCL and Outdoor Channel’s charter documents (please see the section entitled “The Outdoor Channel Special Meeting and Proxy Solicitation—Votes Necessary to Adopt the Merger Agreement”);

•

all filings, consents, approvals and authorizations of any governmental authority required to consummate the merger and other applicable competition laws, have been made or obtained, except those whose failure would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on Outdoor Channel and/or KSE after giving effect to the merger;

•	no law or other legal restraint or prohibition is in effect that prohibits, makes illegal, or enjoins the consummation of the merger;

•	the waiting periods (and any extensions thereof) applicable to the merger shall have been terminated or shall have expired; and

•

either FCC approval of the transfer of control of the FCC authorization relating to Outdoor Channel’s fixed earth station shall have been granted or Outdoor Channel shall have entered into a lease with a third party on terms not less favorable than those set forth in the merger agreement to gain access to a fixed earth station that enables Outdoor Channel to provide the same services it provides pursuant to its FCC license.

Additional Conditions to the Obligations of KSE to Consummate the Merger

The obligation of KSE to consummate the KSE merger is subject to the satisfaction or, where permissible, waiver of the following conditions:

•

the representations and warranties of Outdoor Channel relating to organization and existence, no violation of its organizational documents and other subsidiaries, capitalization, authority, corporate approval, voting requirements, and takeover statutes, without regard to any “material adverse effect,” materiality or similar qualifiers in such representations and warranties, being true and correct in all material respects on the date of the merger agreement and as of the closing date;

•

the representation and warranty of Outdoor Channel relating to there not having been since December 31, 2011 any event, occurrence, effect, change or circumstance, that has had or would reasonably be likely to have, individually or in the aggregate, a material adverse effect on Outdoor Channel, having been true and correct on the date of the merger agreement;

•

all other representations and warranties of Outdoor Channel being true and correct on the date of the merger agreement and as of the closing date (except to the extent any such representation and warranty expressly speaks as of an earlier date, as of such earlier date), in each case, without regard to any “material adverse effect,” materiality, or similar qualifiers, except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect with respect to Outdoor Channel;

•	Outdoor Channel having performed in all material respects those obligations required to be performed by it under the merger agreement at or prior to the closing date;

•

since the date of the merger agreement, there not having occurred any event, change, effect or circumstance that has had or would be reasonably expected to have, a material adverse effect on Outdoor Channel;

•

KSE having received a certificate signed on behalf of Outdoor Channel by its Chief Executive Officer and its Chief Financial Officer stating that the above conditions relating to representations, covenants and no material adverse effect have been satisfied;

•	Outdoor Channel having delivered to KSE a certificate of non-U.S. real property interest status in accordance with Treasury Regulation 1.1445-2(c)(3); and

•

KSE shall have received letters from the lenders under the Outdoor Channel credit facility which evidence all required payments to satisfy in full the outstanding obligations under the Outdoor Channel credit facility.

Additional Conditions to the Obligations of Outdoor Channel to Consummate the Merger

The obligation of Outdoor Channel to consummate the merger is subject to the satisfaction or, where permissible, waiver of the following conditions:

•

the representations and warranties of KSE relating to organization and existence, no violation of its organizational documents, capitalization, formation of Merger Sub, authority, corporate approval, voting requirements, takeover statutes and interested party transactions, without regard to any “material adverse effect,” materiality or similar qualifiers in such representations and warranties, being true and correct in all material respects on the date of the merger agreement and as of the closing date;

•

all other representations and warranties of KSE being true and correct on the date of the merger agreement and as of the closing date (except to the extent any such representation and warranty expressly speaks as of an earlier date, as of such earlier date), in each case without regard to any “material adverse effect,” materiality, or similar qualifiers; except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect with respect to KSE;

•	KSE having performed in all material respects those obligations required to be performed by it under the merger agreement at or prior to the closing date;

•

since the date of the merger agreement, there not having occurred any event, change, effect, circumstance or event that, individually or in the aggregate, has had or would be reasonably expected to have, a material adverse effect on KSE; and

•

Outdoor Channel having received a certificate signed on behalf of KSE by its Chief Executive Officer and its Chief Financial Officer to the effect that the above conditions relating to representations, covenants and no material adverse effect have been satisfied.

Restrictions on Solicitations of Other Offers

Outdoor Channel Solicitation

From the date of the merger agreement until the earlier of the consummation of the merger or the termination of the merger agreement, Outdoor Channel has agreed that Outdoor Channel and its subsidiaries and representatives will not, subject to certain exceptions described below, directly or indirectly:

•

initiate, knowingly encourage, knowingly facilitate or solicit (including in each case by way of furnishing non-public information to any person) any inquiries with respect to, or the making, submission, announcement or implementation of, any proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Proposal;

•

initiate, knowingly encourage, participate in or solicit any discussions or negotiations with any person (whether such discussions or negotiations are initiated by Outdoor Channel, any of its representatives or a third party), other than KSE or any of its representatives, regarding or in furtherance of such inquiries or relating to an Alternative Proposal;

•	provide any non-public information, documentation or data to any person, other than KSE or any of its representatives, relating to an Alternative Proposal;

•	otherwise cooperate with any effort or attempt to make, implement or accept any Alternative Proposal;

•	adopt or approve any Alternative Proposal, or propose the approval or adoption of any Alternative Proposal, or resolve or agree to take any such action; or

•

enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Alternative Proposal (other than a confidentiality agreement permitted as described below).

From and after the date of the merger agreement, in the event that Outdoor Channel or any of its subsidiaries receives any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Alternative Proposal, Outdoor Channel must advise KSE orally and in writing of the material terms and conditions and the identity of the person or persons making any such inquiry proposal, offer, request for information, request for discussions or negotiations regarding an Alternative Proposal, and will promptly advise KSE of any material development relating thereto.

If at any time following the date of the merger agreement and prior to the adoption of the merger agreement by Outdoor Channel’s stockholders, Outdoor Channel receives a written Alternative Proposal from a third party that:

•	the Outdoor Channel Board believes in good faith to be bona fide;

•	did not result from a breach of any of Outdoor Channel’s obligations described under the section entitled “—Outdoor Channel Solicitation”; and

•

the Outdoor Channel Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Alternative Proposal constitutes or would reasonably be expected to result in a Superior Proposal;

then Outdoor Channel may furnish its and its subsidiaries’ information to the party making such Alternative Proposal and engage and participate in discussions or negotiations with the party making such Alternative Proposal regarding such Alternative Proposal. In such case, Outdoor Channel will not, and will not permit its subsidiaries or representatives to, disclose any non-public information to such person without having entered into a confidentiality agreement with such person and will promptly (and in any event within 24 hours) provide to KSE any non-public information concerning Outdoor Channel or its subsidiaries provided or made available to such other person which was not previously made available to KSE.

Prior to terminating the merger agreement or entering into an agreement with respect to any such Alternative Proposal, Outdoor Channel is required to comply with certain terms of the merger agreement as described under the section entitled “—Recommendation Withdrawal/Termination in Connection with a Superior Proposal.”

Definitions of Alternative Proposal and Superior Proposal

An “Alternative Proposal,” as defined in the merger agreement, means, with respect to Outdoor Channel, any proposal or offer from any third party relating to, or the public announcement or other public disclosure of the intention to undertake or engage in:

•

any transaction involving the merger, amalgamation, consolidation, arrangement, business combination, share exchange, take-over bid, going private transaction, tender offer, exchange offer or sale of Outdoor Channel;

•

the acquisition (by lease, license, long-term supply agreement or other arrangement having the same economic effect as an acquisition), exchange or transfer directly or indirectly of assets or businesses (including by spin-off or split-off) that constitute or generate 25% or more of the total revenue, net income or assets of Outdoor Channel or any of its subsidiaries, taken as a whole, immediately prior to such acquisition, exchange or transfer;

•

the acquisition of 25% or more of the issued and outstanding capital stock or other securities (including options, rights or warrants to purchase, or securities convertible into such securities) or voting interests in Outdoor Channel;

•	any liquidation, dissolution or winding up of Outdoor Channel; or

•	a similar transaction or series of transactions, involving Outdoor Channel or any of its subsidiaries.

The term “Alternative Proposal” does not include the merger.

A “Superior Proposal,” as defined in the merger agreement, means, with respect to Outdoor Channel, any bona fide written Alternative Proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (1) assets that constitute more than 50% of the total consolidated assets of Outdoor Channel and its subsidiaries, taken as a whole, or (2) more than 50% of Outdoor Channel common stock, in each case on terms that the Outdoor Channel Board determines in good faith, after consultation with outside legal counsel and financial advisors, taking into account all terms and conditions of such Alternative Proposal determined by the board of directors of Outdoor Channel to be relevant and the merger agreement (as it may be proposed to be amended):

•	to be more favorable, from a financial point of view, to Outdoor Channel’s stockholders than the terms of the merger agreement (as it may be proposed to be amended); and

•

is reasonably capable of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such Alternative Proposal determined by the board of directors of Outdoor Channel to be relevant and the person making such Alternative Proposal.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

General

The merger agreement requires Outdoor Channel to take all action reasonably necessary to convene a meeting of its stockholders for the purpose of obtaining the vote in favor of the adoption of the merger agreement as promptly as practicable after this proxy statement is prepared and it has mailed (or otherwise made electronically available) its proxy statement to its stockholders (however, Outdoor Channel may, with the consent of KSE, delay or postpone the meeting under certain circumstances described in the merger agreement).

Outdoor Channel also agreed to use reasonable best efforts to obtain the adoption of the merger agreement by Outdoor Channel’s stockholders and has agreed to include in this proxy statement the recommendation of the Outdoor Channel Board that Outdoor Channel’s stockholders adopt the merger agreement.

Notwithstanding the foregoing, (1) if a material event, fact, change, development or set of circumstances occurs, in each case, that relates to Outdoor Channel, KSE or the transaction (but does not relate to any Alternative Proposal) and first becomes known to the Outdoor Channel Board after the date of the merger agreement and prior to the adoption of the merger agreement by Outdoor Channel’s stockholders, which we refer to as an Intervening Event, or (2) if Outdoor Channel receives an Alternative Proposal which the Outdoor Channel Board concludes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes a Superior Proposal and, if it determines in good faith, after consultation with outside legal counsel, that not taking the applicable action would be inconsistent with the fiduciary duties of the Outdoor Channel Board to its stockholders under applicable law, then, in each case, the Outdoor Channel Board may at any time prior to the adoption of the merger agreement by its stockholders:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to KSE, its recommendation in favor of the merger agreement; or

•

in the case of a Superior Proposal only, approve or recommend such Superior Proposal and/or terminate the merger agreement and concurrently enter into a definitive agreement with respect to such Superior Proposal; so long as Outdoor Channel pays the termination fee as described under the section entitled “—Termination Fee—Termination Fee Payable by Outdoor Channel” concurrently with such termination.

Procedural Requirements

Outdoor Channel may not terminate the merger agreement or withdraw or modify the recommendation of the Outdoor Channel Board unless:

•

in the case of a termination or recommendation as a result of a Superior Proposal only, such Superior Proposal did not result from a breach by Outdoor Channel of the obligations set forth above under the section entitled “—Restrictions on Solicitations of Other Offers”;

•	Outdoor Channel gives KSE at least four business days written notice of its intention to take such action and describes such material development or material change in circumstances or Superior

Proposal, as applicable, in reasonable detail, and, in the case of a Superior Proposal, the written notice is accompanied by the most current version of all relevant written agreements or proposals relating to the transaction that constitutes such Superior Proposal; and

•

KSE does not make, within such four-business day period, a binding, written, irrevocable offer to modify the terms of the merger agreement that would, in the good faith judgment of the Outdoor Channel Board, after consultation with its outside legal counsel and financial advisors, cause the Alternative Proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that would obviate the need to make a recommendation change in the event of an Intervening Event, as applicable, in each case, taking into consideration any risk of non-consummation and all legal, financial, regulatory and other aspects of such proposal.

In connection with a termination of the merger agreement to pursue a Superior Proposal at or concurrently with the termination of the merger agreement, Outdoor Channel will pay in full the termination fee described under the section entitled “—Termination Fee—Termination Fee Payable by Outdoor Channel.”

Outdoor Channel also has agreed that, during the four-business day period described above, if KSE desires, Outdoor Channel and its representatives will negotiate in good faith with KSE and its representatives regarding any revisions to the terms of the merger agreement such that the Alternative Proposal in question no longer constitutes a Superior Proposal or that would obviate the need for the Outdoor Channel Board to make a recommendation change in the event of an Intervening Event. If the Alternative Proposal is materially revised, Outdoor has agreed to deliver a new notice to KSE, and KSE will have three business days to negotiate further adjustments to the merger agreement.

Nothing will prohibit Outdoor Channel or the Outdoor Channel Board from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act with respect to an Alternative Proposal or (ii) making any disclosure to its stockholders if the Outdoor Channel Board determines in good faith, after consultation with its legal counsel, that such disclosure is required by its fiduciary duties under applicable law or required under the rules and regulations of any applicable stock exchange (including NASDAQ).

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after Outdoor Channel’s stockholders have adopted the merger agreement:

•	by the mutual written consent of KSE and Outdoor Channel;

•	by either KSE or Outdoor Channel if:

•

the effective time of the merger does not occur on or before the close of business on September 13, 2013, unless a breach of the merger agreement by the party seeking to exercise such termination was the principal cause of the failure of the merger to be consummated on or before such date;

•

a governmental authority of competent jurisdiction issues an order or takes any other action (including by failing to take an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction, which order or other action is final and nonappealable;

•

the Outdoor Channel stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to adopt the merger agreement by the requisite vote; or

•

the non-terminating party breaches or violates any of its representations, warranties, covenants or agreements set forth in the merger agreement such that the non-terminating party’s closing conditions cannot be satisfied and such breach is incapable of being cured by the effective time, or such breach or violation is not cured within 30 days following receipt of written notice by the non-terminating party of such breach or violation.

•	by KSE if:

•

Outdoor Channel has provided a notice that the Outdoor Channel Board intends to change its recommendation in response to a Superior Proposal or Intervening Event or the Outdoor Channel Board has changed its recommendation;

•

a tender offer or exchange offer for all outstanding shares of capital stock of Outdoor Channel is commenced by a third party and the Outdoor Channel Board recommends in favor of such tender offer or exchange offer by its stockholders;

•

Outdoor Channel or the Outdoor Channel Board (or any committee thereof) approves, recommends, enters into or allows Outdoor Channel or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Alternative Proposal (other than certain acceptable confidentiality agreements);

•

within five business days of a written request by KSE for the Outdoor Channel Board to reaffirm its recommendation in favor of the merger agreement following the date any Alternative Proposal or any material modification thereto is first published or given to the Outdoor Channel stockholders, Outdoor Channel fails to issue a press release that reaffirms such recommendation;

•	Outdoor Channel shall have failed to include in this proxy statement distributed to its stockholders the recommendation in favor of the merger agreement by the Outdoor Channel Board; or

•	Outdoor Channel or the Outdoor Channel Board (or any committee thereof) shall publicly propose any of the foregoing.

•	by Outdoor Channel if:

•

prior to the adoption of the merger agreement by its stockholders, so that Outdoor Channel may enter into a definitive agreement providing for a Superior Proposal; provided, that Outdoor Channel is not in breach of any of its obligations under the merger agreement relating to such Superior Proposal and Outdoor Channel pays the termination fee as described under the section entitled “—Termination Fee—Termination Fee Payable by Outdoor Channel” concurrently with such termination. Outdoor Channel may not terminate the merger agreement pursuant to this provision unless Outdoor Channel complies with its obligations set forth above under the section entitled “—Recommendation Withdrawal/Termination in Connection with a Superior Proposal—Procedural Requirements” with respect to such Superior Proposal.

If the merger agreement is terminated, there will generally be no liability on the part of either Outdoor Channel or KSE, except that neither party is relieved from any liability for any willful and material breach of any representation, warranty, or covenant of such party contained in the merger agreement prior to termination and as described under the section entitled “—Termination Fee.”

Notwithstanding the foregoing, the parties have agreed that each party shall be entitled to an injunction to prevent breaches or threatened breaches of the merger agreement and to specific performance of the terms and provisions of the merger agreement.

Termination Fee

Termination Fee Payable by Outdoor Channel

Outdoor Channel will pay to KSE a fee of $1 million if:

•

the merger agreement is terminated by Outdoor Channel so that Outdoor Channel may enter into a definitive agreement providing for a Superior Proposal as described above under the section entitled “—Termination of the Merger Agreement”;

•	the merger agreement is terminated by KSE in circumstances described under the third bullet under the section entitled “—Termination of the Merger Agreement”; or

•

either Outdoor Channel or KSE (i) terminates the merger agreement because Outdoor Channel’s stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to adopt the merger agreement as described above under the section entitled “—Termination of the Merger Agreement,” (ii) at the time of such termination an Alternative Proposal had been proposed to the Outdoor Channel Board or publicly announced, and (iii) within twelve months following the date of such termination, Outdoor Channel enters into a definitive agreement with respect to an Alternative Proposal (and such transaction is subsequently consummated) or an Alternative Proposal has been consummated (provided that the references to “25%” in the definition of Alternative Proposal will be deemed to be references to “50%” for purposes of this clause (iii)).

Impact of Payment of Fees

To the extent that a termination fee that is required to be paid is not promptly paid by the applicable party, interest will accrue on the outstanding amount at the prime lending rate prevailing at such time as published in the Wall Street Journal until the date of payment, and the defaulting party will be required to pay the reasonable costs and expenses of the non-defaulting party in connection with legal enforcement action taken against the defaulting party for such payment.

Employee Matters

For one (1) year following the effective time of the merger, KSE shall cause each employee of Outdoor Channel and its subsidiaries immediately prior to the effective time of the merger, who continues as an employee of KSE or an applicable subsidiary (including Outdoor Channel and its subsidiaries) (such employees, with their eligible dependents, we refer to as Outdoor Channel Participants), to be eligible to participate, in either, at KSE’s sole discretion, (i) the Outdoor Channel employee benefit plans, excluding any incentive, equity or bonus plans, on substantially the same terms as in effect immediately prior to the merger, or (ii) substantially similar plans or arrangements of KSE or its applicable subsidiary, which we refer to as KSE Plans, excluding any incentive, equity or bonus plans, or (iii) a combination of clauses (i) and (ii) so that the Outdoor Channel Participants will have benefits that are substantially similar in the aggregate to the benefits provided to similarly situated employees of KSE under KSE Plans, excluding any incentive, equity or bonus plans.

To the extent KSE elects to have the Outdoor Channel Participants participate in the KSE Plans following the merger, (i) each Outdoor Channel Participant will receive credit for purposes of eligibility to participate and vesting under such for years of service with Outdoor Channel prior to the merger, and (ii) KSE will use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any KSE Plans that are group health plans in which Outdoor Channel Participants will participate to be waived and will use commercially reasonable efforts to provide credit for any co-payments and deductibles prior to the merger for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the merger.

Indemnification and Insurance

Under the terms of the merger agreement, KSE, Outdoor Channel and KSE have agreed that all rights of indemnification to Outdoor Channel’s and KSE’s current and former directors, officers, managers and members, and any person who assumes such position prior to the effective date, provided by Outdoor Channel or KSE, as applicable, in their respective organizational documents or indemnification contracts will survive the merger and continue in full force and effect and will be assumed and performed by KSE, Outdoor Channel and KSE after consummation of the merger. In addition, KSE has agreed that, upon its, Outdoor Channel’s and KSE’s future merger or sale after the consummation of the merger, it will make proper provision so that the successors and assigns of KSE, Outdoor Channel and KSE, as applicable, assumes such indemnification obligations.

In addition, the merger agreement requires that KSE maintain either (i) “tail” insurance policies purchased by Outdoor Channel and KSE with a claims period of no more than six years from the effective time of the merger with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels no less favorable than Outdoor Channel’s and KSE’s existing policies, or (ii) maintain Outdoor Channel’s and KSE’s current directors’ and officers’ liability insurance policies for a period of six years from the effective time of the merger or obtain substitute policies, in each case that provides coverage for events occurring on or before the effective time of merger. The terms of the insurance policies will be no less favorable than Outdoor Channel’s and KSE’s respective existing policies, unless the annual premiums of the policies would exceed 225% of the current policies’ premiums as of the date of the merger agreement, in which case the coverage will be the greatest amount of coverage available for a premium amount not exceeding 225% of such current premiums.

Expenses and Fees

Each party will be responsible for all of the fees and expenses it incurs in connection with the merger agreement and the merger, except that the parties shall each bear 50% of the costs relating to preparation and filing of this proxy statement and the fees and expenses of the printing and mailing of this proxy statement, the filing fees under the HSR Act and any other antitrust or competition laws, and the costs and expense of filings to obtain anti-trust and FCC approval.

In the event of a dispute between any of the parties to the merger agreement with respect to obligations thereunder, the prevailing party in any action or proceeding in connection therewith shall be entitled to recover from such other party its costs and expenses incurred in connection with such action or proceeding, including, without limitation, reasonable legal fees and associated costs.

Amendment, Extension and Waiver

Subject to applicable law, the provisions of the merger agreement, any inaccuracies in the representations and warranties of any of the parties or compliance with any of the agreements or conditions may be waived or the time for performance of any obligations may be extended only if in writing and signed by the party against whom the waiver is to be effective, except that the parties cannot waive the stockholder approval requirements in the merger agreement. The parties may amend any provision of the merger agreement by mutual written agreement of Outdoor Channel and KSE, except (i) the requirements for stockholder approval and waivers or extensions in the merger agreement may not be amended and (ii) after the adoption of the merger agreement by the Outdoor Channel stockholders has been obtained, no amendment to the merger agreement for which applicable law would require further stockholder approval may be made without first obtaining such stockholder approval.

The Outdoor Channel Board recommends that Outdoor Channel’s stockholders vote FOR Proposal No. 1 adoption of the merger agreement.

ADVISORY VOTE REGARDING CERTAIN EXECUTIVE COMPENSATION (PROPOSAL NO. 2)

“Golden Parachute” Compensation Payable to Outdoor Channel Named Executive Officers

The description of the payments contained in the section entitled “The Merger—Interests of Certain Persons in the Merger” as well as the information contained in the table entitled “Golden Parachute Compensation” in the same section is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each “named executive officer” of Outdoor Channel that is based on or otherwise relates to the merger and will or may become payable either by Outdoor Channel or KSE. We are asking our stockholders to approve on an advisory (non-binding) basis the “golden parachute” compensation that will or may become payable by Outdoor Channel or KSE to each of its named executive officers as set forth in the “Golden Parachute Compensation” table included in the section entitled “The Merger—Interests of Certain Persons in the Merger” section above.

Vote Required and Board of Directors Recommendation

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that Outdoor Channel seek an advisory (non-binding) vote from its stockholders to approve certain “golden parachute” compensation that is payable or could become payable to its “named executive officers” in connection with the merger. The proposal gives Outdoor Channel’s stockholders the opportunity to express their views on the “golden parachute” compensation of Outdoor Channel’s named executive officers. Approval requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal. Accordingly, Outdoor Channel is asking its stockholders to approve the following resolution on a non-binding, advisory basis:

“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, the agreements or understandings with and items of compensation payable or that could become payable to the named executive officers of Outdoor Channel Holdings, Inc. in connection with the merger pursuant to pre-existing arrangements with Outdoor Channel as disclosed pursuant to Item 402(t) of Regulation S-K and as further described in the section entitled “The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation for Outdoor Channel Named Executive Officers.”

The Outdoor Channel Board recommends that Outdoor Channel’s stockholders vote FOR Proposal No. 2 to approve on an advisory (non-binding) basis of the “golden parachute” compensation payable or that could become payable to the named executive officers of Outdoor Channel in connection with the merger.

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on Outdoor Channel or KSE. If the merger is completed, the “golden parachute” compensation may be paid to Outdoor Channel’s named executive officers to the extent payable in accordance with the terms of the compensation arrangements even if Outdoor Channel stockholders fail to approve the advisory vote regarding “golden parachute” compensation.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 3)

If Outdoor Channel fails to receive a sufficient number of votes to adopt the merger agreement (Proposal No. 1), Outdoor Channel may propose to adjourn the special meeting, for a period of not more than 30 days to permit further solicitation of proxies to adopt the merger agreement (Proposal No. 1). Outdoor Channel currently does not intend to propose adjournment at the special meeting if there are sufficient votes to adopt the merger agreement (Proposal No. 1). If a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote at the special meeting is required to approve Proposal No. 3.

The Outdoor Channel Board recommends that Outdoor Channel’s stockholders vote FOR Proposal No. 3 an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

MARKET PRICE AND DIVIDEND INFORMATION

Market Prices of Outdoor Channel Common Stock

The common stock of Outdoor Channel is traded on NASDAQ under the symbol “OUTD.” As of March 18, 2013, there were approximately 442 holders of record of Outdoor Channel’s common stock based upon data provided by the transfer agent for the common stock. Outdoor Channel believes the number of beneficial holders of its common stock is significantly in excess of this amount. The transfer agent for the common stock is Computershare Trust Co.

The following table sets forth the reported high and low closing sales price per share of the common stock as reported on NASDAQ for the fiscal period indicated:

	High	Low
Fiscal 2013
First Quarter (through March 18, 2013)	$8.84	$7.44

Fiscal 2012
Fourth Quarter	$7.60	$7.14
Third Quarter	$7.44	$6.66
Second Quarter	$7.44	$6.18
First Quarter	$7.88	$6.14

Fiscal 2011
Fourth Quarter	$7.56	$5.18
Third Quarter	$7.35	$5.72
Second Quarter	$7.50	$5.66
First Quarter	$8.45	$6.87

On March 12, 2013, the last full trading day before the merger agreement was signed, the closing sales price of Outdoor Channel’s common stock was $8.84 per share.

Outdoor Channel Dividend Information

On each of December 30, 2010, December 30, 2011 and December 7, 2012, Outdoor Channel paid, in each case, a special $0.25 per share to holders of record of Outdoor Channel common stock. Prior to those dividends, Outdoor Channel had never declared or paid any cash dividends on its common stock. The merger agreement prohibits Outdoor Channel, prior to the consummation of the merger, from declaring, setting aside, making or paying any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Outdoor Channel, except for dividends and distributions by a direct or indirect wholly-owned Subsidiary of Outdoor Channel to Outdoor Channel or a direct or indirect wholly-owned subsidiary of Outdoor Channel.

PRINCIPAL STOCKHOLDERS

The percentage of beneficial ownership set forth below is based upon 25,853,683 shares of Outdoor Channel common stock issued and outstanding as of the close of business on March 18, 2013. In computing the number of shares of Outdoor Channel common stock beneficially owned by a person and the percentage ownership of that person, shares of Outdoor Channel common stock that are subject to options or warrants held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of March 18, 2013 and restricted stock units vesting within 60 days of March 15, 2013, are deemed outstanding. These shares of Outdoor Channel common stock are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Outdoor Channel Holdings, Inc., 43455 Business Park Dr., Temecula, California 92590.

Name and Address	Outdoor Channel Shares Beneficially Owned		Shares which may be acquired within 60 days (1)		Total	Outdoor Channel Percent

5% and Greater Stockholders

Thomas H. Massie	6,068,595	(2)	15,504	(6)	6,084,099	23.5%
Perry T. Massie	6,012,127	(3)	—		6,012,127	23.3%
Musk Ox Investments, LP	2,673,620	(4)	—		2,673,620	10.3%
Warren B. Kanders	1,317,206	(5)	—		1,317,206	5.1%
c/o Kanders & Company, Inc. One Landmark Square, 22nd Floor Stamford, CT 06901

Directors and Named Executive Officers of Outdoor Channel Serving at March 18, 2013

Thomas H. Massie	6,068,595	(2)	15,504	(6)	6,084,099	23.5%
Perry T. Massie	6,012,127	(3)	—		6,012,127	23.3%
Thomas E. Hornish	340,760		—		340,760	1.3%
Roger L. Werner, Jr.	318,029		—		318,029	1.2%
Thomas D. Allen	208,708		—		208,708	*
T. Bahnson Stanley	44,525		140,504	(6)	185,029	*
David C. Merritt	58,704	(7)	140,504	(6)	199,208	*
David D. Kinley	61,491		15,504	(6)	76,995	*
Douglas J. Langston	51,905		—		51,905	*
Michael L. Pandzik	44,860		15,504	(6)	60,364	*
Ajit M. Dalvi	44,219		15,504	(6)	59,723	*
Catherine C. Lee	52,402		—		52,402	*
All current directors and executive officers of Outdoor Channel as a group (13 persons)	10,552,823		343,024	(6)	10,895,847	41.6%

*	Indicates less than 1% of the total number of outstanding shares of Outdoor Channel common stock.
(1)	Reflects the number of shares of common stock issuable upon the exercise or conversion of options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of March 18, 2013 and restricted stock units vesting within 60 days of March 18, 2013.
(2)	Includes shares owned with Mr. Thomas Massie’s wife in trusts and foundations and 2,673,620 shares owned by Musk Ox Investments, LP, owned jointly with Mr. Perry T. Massie. Also includes 79,880 shares indirectly owned by Mr. Thomas Massie but held by The Wilma M. Massie Trust dated June 3, 1994 and The Wilma M. Massie Irrevocable Trust dated April 27, 1994, in which Thomas Massie and Perry T. Massie are co-trustees and co-beneficiaries. Mr. Thomas Massie disclaims beneficial ownership of the shares owned by such entities except to the extent of his pecuniary interest therein.

(3)	Includes shares owned with Mr. Perry T. Massie’s wife in trusts and foundations, and 2,673,620 shares owned by Musk Ox Investments, LP, owned jointly with Mr. Thomas H. Massie. Also includes 79,880 shares indirectly owned by Mr. Perry T. Massie but held by The Wilma M. Massie Trust dated June 3, 1994 and The Wilma M. Massie Irrevocable Trust dated April 27, 1994, in which Perry T. Massie and Thomas Massie are co-trustees and co-beneficiaries. Mr. Perry T. Massie disclaims beneficial ownership of the shares owned by such entities except to the extent of his pecuniary interest therein.
(4)	Musk Ox Investments, LP is owned equally by Messrs. Perry and Thomas Massie. Its shares are also included in both of their total shares since both individuals may be considered to be the beneficial owner of such shares.
(5)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 12, 2010 indicating the number of shares held as of December 31, 2009. Of the 1,317,206 shares beneficially held, Mr. Kanders has the sole power to vote or direct the vote of all such shares, and has sole power to dispose or to direct the disposition of all such shares.
(6)	Assumes that 15,504 shares of restricted stock units granted in May 2012 in connection with the 2012 Annual Meeting of Stockholders will vest within 60 days of March 18, 2013.
(7)	Includes 34,418 shares of restricted stock units that Mr. Merritt elected to defer settlement of until continuous service with Outdoor Channel has been terminated

DISSENTERS’ APPRAISAL RIGHTS

Under Delaware law, an Outdoor Channel stockholder will be entitled to dissenters’ rights of appraisal in connection with the merger, provided that such stockholder meets all of the conditions set forth in Section 262 of the DGCL. Pursuant to Section 262, Outdoor Channel stockholders who do not vote in favor of the merger and who comply with the applicable requirements of Section 262 will have the right to seek appraisal of the fair value of such shares as determined by the Delaware Chancery Court if the merger is completed. It is possible that the fair value as determined by the Court may be more or less than, or the same as, the merger consideration. Stockholders should note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not in any manner address, fair value under the DGCL. Outdoor Channel reserves the right to take the position that appraisal may only be sought with respect to shares described in the second sentence of this paragraph.

Outdoor Channel stockholders electing to exercise appraisal rights must comply with the strict procedures set forth in Section 262 in order to demand and perfect their rights. The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting Outdoor Channel stockholders wishing to demand and perfect their appraisal rights. The full text of Section 262 appears in Annex C to this proxy statement.

Under Section 262, Outdoor Channel is required to notify stockholders not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with that notice.

THIS PROXY STATEMENT CONSTITUTES OUTDOOR CHANNEL’S NOTICE TO ITS STOCKHOLDERS OF THE AVAILABILITY OF APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER UNDER SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE.

All Outdoor Channel stockholders wishing to consider exercising their appraisal rights should carefully review the text of Section 262 set forth in Annex C to this proxy statement and consult a legal advisor. If a stockholder fails to timely and properly comply with the requirements of Section 262, that stockholder’s appraisal rights may be lost. To exercise appraisal rights with respect to your shares of Outdoor Channel common stock, a stockholder must:

•	NOT vote in favor of the merger (note that an executed and submitted proxy card which does not contain voting instructions will, unless revoked, be voted in favor of the merger);

•	deliver to Outdoor Channel a written demand for appraisal of your shares before the date of the special meeting, as described further below under the section entitled “—Written Demand and Notice”;

•	continuously hold shares of Outdoor Channel common stock through the date the merger is consummated; and

•	otherwise comply with the procedures set forth in Section 262.

Only a holder of record of shares of Outdoor Channel common stock, or a person duly authorized and explicitly purporting to act on that stockholder’s behalf, is entitled to assert appraisal rights for the shares of common stock registered in that stockholder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on their stock certificates, and must state that such person intends thereby to demand appraisal of his or her shares of Outdoor Channel common stock in connection with the proposed merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Outdoor Channel. The beneficial owner must, in such cases, have the registered stockholder submit the required demand in respect of those shares.

If the shares of Outdoor Channel common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of Outdoor Channel common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of Outdoor Channel common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

Failure to strictly follow the procedures set forth in Section 262 may result in the loss, termination or waiver of appraisal rights. Stockholders who vote in favor of the adoption and approval of the merger agreement, the merger and its related transactions will not have a right to have the fair market value of their shares of Outdoor Channel common stock determined. However, failure to vote in favor of the merger agreement, the merger and its related transactions is not sufficient to perfect appraisal rights. If a stockholder desires to exercise your appraisal rights, that stockholder must also submit to Outdoor Channel a written demand for payment of the fair value of the Outdoor Channel common stock held. In order to assist stockholders in determining whether to exercise appraisal rights, copies of Outdoor Channel’s audited financial statements for the fiscal year ending December 31, 2012 are incorporated by reference in this proxy statement.

Written Demand and Notice

A written demand for appraisal should be filed with Outdoor Channel before the special meeting. The demand notice shall be sufficient if it reasonably informs Outdoor Channel of the stockholder’s identity and that such stockholder wishes to seek appraisal with respect to its shares of Outdoor Channel common stock. All demands should be delivered to: Outdoor Channel, 43455 Business Park Drive, Temecula, California 92590, Attention: General Counsel.

KSE, within ten (10) days after the effective date of the merger, will notify each stockholder who has complied with Section 262 and who has not voted in favor of the merger, that the merger has become effective.

Judicial Appraisal

Within 120 days after the effective time, Outdoor Channel or any stockholder who is entitled to appraisal rights and has otherwise complied with Section 262 may file a petition with the Delaware Court of Chancery demanding a determination of the value of the common stock of Outdoor Channel held by all such stockholders. At the hearing on such petition, the Court shall determine which stockholders are entitled to an appraisal of their shares and may require the stockholders who have demanded appraisal to submit their certificates to the Register in Chancery so an appropriate legend can be placed on them. Failure to comply with this requirement may result in the dismissal of the appraisal proceedings with respect to such stockholder’s shares.

After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, to be paid, if any, upon the amount determined to be “fair value” in an appraisal proceeding. In determining the fair value of the shares the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time and the date of payment of the judgment.

Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Outdoor Channel common stock entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.

Request for Appraisal Data

If a stockholder submits a written demand for appraisal of its shares of Outdoor Channel common stock and otherwise properly perfects its appraisal rights, such stockholder may, upon written request mailed to KSE within 120 days after the effective time, receive a written statement identifying (1) the aggregate number of shares of Outdoor Channel common stock which were not voted in favor of the adoption and approval of the merger agreement, the merger and its related transactions and with respect to which Outdoor Channel has received written demands for appraisal; and (2) the aggregate number of holders of such shares. KSE will mail this statement to you within ten (10) days after receiving your written request. If no petition is filed by either KSE or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that KSE will file a petition with respect to the appraisal of the fair value of their shares or that KSE will initiate any negotiations with respect to the fair value of those shares. KSE will be under no obligation to take any action in this regard and has no present intention to do so. Accordingly, it is the obligation of stockholders who wish to seek appraisal of their shares of Outdoor Channel common stock to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder’s right to an appraisal to cease.

Withdrawal

Even if a stockholder submits a written demand for appraisal of its shares of Outdoor Channel common stock and otherwise properly perfect his, her or its appraisal rights, such stockholder may withdraw its demand at any time after the effective time, except that any such attempt to withdraw made more than 60 days after the effective time will require the written approval of KSE and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. The foregoing, however, will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered under the merger agreement within 60 days after the effective time. If stockholder withdraws its demand, such stockholder will be deemed to have accepted the terms of the merger agreement, which are summarized in this proxy statement and which is attached in its entirety as Annex A. If a stockholder fails to perfect or effectively withdraws or loses such right, such holder will be treated as if he, she or it had elected to receive the Cash Consideration and the shares of Outdoor Channel common stock held by such holder will be converted into the right to receive the merger consideration.

Tax Considerations

If a stockholder elects to exercise its appraisal rights, the payment in cash of the fair value of its shares of Outdoor Channel common stock will be a taxable transaction to such stockholder as described in the section entitled “Material U.S. Federal Income Tax Consequences.” Stockholders considering exercising appraisal rights should consult with their own tax advisors with regard to the tax consequences of such actions.

Outdoor Channel urges any stockholder wishing to exercise appraisal rights, if any, to carefully read this summary of the procedures for exercising appraisal rights under Section 262 and Section 262 itself, a copy of which is attached as Annex C to this proxy statement, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of statutory appraisal rights, if any.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of shares of Outdoor Channel common stock upon the tender of shares of Outdoor Channel common stock for cash pursuant to the merger. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of shares of Outdoor Channel common stock in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury regulations promulgated thereunder, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations to holders of shares of Outdoor Channel common stock subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their shares of Outdoor Channel common stock as part of a hedge, straddle or conversion transaction, certain former U.S. citizens and long-term residents, holders who exercise dissenters’ rights, insurance companies, tax-exempt entities and holders who obtained their shares of Outdoor Channel common stock by exercising options or warrants or otherwise as compensation). In addition, this summary does not discuss any consequences to holders of options or warrants to purchase shares of Outdoor Channel common stock or any aspect of state, local or foreign tax law that may be applicable to any holder of shares of Outdoor Channel common stock, or any U.S. federal tax considerations other than U.S. federal income tax considerations. No ruling has been or will be sought from the Internal Revenue Service with respect to the matters discussed below, and there can be no assurance that the Internal Revenue Service will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court. This summary assumes that holders own shares of Outdoor Channel common stock as capital assets.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Outdoor Channel common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of Outdoor Channel common stock pursuant to the merger.

We urge holders of shares of Outdoor Channel common stock to consult their own tax advisors with respect to the specific tax consequences to them in connection with the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

U.S. Holders.

The following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of shares of Outdoor Channel common stock that is (i) an individual a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any state or political subdivision thereof (or otherwise treated as such), (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source, and (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, which we refer to as a U.S. Holder.

Payments with Respect to Shares of Outdoor Channel Common Stock.

The exchange of shares of Outdoor Channel common stock for cash pursuant to the merger will be a taxable transaction for U.S. Holders for U.S. federal income tax purposes, and a U.S. Holder who receives cash for shares of Outdoor Channel common stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Outdoor Channel common stock. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the shares of Outdoor Channel common stock is more than one year at the time of the exchange of such holder’s shares of Outdoor Channel common stock for cash. Long-term capital gains recognized by non-corporate holder generally are taxable at reduced rates. There are limitations on the deductibility of capital losses. Gain or loss must be calculated separately for each block of shares of Outdoor Channel common stock (i.e., shares of Outdoor Channel common stock acquired at the same cost in a single transaction) exchanged for cash in the merger.

Backup Withholding Tax and Information Reporting.

Payments made with respect to shares of Outdoor Channel common stock exchanged for cash in the merger will be subject to information reporting and U.S. federal backup withholding tax (currently at a rate of 28 percent) unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

FUTURE STOCKHOLDER PROPOSALS

We will hold our 2013 annual meeting of stockholders only if the merger is not completed because, if the merger is completed, Outdoor Channel will cease to be an independent public company and will be wholly owned by KSE and you will no longer have an ownership interest in Outdoor Channel.

Proposals of stockholders of Outdoor Channel intended for inclusion in the proxy statement and proxy card to be furnished to all stockholders entitled to vote at the 2013 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act, must have been received by us not later than December 20, 2012. We did not receive any stockholder proposals prior to that date.

If a stockholder wished to present a proposal before the 2013 annual meeting of stockholders, but did not wish to have the proposal considered for inclusion in the proxy statement, the stockholder must have delivered a written proposal to us not later than March 5, 2013. We did not receive any stockholder proposals prior to that date.

If a stockholder wished to nominate an individual for election to our board of directors at the 2013 annual meeting of stockholders, the stockholder must have delivered written notice to us not later than March 5, 2013. We did not receive any nominations prior to that date.

OTHER MATTERS

According to Outdoor Channel’s bylaws, business to be conducted at a special meeting of stockholders may only be brought before the meeting pursuant to a notice of meeting. No matters other than the matters described in this document are anticipated to be presented for action at the special meeting or at any adjournment or postponement of such special meeting.

WHERE YOU CAN FIND MORE INFORMATION

Outdoor Channel files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, or at the SEC’s public reference rooms in New York, New York or Chicago, Illinois. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that has reports, proxy statements and other information about issuers, like Outdoor Channel, that make electronic filings with the SEC. The address of that site is www.sec.gov.

Outdoor Channel may “incorporate by reference” certain information into this proxy statement. This means that Outdoor Channel can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This proxy statement incorporates by reference the documents set forth below that Outdoor Channel has previously filed with the SEC. These documents contain important information about Outdoor Channel’s companies and their financial performance.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 18, 2013; and

•	Current Reports on Form 8-K filed with the SEC on February 25, 2013, March 4, 2013 and March 13, 2013.

In addition, all reports and other documents that Outdoor Channel subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this proxy statement will be deemed to be incorporated by reference into this proxy statement and to be part of this proxy statement from the date of the filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purposes of this proxy statement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

This proxy statement incorporates important business and financial information about Outdoor Channel from documents that are not included in or delivered with this document. You may have already been sent some of the documents incorporated by reference, but you can obtain any of them through the SEC’s website at http://www.sec.gov or from Outdoor Channel, excluding all exhibits (unless an exhibit has been specifically incorporated herein by reference), by requesting them in writing or by telephone from Outdoor Channel at the following address or telephone number:

Outdoor Channel Holdings, Inc.

43455 Business Park Drive

Temecula, CA 92590

(951) 699-6991

You can also get more information by visiting Outdoor Channel’s website at www.outdoorchannel.com. Website materials are not part of this proxy statement.

You will not be charged for any of these documents that you request. If you request any incorporated documents, Outdoor Channel will strive to mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote on the merger proposal. If information is given or representations are made, you may not rely on that information or those representations as having been authorized by Outdoor Channel. Outdoor Channel has not authorized anyone to provide you with information that is different from what is contained in this document. This proxy statement is dated [—], 2013. You should not assume that the information in it is accurate as of any date other than that date, and its mailing to stockholders will not create any implication to the contrary.

ANNEX A

The merger agreement contains representations and warranties made by Outdoor Channel to KSE and made by KSE to Outdoor Channel. The assertions embodied in the representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties to the merger agreement in connection with negotiating its terms. In particular, in your review of the representations and warranties contained in the merger agreement, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of the proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into the proxy statement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Outdoor Channel and KSE or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KROENKE SPORTS & ENTERTAINMENT, LLC,

KSE MERGER SUB, INC.

AND

OUTDOOR CHANNEL HOLDINGS, INC.

DATED AS OF MARCH 13, 2013

A-1

A-i

EXHIBIT A    Support Agreement

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 13, 2013 (this “Agreement”), is made by and among Kroenke Sports & Entertainment, LLC, a Delaware limited liability company (“Parent”), KSE Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and Outdoor Channel Holdings, Inc., a Delaware corporation (“OUTD”).

W I T N E S S E T H:

WHEREAS, the members of Parent and the Board of Directors of each of Merger Sub and OUTD have approved the consummation of the business combination provided for in this Agreement, pursuant to which Merger Sub will merge with and into OUTD, with OUTD surviving (the “Merger”), whereby, upon the terms and subject to the conditions set forth herein, the shares of OUTD Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, the members of Parent (the “Parent Members”) have (i) determined that it is in the best interests of Parent and its members to enter into this Agreement and (ii) approved this Agreement and approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the Board of Directors of OUTD (the “OUTD Board”) has (i) determined that it is in the best interests of OUTD and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and approved the execution, delivery and performance by OUTD of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend to OUTD’s stockholders that they adopt this Agreement;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend to its sole stockholder that it approve the Merger and adopt this Agreement; and

WHEREAS, as a condition and inducement to Parent entering into this Agreement and incurring the obligations set forth herein, certain stockholders of OUTD concurrently with the execution and delivery of this Agreement, have entered into a Support Agreement, in the form attached as Exhibit A (as amended or modified from time to time in accordance with its terms, the “Support Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger.

(a) At the Effective Time, Merger Sub shall be merged with and into OUTD in accordance with the DGCL, and upon the terms set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and OUTD shall be the surviving corporation (the “Surviving Corporation”).

(b) As soon as practicable on the Closing Date, the parties shall file a certificate of merger, certified by the Secretary of OUTD in accordance with the DGCL (the “Merger Filing”), with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the Effective Time. As used herein, the term “Effective Time” means the time set forth in the Merger Filing in accordance with the DGCL.

(c) From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of OUTD and Merger Sub, all as provided under the DGCL.

Section 1.2. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., prevailing Eastern time, on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions at the Closing) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto). The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3. Organizational Documents. At the Effective Time, (i) the certificate of incorporation of OUTD in effect immediately prior to the Effective Time shall be amended by virtue of the Merger to be in a form reasonably acceptable to OUTD and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, and (ii) the by-laws of OUTD shall be amended by virtue of the Merger to be in a form reasonably acceptable to OUTD and, as so amended, shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein, in the certificate of incorporation of Merger Sub or by applicable Law.

Section 1.4. Board Composition; Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECTS OF THE MERGERS ON THE CAPITAL STOCK

OF OUTD; EXCHANGE OF CERTIFICATES

Section 2.1. Effect on OUTD Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, OUTD or the holders of any shares of OUTD Common Stock:

(a) Conversion of OUTD Common Stock. Each share of OUTD Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of OUTD Common Stock to be cancelled pursuant to Section 2.1(b) and Dissenting Shares, will be automatically converted into and will thereafter represent the right to receive $8.75 in cash, without interest (the “Merger Consideration”). From and after the Effective Time, the OUTD Common Stock converted into the Merger Consideration pursuant to this Section 2.1(a) will no longer remain outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate previously representing any such OUTD Common Stock or shares of OUTD Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as an “OUTD Certificate”) will thereafter cease to have any rights with respect to such OUTD Common Stock except the right to receive the Merger Consideration.

(b) Cancellation of Certain Shares of OUTD Common Stock. Each share of OUTD Common Stock held by OUTD as treasury stock, each share of OUTD Common Stock held by any direct or indirect Subsidiary of OUTD, and each share of OUTD Common Stock owned by Parent, Merger Sub or any direct or indirect Subsidiary thereof, in each case as of immediately prior to the Effective Time, automatically shall be cancelled and cease to exist without any conversion thereof, and no consideration shall be paid with respect thereto.

(c) Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of OUTD Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of OUTD Common Stock who have properly exercised appraisal rights with respect thereto (the “Dissenting Shares”) in accordance with Section 262 of the DGCL, will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive in lieu of the Merger Consideration payment of the appraised value of such Dissenting Shares determined in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.1(c), if this Agreement is terminated prior to the Effective Time, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease. OUTD will give Parent (i) prompt notice of any written demands received by OUTD for appraisal of Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL which are received by OUTD relating to such holder’s rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. OUTD will not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demand for appraisal or offer to settle or settle any such demands, and Parent will not commit to make any such payment or enter into any such settlement prior to the Effective Time without the prior written consent of OUTD.

(d) If after the date hereof and prior to the Effective Time, OUTD pays a stock dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of OUTD Common Stock, then the Merger Consideration and any other similarly dependent items, as the case may be, will be appropriately adjusted to provide to the holders of the OUTD Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the Merger Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this provision.

Section 2.2. Surrender and Payment.

(a) Prior to the Effective Time, Parent will appoint an exchange agent reasonably acceptable to OUTD (the “Exchange Agent”) for the purpose of exchanging OUTD Certificates for Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than two Business Days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of OUTD Common Stock, whose shares of OUTD Common Stock were converted into the right to receive the Merger Consideration, a letter of transmittal (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the OUTD Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such form as Parent and OUTD may reasonably agree, including instructions for use in effecting the surrender of OUTD Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration.

(b) At or prior to the Effective Time, Parent will cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of OUTD Common Stock, an amount of cash sufficient to be paid pursuant to Section 2.1, payable upon due surrender of the OUTD Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article II. All cash deposited with the Exchange Agent is referred to in this Agreement as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund. The Exchange Fund will not be used for any other purpose. The Exchange Agent will invest any cash included in the Exchange Fund as directed by Parent; provided, that no such investment or losses thereon will affect the Merger Consideration payable to holders of shares of OUTD Common Stock entitled to receive such consideration and Parent will promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of shares of OUTD Common Stock entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments will be the property of, and paid to, Parent.

(c) Each holder of shares of OUTD Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of an OUTD Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor a check in the amount that such holder has the right to receive in cash, pursuant to Section 2.1 and this Article II. The Merger Consideration will be paid as promptly as practicable (by mail or, to the extent commercially practicable, made available for collection by hand if so elected by the surrendering holder of an OUTD Certificate) after receipt by the Exchange Agent of the OUTD Certificate and letter of transmittal in accordance with the foregoing, and in any event no later than three Business Days following the later to occur of (i) the Effective Time, and (ii) the Exchange Agent’s receipt of the OUTD Certificate and letter of transmittal in accordance with the foregoing. No interest will be paid or accrued on any Merger Consideration or on any unpaid dividends and distributions payable to holders of OUTD Certificates.

(d) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered OUTD Certificate is registered, it will be a condition of such payment that (i) the surrendered OUTD Certificate will be properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such payment will pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered OUTD Certificate or will establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) After the Effective Time, there will be no further registration of transfers of shares of OUTD Common Stock. From and after the Effective Time, the holders of OUTD Certificates representing shares of OUTD Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of OUTD Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, OUTD Certificates are presented to the Exchange Agent or Parent, they will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in this Article II. Notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation is obligated to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by OUTD on shares of OUTD Common Stock in accordance with the terms of this Agreement prior to the date hereof and which remain unpaid at the Effective Time.

(f) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of OUTD Common Stock one year after the Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged his or her shares of OUTD Common Stock for the Merger Consideration in accordance with this Article II prior to that time will thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of OUTD Common Stock. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation or OUTD will be liable to any holder of shares of OUTD Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of shares of OUTD Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Laws, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of OUTD Common Stock immediately prior to the Effective Time such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld (and paid to the applicable Governmental Authority) by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(h) In the event any OUTD Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed OUTD Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed OUTD Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or, if reasonably required by Parent, a bond in such reasonable sum as Parent may direct, as indemnity against any claim that may be made against Parent or the Exchange Agent in respect of OUTD Certificates alleged to have been lost, stolen or destroyed.

Section 2.3. OUTD Equity Awards.

(a) At the Effective Time, each option to purchase OUTD Common Stock (each, an “OUTD Stock Option”) outstanding immediately prior to the Effective Time granted under any equity or equity-based compensation plan or arrangement of OUTD (each, an “OUTD Incentive Plan”), whether vested or unvested, by virtue of the Merger and without any action by Parent, Merger Sub, OUTD or the holder of that OUTD Stock Option, shall be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal to the product of (x) the excess, if any, of the Merger Consideration over the per share exercise price of such OUTD Stock Option and (y) the number of shares of OUTD Common Stock subject to such OUTD Stock Option.

(b) At the Effective Time, each restricted share of OUTD Common Stock and each other equity award (other than an OUTD Stock Option) entitling the holder thereof to acquire OUTD Common Stock pursuant to the OUTD Incentive Plan (each, an “OUTD Equity Award”) outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, OUTD or the holder of that OUTD Equity Award, (A) shall become vested to the extent not already vested and (B) shall be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal to the product of (x) Merger Consideration and (y) the number of shares of OUTD Common Stock subject to such OUTD Equity Award.

(c) The payment of the amounts set forth in Section 2.3(a) and Section 2.3(b) in respect of the OUTD Stock Options and OUTD Equity Awards shall be reduced by any Tax withholding required under the Code or any applicable state, local or foreign Tax Law. To the extent that any amounts are so withheld and paid to the appropriate taxing authorities, those amounts shall be treated as having been paid to the holder of that OUTD Stock Option or OUTD Equity Award for all purposes under this Agreement.

(d) Prior to the Effective Time, the OUTD Board (or, if appropriate, any committee administering the OUTD Incentive Plan) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

Section 2.4. Merger Sub Common Stock. At the Effective Time, each share of capital stock of Merger Sub issued and outstanding prior to the Effective Time shall be cancelled and extinguished and converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.5. Closing Actions. At or prior to the Closing, Parent shall deliver to the Exchange Agent an amount of cash sufficient to be issued and paid pursuant to Section 2.1.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF OUTD

Except as set forth in the OUTD Disclosure Schedule or in the OUTD SEC Reports filed prior to the date of this Agreement (excluding any disclosure included in any such OUTD SEC Report that is predictive or forward-looking in nature and excluding any risk factor and similar cautionary statement), OUTD represents and warrants to Parent and Merger Sub that all of the statements contained in this Article III are true and correct. Each disclosure set forth in the OUTD Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement for convenience of reference only, and shall be deemed a qualification or exception to such section and any other section of the OUTD Disclosure Schedule (other than Section 3.5(c)) to which its applicability is reasonably apparent on the face of such disclosure regardless of whether or not such other section is specifically referenced.

Section 3.1. Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

(a) Organization, Standing and Corporate Power. Each of OUTD, its “significant subsidiaries” (as such term is used in Rule 1-02 of Regulation S-X of the Exchange Act) (the “OUTD Significant Subsidiaries”) and except as, individually or in the aggregate, has not had and would not reasonably be expected to have an OUTD Material Adverse Effect, each of the OUTD Subsidiaries (other than the OUTD Significant Subsidiaries), is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction in which it is incorporated or otherwise organized, and has all requisite corporate (or other entity) power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of OUTD and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each other jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or good standing necessary, in each case except for such failures to be duly qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have an OUTD Material Adverse Effect.

(b) Charter Documents. OUTD has delivered or made available to Parent prior to the execution of this Agreement true, correct and complete copies of (i) its certificate of incorporation and any certificates of designation, as amended and currently in effect (collectively, the “OUTD Charter”), and its by-laws, as amended and currently in effect (together with the OUTD Charter, the “OUTD Organizational Documents”), and (ii) the certificate of incorporation, by-laws or operating or similar organizational documents of each of the OUTD Significant Subsidiaries, as amended and currently in effect (collectively, the “OUTD Subsidiary Organizational Documents”), and each such instrument is in full force and effect. Each of OUTD and the OUTD Significant Subsidiaries is not in violation of its OUTD Organizational Documents or OUTD Subsidiary Organizational Documents, respectively, and no other OUTD Subsidiary is in material violation of its certificate of incorporation, by-laws or operating or similar organizational documents, as amended and currently in effect.

(c) Subsidiaries. Section 3.1(c) of the OUTD Disclosure Schedule lists all the Subsidiaries of OUTD as of the date of this Agreement. All the outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries listed on Section 3.1(c) of the OUTD Disclosure Schedule have been validly issued, are fully paid and non-assessable and are owned directly or indirectly by OUTD free and clear of all Liens (other than any Permitted Liens described in clauses (viii) and (ix) of the definition of Permitted Liens) and free of preemptive rights.

Section 3.2. Capital Structure of OUTD. OUTD represents and warrants that:

(a) The authorized capital stock of OUTD consists of 75,000,000 shares of OUTD Common Stock and 25,000,000 shares of OUTD Preferred Stock. As of the close of business on March 4, 2013, (i) 25,855,976 shares of OUTD Common Stock and no shares of OUTD Preferred Stock were issued and outstanding, (ii) no shares of

OUTD Common Stock were held by OUTD in its treasury and (iii) 989,649 shares of OUTD Common Stock remained reserved for issuance pursuant to the OUTD Incentive Plan. All of the outstanding shares of OUTD Common Stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above and except as contemplated by the Transaction, as of the date hereof, there are no (A) shares of capital stock of OUTD authorized, issued or outstanding, (B) existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, Contracts or commitments of any character, relating to the issued or unissued capital stock of OUTD or any OUTD Subsidiary, obligating OUTD or any OUTD Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, OUTD or any OUTD Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating OUTD or any OUTD Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, Contract or commitment and (C) outstanding contractual obligations of OUTD or any OUTD Subsidiary to repurchase, redeem or otherwise acquire any shares of OUTD Common Stock, or the capital stock of OUTD, any OUTD Subsidiary or any Affiliate of OUTD or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any OUTD Subsidiary or any other entity. No shares of OUTD Common Stock are held by any OUTD Subsidiary.

(b) As of the close of business on March 4, 2013, 250,000 OUTD Stock Options and 609,650 OUTD Equity Awards (which includes an aggregate of 482,208 restricted shares that are also included in the figure provided in Section 3.2(a)(i)) were outstanding pursuant to the OUTD Incentive Plan. Section 3.2(b) of the OUTD Disclosure Schedule sets forth a true, correct and complete list of (i) the exercise price, holder and number of shares underlying the OUTD Stock Options outstanding under the OUTD Incentive Plan as of the close of business on March 4, 2013, and (ii) the vesting schedule, holder and number of shares underlying the OUTD Equity Awards outstanding under the OUTD Incentive Plan as of the close of business on March 4, 2013. All shares of OUTD Common Stock that may be issued prior to the Effective Time under the OUTD Incentive Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except as set forth in Section 3.2(a) and this Section 3.2(b), OUTD does not have any shares of its capital stock issued or outstanding, other than shares of OUTD Common Stock that have become outstanding after March 4, 2013 as a result of the exercise of OUTD Stock Options or the settlement of OUTD Equity Awards outstanding as of March 4, 2013.

(c) There are no contractual obligations for OUTD or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of OUTD or its Subsidiaries under the Securities Act.

(d) No bonds, debentures, notes or other evidences of Indebtedness or other obligations of OUTD having the right to vote (or which bonds, debentures, notes or other evidences of Indebtedness or other obligations are convertible into or exercisable for OUTD Common Stock having the right to vote) on any matters on which stockholders may vote (“OUTD Voting Debt”) are issued or outstanding as of the date hereof.

(e) As of the date hereof, there are no securities, options, warrants, calls, rights, commitments, Contracts or undertakings of any kind to which OUTD or any of its Subsidiaries is a party or by which any of them is bound obligating OUTD or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, OUTD Voting Debt or other voting securities of OUTD or any of its Subsidiaries, or obligating OUTD or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, Contract or undertaking.

(f) Except for this Agreement, neither OUTD nor any of its Subsidiaries is a party to any currently effective Contract (i) restricting the purchase or transfer of, (ii) relating to the voting of, (iii) requiring the repurchase, redemption or disposition of, or (iv) containing any right of first refusal with respect to, any capital stock of OUTD or any of its Subsidiaries.

(g) Other than its Subsidiaries, as of the date hereof, OUTD does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity. There are no outstanding contractual obligations of OUTD or any of its Subsidiaries to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any OUTD Subsidiary or any other Person, other than guarantees by OUTD of any Indebtedness or other obligations of any wholly-owned Subsidiary of OUTD and other than loans made in the ordinary course consistent with past practice to employees of OUTD and its Subsidiaries.

Section 3.3. Authority; Requisite Corporate Approval; Voting Requirements; No Conflict; Required Filings or Consents.

(a) Authority. OUTD has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the OUTD Stockholder Approval, to consummate the Transaction. The execution, delivery and performance of this Agreement by OUTD, and the consummation by OUTD of the Transaction, have been duly and validly authorized by all necessary corporate action on the part of OUTD, and no other corporate proceedings on the part of OUTD are necessary to authorize this Agreement or to consummate the Transaction, subject, in the case of the Merger, to receipt of the OUTD Stockholder Approval. This Agreement has been duly executed and delivered by OUTD. Assuming the due authorization, execution, delivery and performance of this Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of OUTD enforceable against OUTD in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b) Requisite Corporate Approval. The OUTD Board has (i) determined that this Agreement and the Transaction are fair to, and in the best interest of OUTD and all of its stockholders, (ii) declared it to be advisable for OUTD to enter into this Agreement and to consummate the Transaction, including the Merger; (iii) duly approved this Agreement and the Transaction, which approval has not been rescinded or modified, (iv) resolved, subject to Section 6.1(d), to recommend that the stockholders of OUTD vote in favor of the adoption of this Agreement and (v) directed, subject to Section 6.1(d), that this Agreement be submitted to a vote of the OUTD stockholders in accordance with this Agreement.

(c) Voting Requirements. OUTD represents and warrants that the affirmative vote of a majority of the outstanding shares of OUTD Common Stock entitled to vote thereon at a duly convened and held stockholders’ meeting in favor of the adoption of this Agreement (the “OUTD Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of OUTD that is required by Law and the OUTD Organizational Documents to approve and adopt this Agreement and authorize the consummation of the Transaction.

(d) No Conflict. The execution, delivery and performance of this Agreement by OUTD do not, and the consummation by OUTD of the Transaction and compliance by OUTD with the provisions of this Agreement will not, conflict with, result in any violation, breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination, cancellation or acceleration of any right, obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (including intangible assets) of OUTD or any of its Subsidiaries under, (i) any of the OUTD Organizational Documents (assuming the receipt of the OUTD Stockholder Approval), (ii) any of the Subsidiary Organizational Documents, (iii) any Contract or OUTD Permit or (iv) subject to the governmental filings and other matters referred to in Section 3.3(e), any Law applicable to OUTD or any of its Subsidiaries or their respective properties or assets, except in each of clauses (ii), (iii) and (iv) as, individually or in the aggregate, would and would not reasonably be expected to be material to the business or operations of OUTD and its Subsidiaries, taken as a whole.

(e) Required Filings or Consents. No consent, approval, Order or authorization or permit of, action by, or in respect of, or registration, declaration or filing with, or notification to any Governmental Authority is required to be made, obtained, performed or given by or with respect to OUTD or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by OUTD or the consummation by OUTD of the Transaction, except for (i) compliance with, and filings under, the HSR Act, and any applicable filings or notifications under any Competition Laws, (ii) such reports under, or other applicable requirements of, the Exchange Act, the Securities Act or the rules of The NASDAQ Stock Market or other appropriate exchange as may be required in connection with this Agreement and the Transaction, (iii) the filing of the Merger Filing with, and the acceptance for record of the Merger Filing by, the Secretary of State of the State of Delaware, (iv) the FCC Approval and (v) such consents, approvals, Orders, authorizations, permits, actions, registrations, declarations, filings or notifications, the failure of which to be made, obtained, performed or given as, individually or in the aggregate, would not and would not reasonably be expected to be material to the business or operations of OUTD and its Subsidiaries, taken as a whole.

Section 3.4. OUTD SEC Reports; Financial Statements; Information Supplied; Disclosure Controls; Internal Controls; Off-Balance Sheet Arrangements.

(a) OUTD SEC Reports. OUTD has made available to Parent a true, correct and complete copy of each report, registration statement, certification, definitive proxy statement and other document filed or furnished by OUTD with the SEC since January 1, 2011 (the “OUTD SEC Reports”), which are all the forms, reports and documents (other than preliminary material) required to be filed or furnished by OUTD with the SEC prior to the date of this Agreement and which were filed or furnished on a timely basis. As of their respective dates, the OUTD SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such OUTD SEC Reports, and (ii) did not at the time they were filed or furnished (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded), and any OUTD SEC Reports filed or furnished with the SEC prior to the Closing will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of OUTD, as of the date hereof, there are no unresolved SEC comments with respect to OUTD. None of OUTD’s Subsidiaries are required to file periodic reports with the SEC pursuant to the Exchange Act. OUTD SEC Reports included, or, if filed or furnished after the date hereof and prior to the Closing, will include, all certificates required to be included herein pursuant to Section 302 and 906 of the SOX Act and the internal control report and attestation of OUTD’s outside auditors required by Section 404 of the SOX Act.

(b) Financial Statements. Each set of financial statements of OUTD (including, in each case, any related notes thereto) contained in OUTD SEC Reports, including each OUTD SEC Report filed after the date hereof until the Closing (the “OUTD Financial Statements”), (i) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes), (ii) fairly present, or in the case of OUTD SEC Reports filed or furnished after the date of this Agreement, will fairly present, in all material respects the financial position and consolidated results of operations and cash flows, as the case may be, of OUTD and its Subsidiaries as of their respective dates or for the respective periods set forth therein, except that the unaudited interim financial statements were, are or will be subject to normal adjustments as will not be material to OUTD and its Subsidiaries, taken as a whole and (iii) complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto.

(c) Information Supplied. The Proxy Statement will not, at the date the Proxy Statement is first mailed to OUTD’s stockholders and at the time of the OUTD Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the applicable published rules and regulations thereunder at the date the Proxy Statement is first mailed to OUTD’s stockholders and at the time of the OUTD Stockholder Approval.

Notwithstanding the foregoing provisions of this Section 3.4(c), no representation or warranty is made by OUTD with respect to statements made in the Proxy Statement based on information supplied in writing, or required to be supplied (but that was not supplied), by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

(d) Disclosure Controls; Internal Controls. OUTD and its Subsidiaries have devised and maintain a system of internal accounting controls (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding (i) the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) receipts and expenditures of OUTD and any Subsidiaries being made only in accordance with authorization of management and (iii) prevention or timely detection of the unauthorized acquisition, use or disposition of OUTD’s or any of its Subsidiaries’ assets that could have a material effect on OUTD’s financial statements. Each of OUTD and its Subsidiaries (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity and its Subsidiaries is made known to the management of such entity by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to OUTD SEC Reports, and (B) has disclosed to its auditors and the audit committee of OUTD Board, based on its most recent evaluation, (1) any significant deficiencies or material weakness in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and has disclosed to its auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls, and OUTD has provided to Parent copies of any such disclosure described in clauses (1) or (2).

(e) Off-Balance Sheet Arrangements. None of OUTD or any of its Subsidiaries has effected or engaged in any securitization transactions or “off-balance sheet arrangement” (as defined in Item 303(a)(4) of Regulation S-K of the SEC).

Section 3.5. Absence of Certain Changes or Events; No Material Adverse Effect.

(a) Since December 31, 2011 through the date hereof, OUTD and its Subsidiaries have not taken any action of the type described in Section 5.1, that, had such action occurred following the date of this Agreement without Parent approval, would be in violation of such Section 5.1;

(b) Since December 31, 2011 through the date hereof, there has not occurred any damage, destruction or casualty loss (whether or not covered by insurance) affecting the business or assets of OUTD or any of its Subsidiaries that, individually or in the aggregate, is material to the business or operations of OUTD and its Subsidiaries, taken as a whole; and

(c) Since December 31, 2011, there has not been an event, occurrence, effect, change or circumstance, that has had or would reasonably be expected to have, individually or in the aggregate, an OUTD Material Adverse Effect.

Section 3.6. Compliance; Permits.

(a) OUTD and each of its Subsidiaries and their employees hold all material authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, consents, registrations, approvals and clearances of all Governmental Authorities and third Persons which are required for OUTD and its Subsidiaries to own, lease and operate their respective properties and other assets and to carry on their respective businesses as they are now being conducted (collectively, the “OUTD Permits”), and all such OUTD Permits are valid and in full force and effect.

(b) OUTD and each of its Subsidiaries is, and has been since December 31, 2008, in material compliance with, and is not, to the knowledge of OUTD, under investigation with respect to any material violation of, and has not been given written notice or threatened in writing with any material violation of, the terms of the OUTD Permits and all applicable Laws relating to OUTD and each of its Subsidiaries or their respective businesses, assets or properties.

(c) Without limiting Section 3.6(b), OUTD and each of its Subsidiaries is, and has been since December 31, 2008, in material compliance with the following Laws, or has fulfilled requirements in connection with such Laws so that all Material Television Distributors are, and have been since December 31, 2008, in compliance with the following Laws, solely as such Laws relate to OUTD Network: (i) requirements for closed captioning of programming, including 47 C.F.R. §79.1 et seq. and (ii) requirements relating to children’s programming and commercial limitations, including 47 C.F.R. §76.225, in each case as such Laws are or were then in effect and/or may have been amended from time to time.

Section 3.7. Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to OUTD and its Subsidiaries have been timely filed, and all such Tax Returns are true, complete and correct in all material respects.

(b) OUTD and its Subsidiaries have fully and timely paid all Taxes shown to be due on the Tax Returns referred to in Section 3.7(a), except for Taxes as to which the failure to pay or adequately provide for would not, individually or in the aggregate, reasonably be expected to result in a material liability to OUTD and its Subsidiaries, taken as a whole.

(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from OUTD or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, except for such agreements or requests that would not, individually or in the aggregate, reasonably be expected to result in a material liability to OUTD and its Subsidiaries, taken as a whole.

(d) No audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of OUTD, threatened in writing with respect to any material amount of Taxes due from or with respect to OUTD or any of its Subsidiaries.

(e) All material deficiencies for Taxes asserted or assessed in writing against OUTD or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the OUTD SEC Reports filed with the SEC prior to the date of this Agreement.

(f) Neither OUTD nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 3.8. Material Contracts.

(a) Section 3.8(a) of the OUTD Disclosure Schedule sets forth a complete and accurate list as of the date hereof of each of the following types of Contracts to which OUTD or any of its Subsidiaries are parties, or by which any of their assets or properties are bound and under which OUTD has any outstanding obligations:

(i) any Contract providing for indemnification of any Person by OUTD (other than OUTD’s Organizational Documents), except Contracts for goods and services entered into in the ordinary course of business consistent with past practice;

(ii) any Contract (excluding OUTD Affiliation Agreements) that (A) requires payments to or from OUTD of more than $150,000, annually, or $300,000, in the aggregate, and (B) is not cancelable by OUTD without liability on 75 or less days’ notice to the other party thereto;

(iii) any Contract (excluding OUTD Affiliation Agreements) that (A) contains any material non-compete or exclusivity provisions (or obligates OUTD to enter into any material non-compete or exclusivity arrangements) with respect to any line of business (including the ability to research, develop, manufacture, distribute, market or otherwise commercialize any product (including products under development) (“Line of Business”), geographic area or other conduct with respect to OUTD or, after consummation of the Transaction, Parent or any of its Affiliates or (B) materially restricts the conduct of any Line of Business by OUTD or, after consummation of the Transaction, by Parent or any of its Affiliates;

(iv) any Contract relating to Indebtedness under which OUTD is the lender or the borrower, or is guaranteeing any Indebtedness or the performance of any other Person;

(v) any agreement for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of OUTD, the performance of which involves consideration in excess of $50,000, annually, or $300,000, in the aggregate, in each case except for any agreement entered into the ordinary course of business consistent with prior practice;

(vi) any Contract (excluding OUTD Affiliation Agreements) involving a partnership, joint venture or the sharing of revenues, profits or expenses that is material to OUTD and its Subsidiaries taken as a whole;

(vii) any employment, consulting, termination or severance, change of control, or similar Contract requiring OUTD to make a payment solely as a result of the Transaction to any employee, director, officer or agent of OUTD or any of its Subsidiaries;

(viii) any collective bargaining Contract or other Contract with any labor organization, union or association material to OUTD and its Subsidiaries, taken as a whole;

(ix) any Contract for the disposition of the assets, capital stock, other equity interests, or business of OUTD or any Contract for the acquisition of any assets, capital stock, other equity interests, or any business of any other Person in excess of $50,000, individually, or $300,000, in the aggregate;

(x) any OUTD Material Affiliation Agreement and any OUTD Existing Content Agreement;

(xi) any agreements whereby a third-party production company, retailer or manufacturer produces a show at its expense and purchases a predetermined number of minutes of advertising within each airing (“Time-Buy Agreements”) that (A) requires payments to or from OUTD of more than $150,000, annually, or $300,000, in the aggregate, and (B) is not cancelable by OUTD without liability on 75 or less days’ notice to the other party thereto; and

(xii) any commitment to enter into any of the foregoing types of agreements.

(b) OUTD has made available to Parent complete and correct copies of each Contract listed or required to be listed in Section 3.8(a) of the OUTD Disclosure Schedule (collectively, the “OUTD Material Contracts”). All of the OUTD Material Contracts are valid and in full force and effect and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law), except (i) to the extent that they have previously expired or have been terminated in accordance with their terms or (ii) for any failures to be in full force and effect that, individually or in the aggregate, would not and would not reasonably be expected to result in a material liability to OUTD and its Subsidiaries, taken as a whole. Neither OUTD nor any of its Subsidiaries, nor, to the knowledge of OUTD, any counterparty to any of the OUTD Material Contracts has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any of the OUTD Material Contracts except in each case for those violations and defaults which, individually or in the aggregate, would not and would not reasonably be expected to result in a material liability to OUTD and its Subsidiaries, taken as a whole.

Section 3.9. OUTD Network and OUTD Affiliation Agreements; OUTD Existing Content Agreements; Distribution.

(a) OUTD is (a) the owner and operator of the OUTD Network and (b) a party to the OUTD Material Affiliation Agreements. Except as contemplated by the Transaction, (i) no Person (including program distributors) other than OUTD has or will have any options, warrants or other equity-like economic rights in the OUTD Network (or in OUTD or any of its Subsidiaries with respect to the OUTD Network), (ii) neither OUTD nor any of its Subsidiaries has assigned, delegated or novated any of its rights or obligations under the OUTD Material Affiliation Agreements with respect to the OUTD Network nor assigned, delegated or novated any of its rights or obligations with respect to management or operation of the OUTD Network, and (iii) none of OUTD or any of its Subsidiaries has any arrangement or commitment with any other Person with respect to the foregoing that is currently in effect.

(b) The consummation of the transactions contemplated by this Agreement will not result in the violation, loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any OUTD Material Affiliation Agreements or OUTD Existing Content Agreements.

(c) OUTD has no distribution with any distributor of the OUTD Network that is not a Material Television Distributor at a net effective rate that is less than the per OUTD Network subscriber net effective rate paid by any distributor which has most favored nations protection with respect to the net effective rate that it pays.

Section 3.10. Intellectual Property.

(a) All Intellectual Property used or held for use in, or necessary to conduct, the operation of the business of OUTD or any of its Subsidiaries (the “OUTD Intellectual Property”) is either owned by OUTD or one or more of its Subsidiaries (the “Owned OUTD Intellectual Property”) or is licensed to OUTD or one or more of its Subsidiaries pursuant to a valid and written license Contract applicable to the period of OUTD’s use thereof (the “Licensed OUTD Intellectual Property”).

(b) Section 3.10(b) of the OUTD Disclosure Schedule sets forth a complete and accurate list of all Owned OUTD Intellectual Property that is the subject of a registration or pending application for registration and lists, in each case, the owner, the jurisdiction and the application or registration number thereof (collectively, “OUTD Registered Intellectual Property”). OUTD or one of its Subsidiaries is the sole, exclusive and record owner of all Owned OUTD Intellectual Property free and clear of all Liens other than Permitted Liens. All material registrations for Registered Intellectual Property are subsisting, in full force and effect, and have not been cancelled, expired or abandoned and all application, registration, renewal and maintenance fees in relation thereto have been paid.

(c) Section 3.10(c)(1) of the OUTD Disclosure Schedule sets forth a true and complete list of all material Contracts (i) pursuant to which OUTD or any of its Subsidiaries are currently using any Licensed OUTD Intellectual Property (other than Time-Buy Agreements) or (ii) pursuant to which OUTD or any of its Subsidiaries has granted to a third party any current right in or to any OUTD Intellectual Property (collectively, the “OUTD IP Licenses”). Prior to the date hereof, Parent either has been supplied with, or has been given access to, a true and complete copy of each material written OUTD IP License, together with all amendments, supplements, waivers or other changes thereto. Each OUTD IP License is a legal, valid and binding obligation of OUTD or its Subsidiaries, as applicable, to the knowledge of OUTD is in full force and effect and is enforceable against OUTD or its Subsidiaries, as applicable, and, to the knowledge of OUTD, the other parties thereto. None of OUTD and its Subsidiaries is in material breach or violation of or default under any OUTD IP License and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by OUTD or any of its Subsidiaries or, to the knowledge of OUTD, the other parties thereto. Except as set forth on Section 3.10(b)(2) of the OUTD Disclosure Schedule, no licensor of Licensed OUTD Intellectual Property (x) has canceled or otherwise terminated, threatened to cancel or otherwise terminate or, to the knowledge of OUTD, intends to cancel or otherwise terminate, such license or (y) has materially decreased or limited, threatened to materially decrease or limit or, to the knowledge of OUTD, intends to materially decrease or limit such license. Upon the Closing, OUTD and its applicable Subsidiaries will continue to have the right to use all Licensed OUTD Intellectual Property on identical terms and conditions as OUTD and its Subsidiaries enjoyed immediately prior to the Closing.

(d) There is no pending or, to the knowledge of OUTD, threatened Action or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction challenging the ownership, validity, enforceability or registrability of any material Owned OUTD Intellectual Property, and neither OUTD nor any of its Subsidiaries has brought or threatened any claims, suits, arbitrations or other adversarial proceedings against any third party alleging misappropriation, infringement, dilution or violation of any material Owned OUTD Intellectual Property.

(e) To the knowledge of OUTD, (i) the conduct of OUTD’s and its Subsidiaries’ businesses as currently conducted does not infringe upon any material Intellectual Property rights owned or controlled by any third party, and (ii) no third party is misappropriating, infringing, diluting or violating any Owned OUTD Intellectual Property.

(f) The OUTD Intellectual Property is sufficient for OUTD to carry on its business from and after the Closing Date in all material respects as presently carried on by OUTD and its Subsidiaries, consistent with past practice. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, OUTD’s right to own, use, or hold for use any of the OUTD Intellectual Property.

(g) OUTD and each of its Subsidiaries take reasonable measures to protect the confidentiality of material Trade Secrets used in the operation of its respective business. Except as, individually or in the aggregate, would not and would not reasonably be expected to be material to OUTD and its Subsidiaries, taken as a whole, (i) no such Trade Secrets have been disclosed or authorized to be disclosed to any third party other than pursuant to a written non-disclosure agreement and (ii) no party to any non-disclosure agreement relating to such Trade Secrets is in breach or default thereof.

(h) Except as, individually or in the aggregate, would not and would not reasonably be expected to be material to OUTD and its Subsidiaries, taken as a whole, each employee, independent contractor and consultant who has developed material Intellectual Property on behalf of OUTD or any of its Subsidiaries has done so either as an employee within the scope of his, her or its employment or as an independent contractor pursuant to a written “work made for hire” or assignment agreement that conveys to either OUTD or its Subsidiaries, as applicable, any and all right, title and interest of such employee, independent contractor or consultant in and to such Intellectual Property.

(i) Except as, individually or in the aggregate, has not had and would not reasonably be expected to result in an OUTD Material Adverse Effect, neither OUTD nor any of its Subsidiaries has experienced any defects in the material Software used in their respective businesses as currently conducted that have not been substantially resolved, including any error or omission in the processing of any data. OUTD and its Subsidiaries have in place disaster recovery and business continuity plans and procedures, substantially consistent with industry practice for businesses of a type and size comparable to OUTD and its Subsidiaries.

(j) OUTD and its Subsidiaries have a privacy policy (the “Privacy Policy”) regarding the collection and use of personally identifiable information (“Personal Information”), a true, correct and complete copy of which has been provided to Parent prior to the date hereof. OUTD and each of its Subsidiaries are in material compliance with all applicable Laws regarding the collection, use and protection of Personal Information and with OUTD’s and its Subsidiaries’ Privacy Policy. Except as, individually or in the aggregate, would not and would not reasonably be expected to result in a material liability to OUTD and its Subsidiaries, taken as a whole, OUTD and its Subsidiaries have taken reasonable measures to ensure that all Personal Information gathered in the course of their respective businesses is protected against loss and against unauthorized access, use, disclosure or other misuse. Upon the Closing, OUTD or its Subsidiaries will own all such Personal Information and continue to have the right to use such Personal Information on identical terms and conditions as OUTD or its Subsidiaries, as applicable, enjoyed immediately prior to the Closing.

Section 3.11. Properties.

(a) All real property and interests in real property owned in fee by OUTD or any OUTD Subsidiary (individually, an “OUTD Owned Property”) are set forth on Section 3.11(a) of the OUTD Disclosure Schedule. With respect to each material OUTD Owned Property, subject only to (A) Permitted Liens, (B) zoning, building and other similar restrictions, and (C) discrepancies, conflicts in boundary lines, shortages in area, encroachments, or any other non-monetary Liens of a minor nature: (i) OUTD or an OUTD Subsidiary has good and marketable fee simple title to all material OUTD Owned Property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any material OUTD Owned Property or any portion thereof or interest therein, (iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of material OUTD Owned Properties and there are no parties (other than OUTD or any OUTD Subsidiary) in possession of any material OUTD Owned Property, and (iv) to OUTD’s knowledge, there are no physical conditions or defects at any of the material OUTD Owned Properties which impair or would be reasonably likely to materially impair the continued operation and conduct of the business of OUTD and its Subsidiaries, taken as a whole. Any material reciprocal easements, operating agreements, option agreements, rights of first refusal or rights of first offer with respect to any OUTD Owned Property are set forth in Section 3.11(a) of the OUTD Disclosure Schedule.

(b) All real property and interests in real property leased by OUTD or any OUTD Subsidiary and any prime or underlying leases related thereto (individually, an “OUTD Leased Property”; OUTD Owned Property and OUTD Leased Property being sometimes referred to herein collectively as “OUTD Property”) are set forth on Section 3.11(b) of the OUTD Disclosure Schedule. OUTD or an OUTD Subsidiary has good and valid leasehold title to all OUTD Leased Property, subject only to Permitted Liens and matters described in clauses (B) and (C) of Section 3.11(a). Prior to the date hereof, a true, correct and complete copy of each lease for OUTD Leased Property, together with any amendments or modifications thereto (individually, a “OUTD Real Property Lease”) for each OUTD Leased Property has been made available to Parent. With respect to each OUTD Real Property Lease, (i) each lease is valid, binding and in full force and effect and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law), (ii) neither OUTD nor any of its Subsidiaries or, to the knowledge of OUTD, any other party to such OUTD Real Property Lease is in breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent thereunder, and (iii) neither OUTD nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy such OUTD Leased Property or any portion thereof, and there are no parties (other than OUTD or any OUTD Subsidiary) in possession of any OUTD Leased Property or any portion thereof.

(c) The OUTD Property comprises all Real Property used in the conduct of the business of OUTD and its Subsidiaries.

(d) As of the date hereof, neither OUTD nor any of its consolidated Subsidiaries has received notice of any pending, and to the knowledge of OUTD, there are no threatened, condemnation proceedings with respect to any OUTD Property.

Section 3.12. Litigation; No Undisclosed Liabilities.

(a) Except for any Action that may be commenced after the date of this Agreement with respect to the Transaction, there is no Action which would reasonably be expected to result in damages to OUTD or its Subsidiaries in excess of $250,000 pending or, to the knowledge of OUTD, threatened against or affecting OUTD or any of its Subsidiaries or any of their respective properties or assets. Neither OUTD nor any of its Subsidiaries is subject to any Order of, or before, any Governmental Authority, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to OUTD and its Subsidiaries, taken as a whole. To the knowledge of OUTD, there are no investigations pending or threatened by any Governmental Authority with respect to OUTD or any of its Subsidiaries or any of their properties or assets.

(b) Neither OUTD nor any of its Subsidiaries has any liability or obligation of any nature, whether known or unknown, accrued, absolute, contingent, determined, determinable or otherwise, other than liabilities or obligations (i) reflected in the OUTD Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since the date of the last filed OUTD Financial Statement, (iii) incurred by or on behalf of OUTD in connection with this Agreement and the Transaction or (iv) that, individually or in the aggregate, has not and would not reasonably be likely to have an OUTD Material Adverse Effect.

Section 3.13. Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each a “Takeover Statute”), or anti-takeover provision in OUTD’s Organizational Documents, would prohibit or restrict the ability of OUTD to perform its obligations under this Agreement or its ability to consummate the Transaction, including the Merger.

Section 3.14. Labor Matters.

(a) Neither OUTD nor any of its Subsidiaries is a party to any collective bargaining agreement or any other agreement with a labor union or labor organization, nor is any such agreement presently being negotiated. Except as would not reasonably be likely to be material to OUTD and its Subsidiaries, taken as a whole, the execution of this Agreement and the consummation of the Transaction by OUTD (i) will not result in any breach or other violation of any collective bargaining agreement or any other agreement with a labor union or labor organization to which OUTD or any of its Subsidiaries is a party and (ii) does not require any notification to or consent by any labor union, labor organization or works council.

(b) To the knowledge of OUTD, and except as would not reasonably be expected to result in a material liability to OUTD and its Subsidiaries, taken as a whole, in the U.S. (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union, works council, or labor organization to organize any employees of OUTD or any of its Subsidiaries, (ii) no demand for recognition of any employees of OUTD or any of its Subsidiaries has been made by or on behalf of any labor union, works council or labor organization and (iii) no petition has been filed, nor has any proceeding been instituted by any employee of OUTD or any of its Subsidiaries or group of employees of OUTD or any of its Subsidiaries with any labor relations board or commission seeking recognition of a collective bargaining representative.

(c) There is no pending or, to the knowledge of OUTD, threatened, material labor strike, dispute, walk-out, work-stoppage, slow-down or lockout involving OUTD or any of its Subsidiaries, except where such labor strike, dispute, walk-out, work-stoppage, slow-down or lockout, individually or in the aggregate, has not been and would not reasonably be likely to be material to OUTD and its Subsidiaries, taken as a whole.

(d) Neither OUTD nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retaining Notification Act of 1988 or any similar state or local applicable Law prior to the date of this Agreement that remains unsatisfied.

Section 3.15. Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.15(a) of the OUTD Disclosure Schedule sets forth a true, correct and complete list of each OUTD Benefit Plan. With respect to each OUTD Benefit Plan, OUTD has provided or made available to Parent a current, accurate and complete copy thereof, and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and summaries of material modifications; and (iv) the two most recent years’ Form 5500 and attached schedules and audited financial statements, if any.

(b) Each OUTD Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the IRS as to its qualification and, to the knowledge of OUTD, no event has occurred that would reasonably be expected to adversely affect such qualification. Each of the OUTD Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. No material liability under Title IV of ERISA has been incurred by OUTD, any OUTD Subsidiary or any ERISA Affiliate of OUTD that has not been satisfied in full (other than with respect to amounts not yet due). There are no pending or, to the knowledge of OUTD, threatened, material claims by or on behalf of any of the OUTD Benefit Plans, by any employee or beneficiary covered under any OUTD Benefit Plan or otherwise involving any OUTD Benefit Plan (other than routine claims for benefits).

(c) Neither OUTD nor any ERISA Affiliate or any predecessor thereof contributes to or has been obligated to contribute during the preceding six years to any “multiemployer pension plan,” as defined in section 3(37) of ERISA.

(d) No OUTD Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of OUTD or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or required to avoid the excise tax under Section 4980B of the Code, or coverage mandated by any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

(e) Except as set forth in Section 3.15(e) of the OUTD Disclosure Schedule, neither the execution of this Agreement or the consummation of the Transaction by OUTD (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or independent contractor of OUTD or any OUTD Subsidiary to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefits or trigger any other material obligation under any OUTD Benefit Plan or (iii) result in any material breach or violation of, default under or limit OUTD’s right to amend, modify or terminate any OUTD Benefit Plan.

(f) Except as set forth in Section 3.15(f) of the OUTD Disclosure Schedule, no amount or other entitlement that could be received as a result of the Transaction (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to OUTD would reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No director, officer, employee or independent contractor of OUTD or any OUTD Subsidiary is entitled to receive any gross-up or additional payment by reason of the Tax required by Section 409A or 4999 of the Code being imposed on such Person.

Section 3.16. Environmental Matters.

(a) The operations of OUTD and its Subsidiaries are and have been in material compliance with all applicable Environmental Laws, including possession and compliance with the terms of all OUTD Permits required by Environmental Laws and there are not present or, to the knowledge of OUTD, past facts or circumstances that would materially increase the cost of maintaining such compliance in the future.

(b) Except as, individually or in the aggregate, would not and would not reasonably be expected to result in a material liability to OUTD and its Subsidiaries, taken as a whole, there are no pending, or to the knowledge of OUTD, threatened Actions under or pursuant to Environmental Laws against OUTD or any of its Subsidiaries or involving any Real Property currently or, to the knowledge of OUTD, formerly operated or leased by OUTD or any of its Subsidiaries or to which OUTD or any of its Subsidiaries could be deemed to hold or have held title or against any Person whose liability OUTD or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(c) OUTD and its Subsidiaries have not received notice of any allegations of any Environmental Liabilities and, to the knowledge of OUTD, no facts, circumstances or conditions exist that have resulted in or are reasonably likely to result in material Environmental Liabilities.

Section 3.17. Insurance. All material insurance policies of OUTD and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary for the industries in which OUTD and its Subsidiaries operate. Neither OUTD nor its Subsidiaries are in material breach or default under, and neither OUTD nor its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any insurance policies.

Section 3.18. Foreign Corrupt Practices and International Trade Sanctions and Ethical Practices. To the knowledge of OUTD, neither OUTD, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used or promised any OUTD or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, as if it were applicable to OUTD or its Subsidiaries at that time, or any other similar applicable Law, (b) paid, promised, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws.

Section 3.19. Interested Party Transactions. There are no Contracts or other transactions or series of similar transactions between OUTD or any of its Subsidiaries, on the one hand, and (a) any current or former officer or director of OUTD, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of OUTD or (c) any Affiliate of OUTD or, to the knowledge of OUTD, any Affiliate of any such officer, director or record or beneficial owner, on the other hand, that are currently in effect, except in each case other than as filed as an exhibit to or otherwise described in OUTD SEC Reports filed with the SEC prior to the date hereof or Contracts between or among OUTD and any of its Subsidiaries or between or among any of OUTD’s wholly-owned Subsidiaries.

Section 3.20. Brokers and Advisors. OUTD represents and warrants that, except for fees payable to Lazard Frères & Co. LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of OUTD or its Affiliates. A true and complete copy of the agreement with respect to the engagement of Lazard Frères & Co. LLC has previously been made available to Parent.

Section 3.21. Opinion of Financial Advisor. OUTD represents and warrants that the OUTD Board has received the opinion of Lazard Frères & Co LLC to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received in the Merger by holders of OUTD Common Stock is fair, from a financial point of view, to such holders.

Section 3.22. FCC Authorization. The Radio Station Authorization for a Fixed Earth Station, Call Sign: E050285, File Number: SES-LIC-20051011-01398 (the “FCC Authorization”) granted by the Federal Communications Commission (the “FCC”) held by OUTD or its Subsidiaries is in full force and effect and has not been revoked, suspended, canceled, rescinded or terminated and has not expired, and is not subject to any material conditions except for conditions applicable to similar licenses generally or as otherwise disclosed on the face of such FCC Authorization and has been issued for the full term permitted by law. OUTD and its Subsidiaries are operating, and have operated their licensed facility(ies) which are covered by the FCC Authorization in compliance in all material respects with the terms of the FCC Authorization, the Communications Act of 1934, and FCC rules and policies, and OUTD and its Subsidiaries have, in all material respects, timely filed all material applications, reports and other FCC disclosures required by FCC rules and policies to be filed with respect to the FCC Authorization and have, in all material respects, timely paid all FCC regulatory fees with respect thereto. Except for administrative rulemakings before the FCC, pending legislative proposals in the United States Congress, or other governmental proceedings affecting the communications industry generally, there is not pending or, to the knowledge of OUTD, threatened by or before the FCC or any court of competent jurisdiction any proceeding, notice of violation, order of forfeiture or complaint or investigation against or relating to OUTD or any of its Subsidiaries with respect to the FCC Authorization or the licensed facility(ies) covered thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to OUTD that all of the statements contained in this Article IV are true and correct. Each disclosure set forth in the Parent Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement for convenience of reference only, and shall be deemed a qualification or exception to such section and any other section of the Parent Disclosure Schedule to which its applicability is reasonably apparent on the face of such disclosure regardless of whether or not such other section is specifically referenced.

Section 4.1. Organization, Standing and Organizational Power; Charter Documents; Subsidiaries; Formation of Merger Sub.

(a) Organization, Standing and Organizational Power. Parent is a limited liability company duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of Delaware, and has all requisite organizational (or other entity) power and authority and all requisite approvals from any Governmental Authorities necessary to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each other jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or good standing necessary, in each case except for such failures to be duly qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have an Parent Material Adverse Effect.

(b) Formation of Merger Sub. Parent has duly organized Merger Sub and Merger Sub is validly existing and in good standing under the laws of the State of Delaware. As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, all of which are outstanding and are validly issued, fully paid and non-assessable, and owned by Parent free and clear of any pledges or Liens (other than statutory Liens for current Taxes not yet due and any Permitted Liens described in clauses (viii) and (ix) of the definition of Permitted Liens). Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its respective obligations hereunder and matters ancillary hereto.

Section 4.2. Authority; Requisite Limited Liability Company Approval; Voting Requirements; No Conflict; Required Filings Or Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the Transaction, have been duly and validly authorized by all necessary limited liability company or corporate action on the part of each of them, and no other limited liability company or corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this

Agreement or to consummate the Transaction, subject to the adoption of this Agreement by the sole stockholder of Merger Sub (which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub. Assuming the due authorization, execution, delivery and performance of this Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b) Requisite Limited Liability Company Approval. The requisite vote of the Parent Members has (i) determined that it is in the best interests of Parent to enter into this Agreement and (ii) approved this Agreement and approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby. No other vote of holders of any class or series of equity interests of Parent is required by Law and the certificate of formation and operating agreement of Parent (the “Parent Organizational Documents”) to approve and adopt this Agreement and authorize the consummation of the Transaction.

(c) No Conflict. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub do not, and the consummation by each of Parent and Merger Sub of the Transaction and compliance by each of Parent and Merger Sub with the provisions of this Agreement will not, conflict with, result in any violation, breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination, cancellation or acceleration of any right, obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (including intangible assets) of Parent or any of its Subsidiaries under, (i) any of the Parent Organizational Documents, (ii) the certificate of incorporation or bylaws of Merger Sub (assuming the receipt of the approval of the sole stockholder of Merger Sub), (iii) any Contract or Parent Permit or (iv) subject to the governmental filings and other matters referred to in Section 4.2(d), any Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, except in each of clauses (ii), (iii) and (iv) (with respect to its Subsidiaries other than Merger Sub) as, individually or in the aggregate, would not and would not reasonably be expected to be material to the business or operations of Parent and its Subsidiaries, taken as a whole.

(d) Required Filings or Consents. No consent, approval, Order or authorization or permit of, action by, or in respect of, or registration, declaration or filing with, or notification to any Governmental Authority is required to be made, obtained, performed or given by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the Transaction, except for (i) compliance with, and filings under, the HSR Act, and any applicable filings or notifications under any Competition Laws, (ii) such reports under, or other applicable requirements of, the Exchange Act or the Securities Act as may be required in connection with this Agreement and the Transaction, (iii) the filing of the Merger Filing with, and the acceptance for record of the Merger Filing by, the Secretary of State of the State of Delaware and (iv) such consents, approvals, Orders, authorizations, permits, actions, registrations, declarations, filings or notifications, the failure of which to be made, obtained, performed or given as, individually or in the aggregate, would not and would not reasonably be expected to be material to the business or operations of Parent and its Subsidiaries, taken as a whole.

Section 4.3. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the date the Proxy Statement is first mailed to OUTD’s stockholders and at the time of the OUTD Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding the foregoing provisions of this Section 4.3(a), no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Proxy Statement that was not supplied by or on behalf of Parent or Merger Sub specifically for inclusion or reference therein.

Section 4.4. Litigation; No Undisclosed Liabilities. Except for any Action that may be commenced after the date of this Agreement with respect to the Transaction, there is no Action pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of their respective properties or assets that would have, or would reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any Order of, or before, any Governmental Authority, except as, individually or in the aggregate, is not and would not reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, there are no investigations pending or threatened by any Governmental Authority with respect to Parent or any of its Subsidiaries or any of their properties or assets that would have, or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.5. Takeover Statutes. No Takeover Statute or anti-takeover provision in the Parent Organizational Documents, would prohibit or restrict the ability of Parent or Merger Sub to perform their obligations under this Agreement or their ability to consummate the Transaction, including the Merger.

Section 4.6. Brokers and Advisors. Parent represents and warrants that, except for fees payable to Allen & Company LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Parent or its Affiliates.

Section 4.7. Financing. Assuming the accuracy of the representations and warranties of the Company set forth in Sections 3.2 and 3.12(b), Parent has sufficient cash, available lines of credit or other sources of immediately available, unrestricted funds to enable Parent to pay in cash the aggregate Merger Consideration and to perform its obligations under this Agreement with respect to the transactions contemplated by this Agreement, including the treatment of OUTD Stock Options and OUTD Equity Awards pursuant to Section 2.3 and all payments, fees and expenses payable by Parent related to or arising out of the consummation of the transactions contemplated by this Agreement (collectively, the “Closing Amounts”), other than any amounts necessary to refinance (or repay as a result of any acceleration arising as a result of the transactions contemplated by this Agreement) any of OUTD’s existing indebtedness (collectively, the “Refinancing Amounts”), and (b) on the Closing Date, immediately prior to the Effective Time, will have sufficient cash, available lines of credit or other sources of immediately available, unrestricted funds to enable Parent to pay in cash the Closing Amounts and the Refinancing Amounts.

Section 4.8. No Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective Affiliates beneficially owns, directly or indirectly, or is the record holder of, and is not a party to any agreement (other than this Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of OUTD Common Stock or any option, warrant or other right to acquire any shares of OUTD Common Stock.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1. Conduct of OUTD’s Business.

(a) Except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) set forth in Section 5.1(a) of the OUTD Disclosure Schedule, (iii) consented to by Parent in writing or (iv) required by any Law, OUTD agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, OUTD shall, and shall cause each of its Subsidiaries to, (x) use its reasonable best efforts to conduct its business in the ordinary course in a manner consistent with past practice in all material respects, (y) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by applicable Law), and timely file all Tax Returns (taking into account all valid extensions) required to be filed by it on or before the Closing Date and fully and timely pay all Taxes due and payable in respect of such Tax Returns that are so filed (other than Taxes being contested in good faith through appropriate proceedings), and (z) use its reasonable best efforts to preserve, in all material respects, consistent with past practices, its business organizations intact, including the material assets and properties of the business, services of its current officers and key employees, and relations with customers, suppliers, licensors, licensees, distributors, Governmental Authorities and others having commercial/business dealings with OUTD or any of its Subsidiaries.

(b) In addition, and without limiting the generality of Section 5.1(a), OUTD agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) set forth in Section 5.1(b) of the OUTD Disclosure Schedule, (iii) consented to by Parent in writing (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed) or (iv) required by any Law, OUTD shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do, or agree to do, any of the following:

(i) amend or otherwise change, or fail to comply with, the OUTD Organizational Documents or the OUTD Subsidiary Organizational Documents;

(ii) make any change in its authorized or issued capital stock or other equity interests or, directly or indirectly, acquire, redeem, issue, deliver, encumber, pledge, sell or otherwise dispose of any of its capital stock or other equity interests or securities convertible into, or exercisable or exchangeable for, any of its capital stock or other equity interests or authorize any such action, in each case, except upon the exercise or conversion of any OUTD Stock Option or OUTD Equity Award outstanding on the date hereof for shares of OUTD Common Stock;

(iii) split, combine or reclassify any of its capital stock or other equity interests or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, in each case, except upon the exercise or conversion of any OUTD Stock Option or OUTD Equity Award outstanding on the date hereof for shares of OUTD Common Stock;

(iv) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of OUTD, except for dividends and distributions by a direct or indirect wholly-owned Subsidiary of OUTD to OUTD or a direct or indirect wholly-owned Subsidiary of OUTD;

(v) modify or amend in any material respect, or terminate, or waive, release or assign any material rights or material claims under, any OUTD Material Contract, or enter into any other Contract that, if existing on the date of this Agreement, would be an OUTD Material Contract, in each case, except in the ordinary course of business;

(vi) enter into, modify or amend in any material respect, or waive, release or assign any material rights or material claims under, any Affiliation Agreement;

(vii) enter into any agreement with respect to the voting of the capital stock of OUTD;

(viii) issue any Indebtedness, other than (A) the incurrence of Indebtedness under the OUTD Credit Facilities for working capital purposes in the ordinary course of business consistent with past practice not to exceed $50,000, (B) for extensions, renewals or refinancings (with new Indebtedness in amounts not greater than the existing Indebtedness being replaced) of existing Indebtedness or (C) inter-company Indebtedness;

(ix) acquire (by merger, consolidation, acquisition of stock or assets or other business combination) any Person, all or substantially all of the assets of any Person, business or business unit, merge or consolidate with any Person or form any joint venture;

(x) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization of OUTD or any of its Subsidiaries, or enter into a letter of intent or agreement in principle with respect thereto;

(xi) enter into any new line of business or open or close any existing facility, plant or office, in each case, except in the ordinary course of business;

(xii) sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the business of OUTD and its Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

(xiii) enter into any hedging arrangements, except in the ordinary course of business;

(xiv) make or commit or agree to make any capital expenditures in excess of $50,000, individually, or $300,000, in the aggregate, except in the ordinary course of business consistent with past practice or in accordance with OUTD’s current capital expenditure budget;

(xv) make any loans, advances or capital contributions to, or investments in, any Person (other than wholly-owned Subsidiaries of OUTD), except for advances to employees and directors for travel and business expenses in the ordinary course of business consistent with past practices;

(xvi) cancel, release, compromise or settle any material Action, or waive or release any material rights of OUTD, including any Action that relates to the Transaction, except in the ordinary course of business consistent with past practice;

(xvii) except as required by Law or by the terms of the applicable OUTD Benefit Plan, enter into, adopt, amend in any material respect or otherwise modify in any material respect any OUTD Benefit Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any OUTD Benefit Plan as currently in effect on the date hereof, fail to make any required contribution to any OUTD Benefit Plan, merge or transfer any OUTD Benefit Plan or the assets or liabilities of any OUTD Benefit Plan, change the sponsor of any OUTD Benefit Plan, or terminate or establish any OUTD Benefit Plan, in each case, other than new employment arrangements made in the ordinary course of business, consistent with past practices, in each case, with non-officer employees who have annual compensation of no greater than $100,000;

(xviii) grant any increase in the compensation or benefits of directors, officers or employees of OUTD or any OUTD Subsidiary, except (A) as required under the terms of an employment agreement or (B) with respect to non-officer employees in the ordinary course of business, consistent with past practice;

(xix) enter into, renew or amend any collective bargaining agreement;

(xx) make any material change in any method of accounting or accounting practice policy other than as required by applicable Law or by a change in GAAP or similar principles in foreign jurisdictions;

(xxi) make or change any material Tax election;

(xxii) change an annual accounting period, file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any material right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any material Tax Return or the payment of any material Tax;

(xxiii) revalue any assets unless required by GAAP; or

(xxiv) authorize, agree or otherwise commit to take any of the foregoing actions.

Section 5.2. Conduct of Parent’s Business.

(a) Between the date hereof and the Effective Time, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. No Solicitation.

(a) Subject to Section 6.1(b), Section 6.1(c) and Section 6.1(d) during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, OUTD shall not, and shall not permit its Subsidiaries to, and shall not permit its Representatives to, directly or indirectly: (i) initiate, knowingly encourage, knowingly facilitate or solicit (including in each case by way of furnishing non-public information of OUTD or any of its Subsidiaries to any Person) any inquiries with respect to, or the making, submission, announcement or implementation of, any proposal or offer (written or oral) that constitutes, or would reasonably be expected to lead to, an Alternative Proposal, (ii) initiate, knowingly encourage, participate in or solicit any discussions or negotiations with any Person (whether such discussions or negotiations are initiated by OUTD, any of its Representatives or a third party), other than Parent or any of its Representatives, regarding or in furtherance of such inquiries or relating to an Alternative Proposal, (iii) provide any non-public information, documentation or data of OUTD or any of its Subsidiaries to any Person, other than Parent or any of its Representatives, relating to an Alternative Proposal, (iv) otherwise cooperate with any effort or attempt to make, implement or accept any Alternative Proposal, (v) adopt or approve any Alternative Proposal, or propose the approval or adoption of any Alternative Proposal, or resolve or agree to take any such action or (vi) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to any Alternative Proposal (other than an Acceptable Confidentiality Agreement as set forth in the provisions of Section 6.1(c)). OUTD shall immediately cease, and cause its Subsidiaries and direct its Representatives to terminate, any cooperation with or assistance or participation in any inquiries or proposals of any Persons made prior to the date hereof, and any discussions or negotiations with any Persons conducted theretofore by OUTD, its Subsidiaries or any of its Representatives, in each case, with respect to any Alternative Proposal, and request and instruct to be returned or destroyed all non-public information provided by or on behalf of OUTD or any of its Subsidiaries to such Person relating to an Alternative Proposal.

(b) From and after the date of this Agreement, OUTD shall advise Parent orally and in writing of (i) the receipt by OUTD or any of its Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Alternative Proposal, specifying the material terms and conditions thereof and the identity of the party making the Alternative Proposal, and (ii) any material modifications to the financial or other material terms and conditions of such Alternative Proposal, in each case as promptly as practical (and in any event within 24 hours) of OUTD’s receipt thereof. OUTD shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits OUTD from providing such information to Parent and shall otherwise keep Parent reasonably informed of the status of any discussions or negotiations.

(c) If at any time following the date of this Agreement and prior to obtaining the OUTD Stockholder Approval (i) OUTD has received a written Alternative Proposal from a third party that the OUTD Board believes in good faith to be bona fide, (ii) such Alternative Proposal did not result from a breach of this Section 6.1 and (iii) the OUTD Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Alternative Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then OUTD may (A) furnish information with respect to OUTD and its Subsidiaries to the Person making such Alternative Proposal and (B) engage and participate in discussions or negotiations with the Person making such Alternative Proposal regarding such Alternative Proposal; provided, that OUTD (x) will not, and will not permit its Subsidiaries to, and will not permit its Representatives to, disclose any non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement with such Person and (y) will promptly (and in any event within 24 hours) provide to Parent any non-public information concerning OUTD or its Subsidiaries provided or made available to such other Person which was not previously made available to Parent.

(d) (i) If a material event, fact, change, development or set of circumstances, in each case, that relates to OUTD, Parent or the transactions contemplated hereby, but does not relate to any Alternative Proposal and which first becomes known to the OUTD Board after the date hereof (or if known, the magnitude or material consequences of which were not known or understood by the OUTD Board as of the date hereof) and prior to obtaining the OUTD Stockholder Approval (an “Intervening Event”) or (ii) if OUTD receives an Alternative Proposal which the OUTD Board concludes in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent in accordance with this Section 6.1(d), then, in each case, the OUTD Board may at any time prior to obtaining the OUTD Stockholder Approval, if it determines in good faith, after consultation with outside legal counsel, that not taking such action would be inconsistent with the fiduciary duties of the OUTD Board to the OUTD stockholders under applicable Law (A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the OUTD Board Recommendation (a “Board Recommendation Change”) or (B) only in the case of clause (ii) of this Section 6.1(d), approve or recommend such Superior Proposal and/or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal pursuant to Section 8.1(e); provided, however, that OUTD shall not terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless at or concurrently with such termination OUTD pays the Termination Fee in full and otherwise complies with the provisions of Section 8.3; and provided, further, that the OUTD Board may not make a Board Recommendation Change pursuant to the foregoing clause (A), approve or recommend any Superior Proposal or terminate this Agreement pursuant to the foregoing clause (B) (x) if, in the case of clause (B), such Superior Proposal resulted from a breach by OUTD of this Section 6.1 and (y) unless, in the case of clauses (A) and (B):

(i) the OUTD Board shall have first provided at least four (4) Business Days prior written notice (a “Notice”) to Parent that it is prepared to take the applicable action in response to an Intervening Event or a Superior Proposal, as applicable, which notice shall (i) describe such Intervening Event or Superior Proposal, as applicable, in reasonable detail, and (ii) in the case of a Superior Proposal, be accompanied by the most current version of all relevant written agreements or proposals relating to the transaction that constitute such Superior Proposal (it being agreed that the Notice and any amendment or update to such Notice and the determination to so deliver such Notice, or update or amend public disclosures with respect thereto shall not constitute a Board Recommendation Change for purposes of this Agreement); and

(ii) Parent does not make, within such four-Business Day period, a binding, written, irrevocable offer to modify the terms of this Agreement that would, in the good faith judgment of the OUTD Board (after consultation with outside legal counsel and financial advisors), cause the Alternative Proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that would obviate the need to make a Board Recommendation Change in the event of an Intervening Event, as applicable, in each case, taking into consideration any risk of non-consummation and all legal, financial, regulatory and other aspects of such proposal. OUTD agrees that, during the four-Business Day period prior to its effecting a Board Recommendation Change or taking another action permitted by clause (B), OUTD and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated hereunder such that the Alternative Proposal in question no longer constitutes a Superior Proposal or that would obviate the need to make a Board Recommendation Change in the event of an Intervening Event. Each successive modification to the price or any other material term of any Alternative Proposal shall constitute a new Acquisition Proposal for purposes of this Section 6.1(d) and shall require a new Notice under Section 6.1(d)(i), if applicable; provided, that, the Notice period shall be shortened in such case from four (4) Business Days to three (3) Business Days, and each reference to four (4) Business Days or a four (4)-Business Day period in this Section 6.1(d) shall be deemed to be three (3) Business Days or a three (3)-Business Day period, as applicable.

(e) Nothing contained in this Agreement shall prohibit OUTD or the OUTD Board from (i) taking and disclosing to the OUTD stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act with respect to an Alternative Proposal or (ii) making any disclosure to the stockholders of OUTD (other than a Board Recommendation Change, which may be made only in accordance with Section 6.1(d)) if OUTD determines in good faith, after consultation with its legal counsel, that such disclosure is required under applicable Law or required under the rules and regulations of any applicable stock exchange (including The NASDAQ Stock Market); provided, however, that any disclosure of a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or an express rejection of any applicable Alternative Proposal together with an express reaffirmation of its recommendation to its stockholders in favor of the Transaction and the Merger shall be deemed to be a Board Recommendation Change.

(f) In the event that OUTD makes a Board Recommendation Change, it shall promptly make a public announcement of such change and such announcement and shall set forth the material reasons for such change.

Section 6.2. Preparation of SEC Documents. As promptly as practicable after the execution of this Agreement, OUTD shall prepare and file with the SEC the proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of OUTD relating to the meeting of OUTD’s stockholders (the “OUTD Stockholders’ Meeting”) to be held to consider the approval of the Merger, and shall use all commercially reasonable efforts to respond (in consultation with Parent and giving due consideration to any comments made by Parent) as promptly as reasonably practicable to any comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement. Parent shall furnish all information as may be reasonably requested by OUTD in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will be made (in each case including documents incorporated by reference therein) without providing Parent with a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to OUTD or Parent, or any of their respective Affiliates, directors or officers, should be discovered by OUTD or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of OUTD. OUTD or Parent, as applicable, will advise the other parties hereto promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement, or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide the other with copies of any written communication between it or any of its Representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with respect to the Proxy Statement or the Merger. OUTD and Parent shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof. Without limiting the generality of the foregoing, Parent shall cooperate with OUTD in the preparation of the Proxy Statement and shall furnish OUTD with all information concerning it and its Affiliates as Parent (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement. OUTD and Parent shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information. OUTD and Parent shall each bear fifty percent (50%) of all fees, costs and expenses of the financial printer and other Persons for the printing and mailing of the Proxy Statement.

Section 6.3. OUTD Board Recommendation. Subject to Section 6.1(d), the OUTD Board shall recommend that OUTD’s stockholders vote in favor of approval of the matters described in Section 3.3(c) (the “OUTD Board Recommendation”) and OUTD, acting through the OUTD Board, shall include in the Proxy Statement such recommendation, and shall otherwise use its reasonable best efforts to obtain OUTD Stockholder Approval.

Section 6.4. OUTD Stockholders’ Meeting. As promptly as practicable after the Proxy Statement is prepared and OUTD has mailed (or otherwise made electronically available) the Proxy Statement to OUTD’s stockholders, OUTD shall take, in accordance with applicable Law and the OUTD Organizational Documents, all action reasonably necessary to convene the OUTD Stockholders’ Meeting to consider and vote upon the approval of the Transaction, to cause such vote to be taken and to obtain the OUTD Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, OUTD may, with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), postpone or adjourn the OUTD Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the OUTD Stockholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure which OUTD has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of OUTD prior to the OUTD Stockholders’ Meeting or (iv) if OUTD has delivered the Notice contemplated by Section 6.1(d) and the time periods contemplated by Section 6.1(d) have not expired.

Section 6.5. Access to Information; Confidentiality; Public Announcements.

(a) Subject to the Confidentiality Agreement and subject to applicable Law, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, each of OUTD and Parent shall, and shall cause its Subsidiaries to, afford to the other party and to the directors, officers, employees, consultants, accountants, counsel, advisors and other agents and representatives of such other party (collectively, “Representatives”), reasonable access at reasonable times during normal business hours on reasonable notice to their respective properties, books, Contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party) and, during such period, each of OUTD and Parent shall, and shall cause its Subsidiaries to, furnish promptly to the other party information concerning its business, properties and personnel, in each case, as such other party may reasonably request; provided, that nothing in this Section 6.5(a) or Section 6.5(b) shall require a party to provide any access, or to disclose any information, if permitting such access or disclosing such information would reasonably be expected to (i) violate applicable Law, (ii) violate any of its obligations with respect to confidentiality (provided that such party shall use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure in a manner that would not violate such obligations) or (iii) result in the loss of attorney-client or similar privilege (provided that such party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). No review pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

(b) Each of Parent, OUTD and Merger Sub shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any non-public information in accordance with the terms of the Confidentiality Agreement.

(c) Except with respect to any Board Recommendation Change made in accordance with the terms of this Agreement, and subject to Section 6.1(e), each of Parent, OUTD and Merger Sub hereby agrees that it shall not, and shall cause its Affiliates and representatives not to, issue or cause the publication of any press release or other public statement or any written communications to investors, employees and vendors with respect to this Agreement or the Transaction without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure (i) is required by applicable Law or the rules and regulations of any applicable stock exchange (including The NASDAQ Stock Market), in which case the party making such determination will use its reasonable best efforts to allow the other parties hereto reasonable time to comment on such release or announcement in advance of its issuance or (ii) contains only information that has already been included in a prior public statement made in accordance with this Section 6.5(c) and such party has provided the other parties hereto with advance notice of such press release or public announcement.

Section 6.6. Antitrust Filings; Reasonable Best Efforts.

(a) Each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and to cause the conditions set forth in Article VII to be satisfied as promptly as practicable. In furtherance and not in limitation of the foregoing, as promptly as practicable after the date hereof (to the extent not made prior to the date hereof), Parent shall (or shall cause its applicable Affiliates to) and OUTD shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction and all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Authorities under Competition Laws relating to the Transaction, (ii) use their reasonable best efforts to obtain all other necessary actions, waivers, consents, licenses, OUTD Permits or Parent Permits, as applicable, authorizations, Orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including filings with Governmental Authorities, if any), (iii) use their reasonable best efforts to obtain all consents, approvals or waivers from third parties that are necessary to consummate the Transaction, (iv) execute, deliver and perform any such additional instruments reasonably necessary to consummate the Transaction and to fully carry out the purposes of this Agreement and (v) use their reasonable best efforts to provide all such information concerning such party, its Subsidiaries, its Affiliates and its Subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in this Section 6.6(a).

(b) Each party shall use its reasonable best efforts to respond at the earliest practicable date to any requests for additional information, including documentary materials, made by the Federal Trade Commission, the United States Department of Justice or any other Governmental Authorities relating to the Transaction, and act in good faith and reasonably cooperate with the other parties in connection with any investigation of any Governmental Authority relating to the Transaction. Each party shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice relating to the Transaction. The parties will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any Competition Law.

(c) Notwithstanding the foregoing, in connection with efforts to obtain the termination or expiration of any waiting period under any applicable Competition Laws, (i) in no event shall “reasonable best efforts” of any party include entering into a consent decree or other commitment containing such party’s agreement to hold separate or divest its or its Subsidiaries’ plants, assets or businesses, or agreeing to any limitations on its or its Subsidiaries’ conduct or actions, and in no event shall any party be required to take any of the foregoing actions and (ii) nothing herein shall require OUTD or Parent to take any action with respect to compliance with Competition Law or the obtaining of any consent, clearance or the expiration of any applicable waiting period under Competition Law which would bind such Person or its Subsidiaries irrespective of whether the Closing occurs.

(d) OUTD and Parent shall each bear fifty percent (50%) of all costs, expenses and fees incurred or payable to any other Person in connection with complying with Section 6.6(a)(i), including filing fees under the HSR Act and under any other applicable antitrust or competition laws.

Section 6.7. Fees and Expenses. Except as set forth in Sections 6.2, 6.6(d), 6.14, 8.3 and 9.16 of this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees or expenses.

Section 6.8. Notification of Certain Matters. OUTD shall give prompt notice to Parent, and Parent shall give prompt notice to OUTD, of any change or event that would have or would reasonably be expected to have, individually or in the aggregate, an OUTD Material Adverse Effect, or an Parent Material Adverse Effect, respectively, or which would be reasonably likely to result in the failure of any of the conditions to the obligations of the other party set forth in Article VII to be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.8 will not limit, expand or otherwise affect the representations, warranties, covenants or agreements of the parties or the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

Section 6.9. Stockholder Litigation. OUTD shall keep Parent reasonably informed with respect to the defense or settlement of any stockholder Action against it and its directors relating to the Transaction. OUTD shall give Parent the opportunity to consult with it regarding the defense or settlement of any such stockholder Action and shall not settle any such Action without the Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.10. Indemnification, Exculpation and Insurance.

(a) Each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume and perform the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time in favor of the current or former directors, managers, members or officers of OUTD and its Subsidiaries that are existing, and any person who becomes a director or officer prior to the Effective Time (each an “Indemnified Party”) as provided in the OUTD Organizational Documents or OUTD Subsidiary Organizational Documents, as applicable, or any indemnification Contract between such Indemnified Party, on the one hand, and OUTD or its Subsidiaries, as applicable, on the other hand (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Effective Time and shall continue in full force and effect in accordance with their terms. For no less than six (6) years after the Effective Time, Parent shall cause the certificate of incorporation and bylaws (or similar organizational documents, as applicable) of the Surviving Corporation and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of OUTD and its Subsidiaries than are presently set forth in the OUTD Organizational Documents or the OUTD Subsidiary Organizational Documents, as applicable.

(b) In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall expressly assume the obligations set forth in this Section 6.10.

(c) Prior to the Effective Time, OUTD and Parent may obtain and fully pay for “tail” insurance policies with a claims period of no more than six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage no less favorable than OUTD’s and Parent’s existing policies, respectively, with respect to matters existing or occurring at or prior to the Effective Time (including with respect to acts and omissions occurring in connection with this Agreement or the transactions or actions contemplated hereby) and, if such policies have been obtained, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect after the Effective Time; provided, however, that in satisfying its obligation under this Section 6.10(c), none of OUTD, Parent or Parent shall pay more than 225% of the annual premium paid as of the date of this Agreement by OUTD or Parent, as applicable, to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, OUTD and Parent shall only be obligated to provide the maximum coverage as may be obtained for such aggregate amount. If, as of the Effective Time, either OUTD or Parent shall not have obtained the “tail” policies described in the previous sentence, for six (6) years after the Effective Time, Parent shall maintain (directly or indirectly through OUTD’s or Parent’s existing insurance programs, as applicable) in effect OUTD’s and Parent’s current directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including with respect to acts and omissions occurring in connection with this Agreement or the transactions or actions contemplated hereby), covering each Person currently covered by OUTD’s and Parent’s directors’ and officers’ liability insurance policy, as applicable, on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor policies of Parent with another insurance company of comparable standing to OUTD’s or Parent’s current insurer, as applicable, and containing terms and conditions, including with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers; provided, further, that in satisfying its obligation under this Section 6.10(c), none of OUTD, Parent or Parent shall pay more than 225% per annum of the annual premiums paid as of the date of this Agreement by OUTD or Parent, as applicable, to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, OUTD and Parent shall only be obligated to provide the maximum coverage as may be obtained for such aggregate amount.

(d) The provisions of this Section 6.10 (i) are intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. The obligations under this Section 6.10 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under a “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such person.

Section 6.11. No Other Representations and Warranties.

(a) Except for the representations and warranties contained in Article IV or the Support Agreement, OUTD acknowledges and agrees that neither Parent nor any other Person on behalf of Parent makes, nor has OUTD relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or with respect to any other information provided to or made available to OUTD in connection with the Transaction. Subject to Section 4.3 and Section 6.2, neither Parent nor any other Person will have or be subject to any liability or indemnification obligation to OUTD or any other Person resulting from the distribution to OUTD, or OUTD’s use of, any such information, including any information, documents, projections, forecasts or other material made available to OUTD in certain data rooms or management presentations in expectation of the Transaction, unless any such information is expressly included in a representation or warranty contained in Article IV or in an applicable section of the Parent Disclosure Schedule.

(b) Except for the representations and warranties contained in Article III, Parent acknowledges and agrees that neither OUTD nor any other Person on behalf of OUTD makes, nor has Parent relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to OUTD or with respect to any other information provided to or made available to Parent in connection with the Transaction. Subject to Section 3.4 and Section 6.2, neither OUTD nor any other Person will have or be subject to any liability or obligation to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent in certain data rooms or management presentations in expectation of the Transaction, unless any such information is expressly included in a representation or warranty contained in Article III or in an applicable section of the OUTD Disclosure Schedule.

Section 6.12. Performance by Parent and Merger Sub. Parent shall cause Parent and Merger Sub to timely perform all of their respective covenants, agreements and obligations under this Agreement and the other agreements contemplated hereby.

Section 6.13. Employee Matters.

(a) For one year following the Effective Time, Parent shall cause each employee of OUTD and its subsidiaries immediately prior to the Effective Time, who continues as an employee of Parent or an applicable subsidiary (including OUTD and its subsidiaries) (such employees, with their eligible dependents, “OUTD Participants”), to be eligible to participate, in either, at Parent’s sole discretion, (i) the OUTD Benefit Plans, excluding any incentive, equity or bonus plans, on substantially the same terms as in effect immediately prior to the Effective Time, or (ii) substantially similar plans or arrangements of Parent or its applicable subsidiary (“Parent Plans”), excluding any incentive, equity or bonus plans, or (c) a combination of clauses (a) and (b) so that the OUTD Participants shall have benefits that are substantially similar in the aggregate to benefits provided to similarly situated employees of Parent under Parent Plans, excluding any incentive, equity or bonus plans. To the extent Parent elects to have the OUTD Participants participate in the Parent Plans following the Closing Date, (i) each OUTD Participant will receive credit for purposes of eligibility to participate and vesting under such for years of service with the Company (or any predecessors) prior to the Closing Date, and (ii) Parent will use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plans that are group health plans in which such OUTD Participants will participate to be waived and will use commercially reasonable efforts to provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date.

(b) From and after the Effective Time, (i) nothing in this Agreement shall prohibit Parent or any of its Affiliates from amending, modifying or terminating, any or all compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by Parent or any of its Affiliates (including, for the avoidance of doubt, OUTD), including each OUTD Benefit Plan, and (ii) nothing in this Agreement shall require Parent or any of its Affiliates to continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement; provided, that notwithstanding the foregoing, Parent shall not take any action that would result in OUTD Participants not receiving substantially similar benefits as similarly situated employees of Parent and its Subsidiaries. Nothing in this Agreement shall (i) be treated as an amendment, modification or creation of any employee benefit plan, program, policy, practice, agreement or arrangement, including of any OUTD Benefit Plan, (ii) create any right or benefit in any Person other than the signatories of this Agreement, (iii) guarantee employment of any employee for any period of time after the Effective Time or preclude the ability of Parent or any of its Affiliates to terminate the employment of any employee, or (iv) create a binding employment agreement with any employee.

Section 6.14. FCC Approval. Except as otherwise contemplated by this Agreement, (i) the parties will cooperate to prepare such application(s) as may be commercially reasonable and necessary for submission to the FCC (the “FCC Application”) in order to obtain the FCC’s approval of the transfer of control of the FCC Authorization (the “FCC Approval”) and will promptly file (no later than 15 Business Days following the date that this Agreement is executed) such FCC Application with the FCC; (ii) each of the Parties will (A) diligently take, or cooperate in the taking of, all necessary, desirable, proper and reasonable best efforts, and provide any additional information, reasonably required or requested by the FCC with respect to the FCC Application; (B) keep the other informed of any material communications (including any meeting, conference or telephonic call) and will provide the other copies of all correspondence between it (or its advisors) and the FCC with respect to the FCC Application; (C) permit the other to review any material communication relating to the FCC Application to be given by it to the FCC; (D) to notify as soon as reasonably practicable the other in the event it becomes aware of any other facts, actions, communications or occurrences that would reasonably be expected to affect FCC approval of the FCC Application; (E) oppose any petitions to deny or other objections filed with respect to the FCC Application and any requests for reconsideration or judicial review of the FCC Approval; and (F) not take any action that would reasonably be expected to materially delay, materially impede or prevent receipt of the FCC Approval. The fees required by the FCC for the filing of the FCC Application will be borne one half by OUTD and one half by Parent.

Section 6.15. Financing Cooperation. Upon the request of Parent, OUTD shall use its commercially reasonable efforts to provide reasonable cooperation in connection with any of Parent’s efforts to arrange and consummate any amendment to, or replacement or supplement of, Parent’s credit facilities in connection with the Transaction; provided that such cooperation does not unreasonably interfere with the ongoing operations of

OUTD and its Subsidiaries. Anything in this Section 6.15 to the contrary notwithstanding, until the Effective Time occurs, neither OUTD nor any of its Subsidiaries, nor any of their respective officers or directors, as the case may be, shall (i) be required to pay any commitment or other similar fee, (ii) enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the Parent credit facilities, (iii) unless promptly reimbursed by Parent, be required to incur any other expenses in connection with the Parent credit facilities or (iv) be required to take any action in his/her capacity as a director of OUTD or any of its Subsidiaries with respect to Parent’s credit facilities. Parent shall promptly, upon request by OUTD, reimburse OUTD for all reasonable and documented out of pocket costs (including reasonable attorneys’ fees) incurred by OUTD or any of its Subsidiaries or their respective Representatives in connection with their respective obligations pursuant to, and in accordance with, this Section 6.15, and shall indemnify and hold harmless OUTD, its Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the arrangement of any amendment to, or replacement or supplement of, Parent’s credit facilities, and any information used in connection therewith (other than information provided by OUTD or any of its Subsidiaries) and all other actions taken by OUTD, its Subsidiaries and their respective Representatives pursuant to this Section 6.15.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1. Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligation of each party to consummate the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law and other than the conditions set forth in Section 7.1(a) which may not be waived by any party) at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The OUTD Stockholder Approval shall have been obtained.

(b) Governmental Consents and Approvals. All filings with, and all consents, approvals and authorizations of, any Governmental Authority required to be made or obtained by Parent, OUTD or any of their Subsidiaries to consummate the Transaction, shall have been made or obtained, except for those the failure of which to be made or obtained does not have and would not reasonably be expected to have, individually or in the aggregate, an Parent Material Adverse Effect and/or an OUTD Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Transaction).

(c) No Injunctions or Restraints. No Law or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal or enjoins the consummation of the Transaction.

(d) Antitrust Waiting Periods. The waiting periods (and any extensions thereof) applicable to Parent, OUTD or any of their respective Affiliates in connection with the Merger under the HSR Act shall have been terminated or shall have expired.

(e) FCC. Either (i) the FCC Approval shall have been granted without any conditions which would have a Material Adverse Effect on the parties on a combined basis after the Merger is completed or (ii) (A) OUTD shall have entered into a lease with a third party or an Affiliate of Parent on terms not less favorable to OUTD than the terms set forth in Schedule 7.1(e) (if any) to gain access to a fixed earth station that enables OUTD to provide the same services it provides pursuant to the FCC Authorization and (B) the FCC Authorization shall have been cancelled.

Section 7.2. Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Transaction are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in (i) Article III (other than those representations and warranties set forth in clauses (ii) and (iii) below) shall be true and correct on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of some other date will be determined as of such date, in all cases, except where the failure of such representations and warranties to be true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, an OUTD Material Adverse Effect (it being agreed that for purposes of this Section 7.2(a), all representations and warranties shall be deemed not to be qualified by any reference to “material,” “Material Adverse Effect” or similar qualifiers other than the representations and warranties in Section 3.4(b)(ii) and Section 3.5(c)); (ii) the first sentence of Section 3.1(a), Section 3.1(b) as it applies to OUTD’s Organizational Documents, Section 3.2 (other than Section 3.2(c), (f) and (g)), Section 3.3(a), Section 3.3(b) and Section 3.3(c) and Section 3.13 shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of some other date will be determined as of such date, and (iii) Section 3.5(c) shall be true and correct in all respects on the date of this Agreement.

(b) Performance of Obligations of OUTD. OUTD shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date (other than obligations under Section 6.8).

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect or circumstance that has had, or would reasonably be expected to have, an OUTD Material Adverse Effect.

(d) Officer’s Certificates. Parent shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of OUTD to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e) FIRPTA Certificate. OUTD shall have delivered to Parent a certificate that interests in OUTD are not U.S. real property interests within the meaning of Section 897(c) of the Code, which certificate shall be provided pursuant to Treasury Regulation Section 1.1445-2(c)(3) and shall conform to Treasury Regulation Section 1.897-2(h).

(f) Payoff Letters. Parent shall have received payoff letters from the lenders under the OUTD Credit Facility which evidence the required payments to satisfy in full the outstanding obligations under the OUTD Credit Facility.

Section 7.3. Additional Conditions to Obligations of OUTD. The obligations of OUTD to effect the Transaction are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in (i) Article IV (other than those representations and warranties set forth in clause (ii) below) shall be true and correct on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of some other date will be determined as of such date, in all cases, except where the failure of such representations and warranties to be true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, an Parent Material Adverse Effect (it being agreed that for purposes of this Section 7.3(a), all representations and warranties shall be deemed not to be qualified by any reference to “material,” “Parent Material Adverse Effect” or similar qualifiers); and (ii) the first sentence of Section 4.1(a), Section 4.1(b), Section 4.2(a), Section 4.2(b) and Section 4.5 shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of some other date will be determined as of such date.

(b) Performance of Obligations of Parent. Parent shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date (other than obligations under Section 6.8).

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect or circumstance that has had, or would reasonably be expected to have, an Parent Material Adverse Effect.

(d) Officer’s Certificates. OUTD shall have received officer’s certificates duly executed by each of the Chief Executive Officer and Chief Financial Officer of Parent to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or (subject to the terms hereof) after obtaining the OUTD Stockholder Approval, by action taken or authorized by the Board of Directors of the terminating party or parties:

(a) by mutual written consent of OUTD and Parent;

(b) by either OUTD or Parent:

(i) if the Transaction shall not have been consummated by the close of business on September 13, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party whose breach of this Agreement was the principal cause of the Closing not to occur;

(ii) if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which Order or other action is final and nonappealable;

(iii) if the OUTD Stockholder Approval shall not have been obtained at the OUTD Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote was taken;

(c) by OUTD upon a breach or violation of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 7.3(a) or Section 7.3(b) and in any such case, such breach or violation shall be incapable of being cured by the Effective Time, or such breach or violation is not cured within 30 days following receipt of written notice by OUTD of such breach or violation;

(d) by Parent upon a breach or violation of any representation, warranty, covenant or agreement on the part of OUTD set forth in this Agreement, which breach or violation would result in the failure to satisfy either of the conditions set forth in Section 7.2(a) or Section 7.2(b) and in any such case, such breach or violation shall be incapable of being cured by the Effective Time, or such breach or violation is not cured within 30 days following receipt of written notice by Parent of such breach or violation;

(e) by OUTD prior to receipt of the OUTD Stockholder Approval, in accordance with Section 6.1(d); or

(f) by Parent if (i) OUTD has delivered a Notice or a Board Recommendation Change has occurred with respect to OUTD, (ii) a tender offer or exchange offer for all outstanding shares of capital stock of OUTD is commenced by a third party and the OUTD Board recommends in favor of such tender offer or exchange offer by its stockholders, (iii) OUTD or the OUTD Board (or any committee thereof) approves or recommends, or enters into or allows OUTD or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Alternative Proposal (other than an Acceptable Confidentiality Agreement), (iv) within five (5) Business Days of a written request by Parent for OUTD to reaffirm the OUTD Board Recommendation following the date any Alternative Proposal or any material modification thereto is first published or sent or given to the stockholders of OUTD, OUTD fails to issue a press release that reaffirms the OUTD Board Recommendation, (v) OUTD shall have failed to include in the Proxy Statement distributed to its stockholders the OUTD Board Recommendation or (vi) OUTD or the OUTD Board (or any committee thereof) shall publicly propose any of the foregoing.

Any party terminating this Agreement pursuant to paragraphs (b)-(f) of this Section 8.1 shall give written notice of such termination to the other parties in accordance with this Agreement, which written notice shall specify the provision or provisions hereunder pursuant to which such termination is being effected.

Section 8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (a) as set forth in Section 6.5(b), Section 6.7, Section 8.3 and this Section 8.2, as well as the rest of Article IX to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement and (b) that nothing herein shall relieve any party from liability for any willful and material breach of any representation, warranty or covenant of such party contained herein prior to the termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. For purposes of this Section 8.2, a “willful and material breach” shall mean a material breach of this Agreement that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or a failure to take such act would, or would be reasonably expected to, result in a material breach of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit the rights of any party under Section 9.15 prior to the termination of this Agreement.

Section 8.3. Termination Fee. Notwithstanding anything to the contrary set forth in this Agreement:

(a) OUTD shall pay a fee to Parent in the amount of One Million Dollars ($1,000,000) (such amount, the “Termination Fee”), if:

(i) OUTD terminates this Agreement pursuant to Section 8.1(e);

(ii) Parent terminates this Agreement pursuant to Section 8.1(f); or

(iii) (A) OUTD or Parent terminates this Agreement pursuant to Section 8.1(b)(iii), (B) at the time of such termination (or, if applicable the OUTD Stockholders’ Meeting) an Alternative Proposal shall have been proposed to OUTD or the OUTD Board or publicly announced and (C) within 12 months following the date of such termination, OUTD shall have entered into a definitive agreement with respect to an Alternative Proposal (and such transaction is subsequently consummated) or an Alternative Proposal shall have been consummated; provided, however, that for purposes of clause (C) of this Section 8.3(a)(iii), the references to “25%” in the definition of Alternative Proposal shall be deemed to be references to “50%”.

(b) OUTD shall pay the Termination Fee by wire transfer of immediately available funds (i) at or concurrently with the termination of this Agreement as set forth in Section 6.1(d) in the case of Section 8.3(a)(i), (ii) within two (2) Business Days following the termination of this Agreement in the case of Section 8.3(a)(ii) and (iii) within two Business Days of the event giving rise to the payment of the Termination Fee in the case of Section 8.3(a)(iii). For the avoidance of doubt, any payment to be made by OUTD under this Section 8.3 shall be payable only once to Parent with respect to this Section 8.3 and not in duplication even though such payment may be payable under one or more provisions hereof.

(c) The parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If OUTD fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount at the prime lending rate prevailing at such time as published in the Wall Street Journal from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment. If, in order to obtain such payment, Parent commences a suit that results in judgment for Parent for such amount, OUTD shall pay Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit. Each of the parties further acknowledges that the payment of the Termination Fee by OUTD is not a penalty, but is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such fees or expenses are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(d) The parties further acknowledge and agree that in no event shall any former, current or future direct or indirect equity holders, controlling Persons, representatives, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of OUTD or Parent (collectively, “Non-Recourse Parties”) have any other liability relating to or arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, and no party hereto, its Subsidiaries or any of their Affiliates shall seek (and such party shall cause its controlled Affiliates not to seek) any monetary damages or any other recovery, judgment, or damages of any kind against any of the Non-Recourse Parties, and such party, its Subsidiaries and their Affiliates shall be precluded from any remedy against any of the Non-Recourse Parties at law or in equity or otherwise.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement that by its terms contemplates performance after the Effective Time.

Section 9.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed), sent by a nationally recognized overnight courier (providing proof of delivery), or mailed in the United States by certified or registered mail, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to OUTD, to:

Outdoor Channel Holdings, Inc.

43455 Business Park Drive

Temecula, CA 92590

Fax No: (951) 676-9260

Attention: Catherine Lee, General Counsel

with copies (which shall not constitute notice hereunder) to:

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Fax No: (415) 947-2099

Attention: Robert T. Ishii, Esq.

and

Wilson Sonsini Goodrich & Rosati, P.C.

12235 El Camino Real, Suite 200

San Diego, CA 92130

Fax No: (858) 350-2399

Attention: Martin J. Waters, Esq.

(b)	if to Parent or Merger Sub, to:

Kroenke Sports & Entertainment, LLC

1000 Chopper Circle

Denver, CO 80204

Attention: James A. Martin

Fax No: (720) 931-2027

Attention: Stephen Stieneker

Fax No: (720) 931-1981

with a copy (which shall not constitute notice hereunder) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019-6150

Fax No: (212) 403-2000

Attention: Andrew J. Nussbaum, Esq.

Section 9.3. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Acceptable Confidentiality Agreement” means an agreement, including any waivers or amendments, that is either (a) in effect as of the execution and delivery of this Agreement or (b) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case that contains confidentiality and standstill provisions that are no less favorable to OUTD than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement need not contain any “standstill” or similar provision that would prohibit the counter party from making an Alternative Proposal.

“Action” means any action, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, arbitration, mediation or other proceeding, in each case before any Governmental Authority, whether civil, criminal, administrative or otherwise, in Law or in equity.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Alternative Proposal” means with respect to OUTD, any proposal or offer from any third party relating to, or the public announcement or other public disclosure of the intention to undertake or engage in, (a) any transaction involving the merger, amalgamation, consolidation, arrangement, business combination, share exchange, take-over bid, going private transaction, tender offer, exchange offer, or sale of OUTD, (b) the acquisition (by lease, license, long-term supply agreement or other arrangement having the same economic effect as an acquisition), exchange or transfer directly or indirectly of assets or businesses (including by spin-off or split-off) that constitute or generate 25% or more of the total revenue, net income or assets of OUTD and its Subsidiaries, taken as a whole, immediately prior to such acquisition, exchange or transfer or (c) the acquisition of 25% or more of the issued and outstanding capital stock or other securities (including options, rights or warrants to purchase, or securities convertible into such securities) or voting interests in OUTD, (d) any liquidation, dissolution or winding up of OUTD or (e) a similar transaction or series of transactions, involving OUTD or any of its Subsidiaries having the effect of clauses (b) or (c) above; provided, however, that the term “Alternative Proposal” shall not include the Merger or the Transaction.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banking institutions are required or authorized by law to be closed in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Laws” mean the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, Orders, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 1, 2013, by and between OUTD and Parent, as thereafter may be amended.

“Contract” means any written or oral agreement, arrangement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license or sublicense.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Employee Benefit Plan” means any material “employee benefit plan” as defined in Section 3(3) of ERISA and each other material pension, bonus, profit sharing, stock option, stock appreciation right, stock bonus, employee stock ownership, incentive compensation, deferred compensation, savings, welfare, employment, severance, change-in-control, supplemental unemployment, layoff, salary continuation, retirement, health, dental, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, or fringe benefit plan, or other material employee benefit plan, program, arrangement or agreement (including any “multiemployer plan” as defined in Section 3(37) of ERISA), whether written or unwritten, qualified or non-qualified, funded or unfunded.

“Environmental Laws” means any and all applicable federal, state, foreign, interstate, local or municipal Laws, rules, Orders, regulations, statutes, ordinances, codes, injunctions, decrees and requirements of any Governmental Authority, any and all common Law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning (a) pollution, (b) any Hazardous Materials or (c) protection of human health, safety or the environment, as currently in effect.

“Environmental Liabilities” means, with respect to any Person, any and all liabilities of such Person or any of its Subsidiaries (including any entity that is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), which arise under or relate to matters covered by Environmental Laws or arise out of, are based on or result from the presence, Release, or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by OUTD or its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the regulation promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity and its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means any United States federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Hazardous Materials” means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws including, but not limited to, petroleum, petroleum products, friable asbestos, urea-formaldehyde, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other liabilities that would be reflected as current liabilities on a balance sheet prepared in accordance with GAAP arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any reimbursement, payment or similar obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (g) interest rate swap agreements and (h) any binding obligation of such Person (or its Subsidiaries) to guarantee any of the types of payments described in the foregoing clauses on behalf of any other Person.

“Intellectual Property” means all intellectual property or proprietary rights of any kind in any jurisdiction, including all (a) copyrights, (b) patents and industrial designs (including all divisions, continuations, continuations-in-part, or patents issued thereon or reissues thereof), (c) Software, (d) Trademarks, (e) Trade Secrets and (f) all registrations and applications relating to any of the foregoing.

“IRS” means the Internal Revenue Service.

“Law” means any statute or law (including common law), constitution, code, ordinance, rule, treaty or regulation and any Order.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest, covenant, restriction, easement or encumbrance of any kind in respect of such asset.

“Material Television Distributor” means each of the following entities and each of the respective Affiliates, successors and assigns thereof: Comcast Cable Communications, LLC; DIRECTV, Inc.; DISH Network, L.L.C.; Time Warner Cable Inc.; Cox Communications, Inc.; Verizon Corporate Services Group, Inc.; Charter Communications Holding Company, LLC; AT&T Services, Inc.; CSC Holdings, LLC; National Cable Television Cooperative, Inc.; Bright House Networks, LLC; Cequel III Programming, LLC dba Suddenlink Communications; Mediacom LLC and Mediacom Broadband LLC; and Midcontinent Communications.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena, assessment, writ or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“OUTD Affiliation Agreements” means all the carriage, affiliation, distribution and similar agreements for the retransmission or other distribution of the OUTD Network in the United States, its territories and/or possessions on a linear or non-linear (including video-on-demand or online) basis to which OUTD or its Affiliates is a party, including new, replacement or extension agreements, in each case, solely to the extent relating to the OUTD Network.

“OUTD Benefit Plan” means any Employee Benefit Plan with respect to which OUTD or any of its Subsidiaries have any obligations or liabilities, including any Employee Benefit Plan that has been adopted or maintained by OUTD, any of its Subsidiaries or any ERISA Affiliate, or with respect to which OUTD or any of its Subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of any current or former employee, director, consultant or member of OUTD or any of its Subsidiaries.

“OUTD Common Stock” means the common stock, par value $0.001 per share, of OUTD.

“OUTD Credit Facility” means the revolving line of credit agreement with U.S. Bank, N.A.

“OUTD Disclosure Schedule” means the Disclosure Schedule prepared by OUTD and delivered to Parent on or prior to the date of this Agreement.

“OUTD Existing Content Agreements” means any Contract (i) granting to OUTD any rights to broadcast, record, exploit or otherwise use any event, series of events, programming or other content of any kind or nature, (ii) granting to OUTD any rights to the services of, or content developed or produced by, any talent, whether on-air or otherwise, (iii) relating to the development, financing or production of any programming by OUTD and (iv) whereby OUTD grants to any third party the right to distribute, broadcast, exploit or otherwise use any such programming (other than OUTD Affiliation Agreements).

“OUTD Material Affiliation Agreements” means each OUTD Affiliation Agreement with any Material Television Distributor.

“OUTD Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, (i) is materially adverse to the business, results of operations or financial condition of OUTD and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an “OUTD Material Adverse Effect” for purposes of this clause (i): any event, circumstance, change, development or effect to the extent arising out of or resulting from (A) changes in the market price or trading volume of OUTD Common Stock (it being understood that the factors giving rise to or contributing to any such change that are not otherwise excluded from the definition of “OUTD Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, an OUTD Material Adverse Effect), (B) changes in the United States or global economy or capital, financial, banking, credit or securities markets generally, (C) any act of war or armed hostilities or the occurrence of acts of terrorism or sabotage in each case, in the U.S., (D) the announcement of this Agreement or the announcement or pendency of the Transaction (provided, that this clause (D) shall not preclude any undisclosed contractual consequences that arise under the terms of any Contract to which OUTD or any of its Subsidiaries is a party solely as a result of the execution of this Agreement or consummation of the Transaction from being considered in determining whether there has been an OUTD Material Adverse Effect), (E) changes in applicable Law or in the interpretation thereof, (F) changes in GAAP (or in the interpretation thereof) or accounting principles, practices or policies that are imposed on OUTD or any of its Subsidiaries, (G) changes in general economic, legal, tax, regulatory or political conditions in the geographic regions in which OUTD and its Subsidiaries operate or the market for OUTD’s products, (H) any action taken by OUTD or its Subsidiaries with the prior written consent of Parent; (I) any failure of OUTD to meet published analysts estimates, internal and external financial projections or forecasts (it being understood that the factors giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “OUTD Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, an OUTD Material Adverse Effect); provided, however, that such matters in the case of clauses (B), (C), (E), (F) and (G) shall be taken into account in determining whether there has been or will be a “OUTD Material Adverse Effect” to the extent, but only to the extent, of any disproportionate impact on OUTD and its Subsidiaries, taken as a whole, relative to other participants operating in the same industries and the geographic markets of OUTD and its Subsidiaries, or (ii) would have, or be reasonably likely to have, a material adverse effect on the ability of OUTD to perform its obligations under this Agreement or to consummate the Transaction prior to the Termination Date.

“OUTD Network” means the national television network distributed by OUTD as of the date hereof under the name “Outdoor Channel.”

“OUTD Preferred Stock” means the Preferred Stock, par value $0.001 per share, of OUTD.

“OUTD Subsidiary” means a Subsidiary of OUTD.

“Parent Disclosure Schedule” means the Disclosure Schedule prepared by Parent and delivered to OUTD on or prior to the date of this Agreement.

“Parent Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, (i) is materially adverse to the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an “Parent Material Adverse Effect” for purposes of this clause (i): any event, circumstance, change, development or effect to the extent arising out of or resulting from (A) changes in the United States or global economy or capital, financial, banking, credit or securities markets generally, (B) any act of war or armed hostilities or the occurrence of acts of terrorism or sabotage in each case, in the U.S., (C) the announcement or pendency of this Agreement or the announcement of the Transaction (provided, that this clause (C) shall not preclude any undisclosed contractual consequences that arise under the terms of any Contract to which Parent or any of its Subsidiaries is a party solely as a result of the execution of this Agreement or consummation of the Transaction from being considered in determining whether there has been an Parent Material Adverse Effect), (D) changes in applicable Law or in the interpretation thereof, (E) changes in GAAP (or in the interpretation thereof) or accounting principles, practices or policies that are imposed on Parent or any of its Subsidiaries, (F) changes in general economic, legal, tax, regulatory or political conditions in the geographic regions in which Parent and its Subsidiaries operate or the market for Parent’s products, (G) any action taken by Parent or its Subsidiaries with the prior written consent of OUTD, or (H) any failure of Parent to meet financial projections or forecasts (it being understood that the factors giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, an Parent Material Adverse Effect); provided, however, that such matters in the case of clauses (A), (B), (D), (E) and (F) shall be taken into account in determining whether there has been or will be an “Parent Material Adverse Effect” to the extent, but only to the extent, of any disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to other participants operating in the same industries and the geographic markets of Parent and its Subsidiaries, or (ii) would have, or be reasonably likely to have, a material adverse effect on the ability of Parent to perform its obligations under this Agreement or to consummate the Transaction prior to the Termination Date.

“Permitted Liens” means, with respect to OUTD or Parent, as applicable, (i) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by such Person or any of its Subsidiaries and for which such Person or its applicable Subsidiary has established adequate reserves, (ii) Liens for Taxes that are not due and payable, are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty and for which there has been established adequate reserves, (iii) Liens that are reflected as liabilities on its most recent audited balance sheet and the existence of which is referred to in the notes to such balance sheet, (iv) all non-monetary exceptions to title insurance coverage that customarily or of necessity are not or cannot be removed (such as rights or instruments that are recorded against the Real Property owned by such Person), (v) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (vi) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (vii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (viii) restrictions on transfer of securities imposed by applicable state and federal securities Laws, (ix) Liens created under the OUTD Credit Facility, and (x) other non-monetary imperfections of title or encumbrances, if any, that, individually or in the aggregate have not had, and would not reasonably be expected to have, an OUTD Material Adverse Effect or an Parent Material Adverse Effect, as applicable.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Authority.

“Real Property” shall mean all land, together with all interests in buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto and all leasehold and subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migrating into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer programs, software and databases, and all documentation related to any of the foregoing, excluding any generally available commercial software licensed on non-negotiated terms for a one-time license fee less than $10,000.

“SOX Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any specified Person, (a) a corporation of which more than 50% of the voting or capital stock is, as of the time in question, directly or indirectly owned by such Person and (b) any partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than 50% of the equity or economic interest thereof or has the power to elect or direct the election of more than 50% of the members of the governing body of such entity.

“Superior Proposal” means, with respect to OUTD, any bona fide written Alternative Proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (a) assets that constitute more than 50% of the total consolidated assets of OUTD and its Subsidiaries, taken as a whole, or (b) more than 50% of the OUTD Common Stock, in each case, on terms that the OUTD Board determines in good faith, after consultation with outside legal counsel and financial advisors, taking into account all terms and conditions of such Alternative Proposal determined by the OUTD Board to be relevant and this Agreement (as it may be proposed to be amended), (i) to be more favorable, from a financial point of view, to OUTD’s stockholders than the terms of this Agreement (as it may be proposed to be amended) and (ii) is reasonably capable of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such Alternative Proposal determined by the OUTD Board to be relevant and the Person making such Alternative Proposal.

“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Trade Secrets” mean trade secrets and other confidential information, including technology, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“Trademarks” mean trademarks, service marks, trade names, trade dress, domain names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing.

“Transaction” means the Merger and all other transactions contemplated by this Agreement and the Transaction Documents to be consummated at the Closing.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the OUTD Disclosure Schedule and the Parent Disclosure Schedule, the Support Agreement, and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub or OUTD in connection with the Transaction.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

Section 9.4. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Agreement	Preamble
Board Recommendation Change	6.1(d)
Closing	1.2
Closing Date	1.2
Dissenting Shares	2.1(c)
Effective Time	1.1(b)
Exchange Agent	2.2(a)
FCC	3.22
FCC Application	6.14
FCC Approval	6.14
FCC Authorization	3.22
Indemnified Party	6.10(a)
Intervening Event	6.1(d)
Licensed OUTD Intellectual Property	3.10(a)
Line of Business	3.8(a)(iii)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Filing	1.1(b)
Merger Sub	Preamble
Non-Recourse Parties	8.3(d)
Notice	6.1(d)(i)
OUTD	Preamble
OUTD Board	Recitals
OUTD Board Recommendation	6.3
OUTD Certificate	2.1(a)
OUTD Charter	3.1(b)
OUTD Equity Award	2.3(b)
OUTD Financial Statements	3.4(b)
OUTD Incentive Plan	2.3(a)
OUTD Intellectual Property	3.10(a)
OUTD IP Licenses	3.10(c)

Term	Section
OUTD Leased Property	3.11(b)
OUTD Material Contracts	3.8(b)
OUTD Organizational Documents	3.1(b)
OUTD Owned Property	3.11(a)
OUTD Participants	6.13(a)
OUTD Permits	3.6(a)
OUTD Property	3.11(b)
OUTD Real Property Lease	3.11(b)
OUTD Registered Intellectual Property	3.10(b)
OUTD SEC Reports	3.4(a)
OUTD Significant Subsidiaries	3.1(a)
OUTD Stock Option	2.3(a)
OUTD Stockholder Approval	3.3(c)
OUTD Stockholders’ Meeting	6.2
OUTD Subsidiary Organizational Documents	3.1(b)
OUTD Voting Debt	3.2(d)
Outside Date	8.1(b)(i)
Owned OUTD Intellectual Property	3.10(a)
Parent	Preamble
Parent Board	Recitals
Parent Members	Recitals
Parent Organizational Documents	4.2(b)
Personal Information	3.10(j)
Privacy Policy	3.10(j)
Proxy Statement	6.2
Representatives	6.5(a)
Support Agreement	Recitals
Surviving Corporation	1.1(a)
Takeover Statute	3.13
Termination Fee	8.3(a)
Time-Buy Agreements	3.8(a)(xi)

Section 9.5. Interpretation. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:

(a) The article and section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation hereof.

(b) When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference shall be to an article or a section, paragraph, exhibit or schedule hereof unless otherwise clearly indicated to the contrary.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g) A reference to “$,” “U.S. dollars” or “dollars” shall mean the legal tender of the United States of America.

(h) A reference to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified.

(i) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(j) Unless otherwise defined, a reference to any accounting term shall have the meaning as defined under GAAP.

(k) The parties have participated jointly in the negotiation and drafting of this Agreement (including the Schedules and Exhibits hereto). In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof.

(l) Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(m) The phrases “made available to Parent” and “provided to Parent” when used herein, shall mean copies of the subject document were either (i) uploaded to certain data rooms prior to the date of this Agreement accessible by Parent, (ii) made publicly available as an exhibit to OUTD’s annual report on Form 10-K for the fiscal year ended December 31, 2011 or to any subsequently filed Form 10-Q filed by OUTD with the SEC prior to the date hereof or (ii) otherwise provided to Parent.

(n) The phrases “made available to OUTD” and “provided to OUTD” when used herein, shall mean copies of the subject document (i) were uploaded to certain data rooms prior to the date of this Agreement accessible by OUTD and/or (ii) otherwise provided to OUTD.

Section 9.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, and all of which together will be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. For purposes of this Agreement, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

Section 9.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Documents (including the Confidentiality Agreement and the documents and instruments referred to herein) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for, after the Effective Time, the rights of OUTD’s stockholders to receive the Merger Consideration as specified in Section 2.1, and the rights of OUTD’s and Parent’s current directors and officers under Section 6.10, this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8. Governing Law. This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in Law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware, without regard to its rules regarding conflicts of Law to the extent that the application of the Laws of another jurisdiction would be required thereby.

Section 9.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party, provided that either of Parent or Merger Sub may assign any of its respective rights and obligations to any Affiliate of Parent, provided however that no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transaction, or for recognition and enforcement of any judgment in respect of this Agreement or the Transaction and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Transaction in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or the Transaction, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.10, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement or the Transaction or the subject matter hereof, may not be enforced in or by such courts.

Section 9.11. Effect of Disclosure. The disclosure of any matter in OUTD Disclosure Schedule or the Parent Disclosure Schedule shall expressly not be deemed to constitute an admission by OUTD or Parent, respectively, or to otherwise imply, that any such matter is material for the purpose of this Agreement.

Section 9.12. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

Section 9.13. Waiver and Amendment; Remedies Cumulative. Subject to applicable Law, (a) any provision of this Agreement (other than Section 7.1(a)) or any inaccuracies in the representations and warranties of any of the parties or compliance with any of the agreements or conditions contained in this Agreement may be waived or (b) the time for the performance of any of the obligations or other acts of the parties here may be extended at any time prior to Closing. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom waiver is sought; provided, that any extension or waiver given in compliance with this Section 9.13 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Subject to applicable Law, any of the provisions of this Agreement (other than Section 7.1(a) and the first sentence of this Section 9.13) may be amended at any time, whether before or after the receipt of the OUTD Stockholder Approval, by the mutual written agreement of Parent and OUTD; provided, however, that after the OUTD Stockholder Approval has been obtained, no such amendment shall be made which by law requires further stockholder approval without such approval. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

Section 9.14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION OR THE ACTIONS OF PARENT, OUTD OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 9.15. Specific Performance.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by any party. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled to at Law or in equity.

(b) Notwithstanding the parties’ rights to specific performance or injunctive relief pursuant to this Section 9.15(a), each party may pursue any other remedy available to it at Law or in equity, including monetary damages.

Section 9.16. Other. In the event of a dispute between any of the parties hereto with respect to obligations under this Agreement, the prevailing party in any action or proceeding in connection therewith shall be entitled to recover from such other party its costs and expenses incurred in connection with such action or proceeding, including, without limitation, reasonable legal fees and associated costs.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

KROENKE SPORTS & ENTERTAINMENT, LLC

By:	/s/ James A. Martin
Name:	James A. Martin
Title:	President and Chief Executive Officer

KSE MERGER SUB, INC.

By:	/s/ James A. Martin
Name:	James A. Martin
Title:	President

OUTDOOR CHANNEL HOLDING, INC.

By:	/s/ Perry T. Massie
Name:	Perry T. Massie
Title:	Co-Chairman of the Board of Directors

[Signature Page to Agreement and Plan of Merger]

ANNEX B

[LETTERHEAD OF LAZARD FRERES & CO. LLC]

The Board of Directors

Outdoor Channel Holdings, Inc.

43455 Business Park Drive

Temecula, California 92590

Dear Board of Directors:

We understand that Outdoor Channel Holdings, Inc., a Delaware corporation (“Outdoor Channel”), Kroenke Sports & Entertainment, LLC, a Delaware limited liability company (“Kroenke”), and KSE Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Kroenke (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Kroenke will acquire Outdoor Channel. As more fully described in the Agreement, Merger Sub will be merged with and into Outdoor Channel (the “Merger”) pursuant to which each outstanding share of the common stock, par value $0.001 per share, of Outdoor Channel (“OC Common Stock”), other than shares of OC Common Stock held by holders who are entitled to and properly demand an appraisal of their shares of OC Common Stock (such holders, together with affiliates of Kroenke who hold shares of OC Common Stock, collectively, “Excluded Holders”), will be converted into the right to receive $8.75 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of OC Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Merger.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, provided to us on March 12, 2013, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Outdoor Channel;

(iii)	Reviewed various financial forecasts and other data provided to us by Outdoor Channel relating to the business of Outdoor Channel;

(iv)	Held discussions with members of senior managements of Outdoor Channel with respect to the business and prospects of Outdoor Channel;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Outdoor Channel;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Outdoor Channel;

(vii)	Reviewed historical stock prices and trading volumes of OC Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of

The Board of Directors

Outdoor Channel Holdings, Inc.

March 12, 2013

any of the assets or liabilities (contingent or otherwise) of Outdoor Channel or concerning the solvency or fair value of Outdoor Channel, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of Outdoor Channel, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Outdoor Channel. We assume no responsibility for and express no view as to any forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of OC Common Stock may trade at any time subsequent to announcement of the Merger. Our opinion does not address the relative merits of the Merger as compared to any other transaction or business strategy in which Outdoor Channel might engage or the merits of the underlying decision by Outdoor Channel to engage in the Merger.

In rendering our opinion, we have assumed, with the consent of Outdoor Channel, that the Merger will be consummated on the terms described in the Agreement without any waiver or modification of any material terms or conditions. Representatives of Outdoor Channel have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Outdoor Channel, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Merger will not have an adverse effect on Outdoor Channel or the Merger. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Outdoor Channel obtained such advice as it deemed necessary from qualified professionals.

We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Merger, including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any support agreement or other agreements or arrangements entered into in connection with, or contemplated by, the Merger. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Outdoor Channel in connection with the Merger and will receive a fee for such services contingent upon the closing of the Merger. We also acted as financial advisor to Outdoor Channel in connection with Outdoor Channel’s previously announced and subsequently terminated proposed transaction with InterMedia Outdoors Holdings, LLC. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by current and former managing directors of Lazard) and their respective affiliates may actively trade securities of Outdoor Channel and certain affiliates of Kroenke for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and also may trade and hold securities on behalf of Outdoor Channel, Kroenke and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Outdoor Channel (in its capacity as such) and our opinion is rendered to the Board of Directors of Outdoor Channel in connection with its evaluation of the Merger. Our opinion is not intended to and does not constitute a

The Board of Directors

Outdoor Channel Holdings, Inc.

March 12, 2013

recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of OC Common Stock (other than Excluded Holders) in the Merger is fair, from a financial point of view, to such holders.

Very truly yours, LAZARD FRERES & CO. LLC

By	/s/ Ajay Yadav
Ajay Yadav Managing Director

ANNEX C

Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 am (Pacific Time) on [ ], 2013.
Vote by Internet
•Go to www.investorvote.com/OUTD
•Or scan the QR code with your smartphone
•Follow the steps outlined on the secure website
Vote by telephone
•Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone •Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposal 1, 2 and 3.
+

		For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger, dated as of March 13, 2013, by and among Outdoor Channel Holdings, Inc., Kroenke Sports & Entertainment, LLC, and KSE Merger Sub, Inc.	☐	☐	☐
2.	To approve, on an advisory, non-binding basis, the “golden parachute” compensation payable or that could become payable to Outdoor Channel Holdings, Inc.’s named executive officers in connection with the merger persuant to pre-existing arrangements with those individuals.	☐	☐	☐
3.	To approve an adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to vote in favor of the adoption of the Agreement and Plan of Merger.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by a duly authorized person. If signed by a limited liability company, please sign in limited liability company name by a duly authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — OUTDOOR CHANNEL HOLDINGS, INC.

SPECIAL MEETING OF STOCKHOLDERS

[            ], 2013

This Proxy is solicited by the Board of Directors for use at the Outdoor Channel Holdings, Inc. Special Meeting of Stockholders on [             ], 2013 or any postponement(s) or adjournment(s) thereof.

The undersigned, having read the Notice of Special Meeting of Stockholders and Proxy Statement dated [            ], 2013, receipt of which is hereby acknowledged, does hereby appoint and constitute PERRY T. MASSIE, ROGER L. WERNER, JR. and THOMAS E. HORNISH, and each or any of them, the attorneys and proxies of the undersigned, with full power of substitution to each, for and in the name of the undersigned to vote and act at the Special Meeting of Stockholders of Outdoor Channel Holdings, Inc. to be held at 43455 Business Park Drive, Temecula, CA 92590, on [            ], 2013, beginning at 9:00 a.m., Pacific Time, and at any postponement or adjournment thereof, with respect to all shares of common stock, par value $0.001 per share, of Outdoor Channel Holdings, Inc., standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, with all the powers that the undersigned would possess if personally present and acting, as indicated on the reverse. They are also given authority to transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed below. If no direction is made, this Proxy will be voted as the Board of Directors recommends.

(IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE)

SEE REVERSE SIDE